Exhibit 4.2

Execution Version

Modine Manufacturing Company

$125,000,000 6.83% Secured Senior Notes, Series A, due August 12, 2020

$50,000,000 5.75% Secured Senior Notes, Series B

and

Private Shelf Facility

Amended and Restated Note Purchase and Private Shelf Agreement

Dated as of November 15, 2016

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

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Schedule A	—	Information Relating To Purchasers

Information Schedule

Schedule B	—	Defined Terms

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 10.2	—	Existing Debt

Schedule 10.4	—	Existing Liens

Schedule 10.7	—	Transactions with Affiliates

Schedule 10.12	—	Investments

Exhibit 1(a)	—	Form of Series A Note

Exhibit 1(b)	—	Form of Series B Note

Exhibit 1(c)	—	Form of Shelf Note

Exhibit 2.2(c)	—	Form of Request for Purchase

Exhibit 2.2(e)	—	Form of Confirmation of Acceptance

Exhibit 4.1(d)	—	Form of Opinion of Special Counsel for the Company (Amendment and Restatement)

Exhibit 4.2(d)	—	Form of Opinion of Special Counsel for the Company (Closing Day)

Exhibit 4.2(k)	—	Form of Confirmation of Guaranty

Exhibit 9.8	—	Form of Guaranty Agreement

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Modine Manufacturing Company
1500 DeKoven Avenue
Racine, Wisconsin 53403-2552

$125,000,000 6.83% Secured Senior Notes, Series A, due August 12, 2020
$50,000,000 5.75% Secured Senior Notes, Series B
and
Private Shelf Facility

Dated as of November 15, 2016

To: PGIM, Inc. (“Prudential”);

Each of the holders of the Existing Series A Notes
party hereto (the “Existing Holders”);

Each of the Purchasers Listed in
Schedule A Hereto as Purchasers of
Series B Notes (the “Initial Purchasers”); and

each other Prudential Affiliate (as hereinafter
defined) which becomes bound by certain provisions
of this Agreement as hereinafter provided (together
the Existing Holders and the Initial Purchasers, each a “Purchaser” and collectively, the “Purchasers”)

Ladies and Gentlemen:

Modine Manufacturing Company, a Wisconsin corporation (the “Company”), agrees with Prudential and each of the Purchasers as follows:

Introduction

The Company, Prudential and the Existing Holders are parties to that certain Note Purchase and Private Shelf Agreement, dated as of August 12, 2010 (as amended prior to the date hereof, the “Existing Note Agreement”), under which the Company has issued and sold, and the Existing Holders have purchased, the Existing Series A Notes (defined below).

The Company, Prudential and the Existing Holders desire to enter into this Agreement so as to, among other things, (i) provide for the issuance and sale of the Series B Notes, (ii) amend and restate the Existing Note Agreement to read as set forth herein and (iii) provide that the Existing Series A Notes shall be deemed to be outstanding under and subject to the terms of this Agreement.

Section 1.	Amendment and Restatement; Authorization of Notes.

Section 1.1           Amendment and Restatement; Existing Series A Notes.

(a)           Amendment and Restatement of Existing Note Agreement.  Effective upon the execution and delivery hereof by the Company, Prudential and the Existing Holders and the satisfaction of the conditions set forth in Section 4.1 hereof, the Company, Prudential and the Existing Holders agree that the Existing Note Agreement shall be amended and restated in its entirety to read as set forth in this Agreement.

(b)           Existing Series A Notes.  Effective upon the satisfaction of the conditions set forth in Section 4.1 hereof, the Company, Prudential and the Existing Holders agree that each of the Existing Series A Notes shall be deemed to be outstanding under this Agreement and be entitled to the benefits hereof and all references therein to the “Agreement”, as defined in any Existing Series A Note, shall be deemed to be references to this Agreement; provided, that, upon the reasonable request of any holder of an Existing Series A Note, the Company agrees to provide a substitute Series A Note in the form for the Series A Notes attached hereto.

Section 1.2           Series A Notes; Series B Notes.

(a)           Series A Notes. Under the Existing Note Agreement, the Company authorized and issued its 6.83% Secured Senior Notes, Series A, due August 12, 2020 (the “Existing Series A Notes”), in the original aggregate principal amount of $125,000,000, of which $121,000,000 aggregate principal amount is now outstanding.  The terms “Series A Note” and “Series A Notes” as used herein shall include each Existing Series A Note delivered pursuant to any provision of the Existing Note Agreement and each Series A Note delivered in substitution or exchange for any such Series A Note pursuant to any such provision of this Agreement.  The Series A Notes shall be substantially in the form of Exhibit 1(a).

(b)           Authorization of Issue of Series B Notes.  The Company will authorize the issue and sale of $50,000,000 aggregate principal amount of its 5.75% Secured Senior Notes, Series B, due on the Series B Maturity Date (the “Series B Notes,” such term to include any such notes issued in substitution therefor pursuant to Section 13).  The Series B Notes shall be substantially in the form set out in Exhibit 1(b).

Section 1.3           Authorization of Issue of Shelf Notes.  The Company will authorize the issue of its additional senior promissory notes (the “Shelf Notes,” such term to include any such notes issued in substitution thereof pursuant to Section 13) in an aggregate principal amount of $0, to be dated the date of issue thereof, mature, in the case of each Shelf Note so issued, no more than 12 years after the date of original issuance thereof, have an average life, in the case of each Shelf Note so issued, of no more than 8 years after the date of original issuance thereof, bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to Section 2.2(e), and to be substantially in the form of Exhibit 1(c).  The terms “Note” and “Notes” as used herein shall include each Series A Note, each Series B Note and each Shelf Note.  Notes which have (a) the same final maturity, (b) the same principal prepayment dates, (c) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (d) the same interest rate, (e) the same interest payment periods and (f) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 2.	Sale and Purchase of Notes.

Section 2.1           Purchase and Sale of Series B Notes.  Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Initial Purchaser and each Initial Purchaser will purchase from the Company, at the Series B Closing provided for in Section 3, Series B Notes in the principal amount and of the respective series specified opposite such Initial Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof.  The Initial Purchasers’ obligations hereunder are several and not joint obligations and no Initial Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 2.2           Sale and Purchase of Shelf Notes.

(a)           Facility.  Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement.  The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility.”  At any time, the aggregate principal amount of Shelf Notes stated in Section 1.3, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time.  NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

(b)           Issuance Period.  Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (1) the third anniversary of the Effective Date (or if the date of such anniversary is not a Business Day, the Business Day next preceding such anniversary), (2) the 30th day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such 30th day is not a Business Day, the Business Day next preceding such 30th day), (3) the last Closing Day after which there is no Available Facility Amount, (4) the termination of the Facility under Section 12 of this Agreement, and (5) the acceleration of any Note under Section 12 of this Agreement.  The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period.”

(c)           Request for Purchase.  The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”).  Each Request for Purchase shall be made to Prudential by facsimile transmission or overnight delivery service, and shall (1) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (2) specify the principal amounts, final maturities (which shall be no more than 12 years from the date of issuance), average life (which shall be no more than 8 years from the date of issuance), principal prepayment dates (if any) and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby, (3) specify the use of proceeds of such Shelf Notes, (4) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (5) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (6) certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (7) be substantially in the form of Exhibit 2.2(c).  Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by Prudential.

(d)           Rate Quotes.  Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2.2(c), Prudential may, but shall be under no obligation to, provide to the Company by telephone or facsimile transmission, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase.  Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

(e)           Acceptance.  Within the Acceptance Window with respect to any interest rate quotes provided pursuant to Section 2.2(d), the Company may, subject to Section 2.2(f), elect to accept such interest rate quotes as to not less than $5,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase.  Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or facsimile transmission within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (an “Acceptance”) relates.  The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  Subject to Section 2.2(f) and the other terms and conditions hereof, the Company agrees to sell to one or more Prudential Affiliates, and Prudential agrees to cause the purchase by one or more Prudential Affiliates of, the Accepted Notes at 100% of the principal amount of such Notes.  As soon as practicable following the Acceptance Day, the Company and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit 2.2(e) (herein called a “Confirmation of Acceptance”).  If the Company should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential or any Prudential Affiliate may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

(f)           Market Disruption.  Notwithstanding the provisions of Section 2.2(e), if Prudential shall have provided interest rate quotes pursuant to Section 2.2(d) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with Section 2.2(e) the domestic market for U.S. Treasury securities or derivatives or other financial instruments shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives or other financial instruments, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2.2(f) are applicable with respect to such Acceptance.

(g)           Fees.

(1)           [Reserved].

(2)           Issuance Fee.  The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day (excluding the Series B Closing Day) in an amount equal to 0.10% of the aggregate principal amount of Notes sold to such Purchaser on such Closing Day.

(3)           Delayed Delivery Fee.  If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note (other than by reason of a failure by a Purchaser to tender the purchase price for such Accepted Note after all of the conditions precedent set forth in Section 4.2 hereof with respect to such Accepted Note have been timely satisfied, in which event a Delayed Delivery Fee will not be due to such Purchaser with respect to such Note), the Company will pay to the Purchaser which shall have agreed to purchase such Accepted Note (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY – MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day for such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent Delayed Delivery Fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made.  In no case shall the Delayed Delivery Fee be less than zero.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.3.

(4)           Cancellation Fee.  If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.2(e) or the penultimate sentence of Section 3.3 that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to the Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Note by (b) such bid price; and “PA” has the meaning ascribed to it in Section 2.2(g)(3).  The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data).  Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place.  In no case shall the Cancellation Fee be less than zero.

Section 2.3           Security for the Notes; Subsidiary Guaranties.

(a)           The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by certain Subsidiaries of the Company pursuant to the Subsidiary Guaranty, to the extent such Guaranty is required pursuant to Section 9.8 hereof.

(b)           The obligations of the Company under this Agreement and the Notes will be secured pursuant to the Collateral Documents and in accordance with Section 9.9 hereof.

(c)           The enforcement of the rights and benefits in respect of the Collateral Documents and the allocation of proceeds thereof and of the Subsidiary Guaranty shall be subject to the Intercreditor Agreement.

Section 3.              Closing.

Section 3.1           Series B Closing.  The sale and purchase of the Series B Notes to be purchased by each Initial Purchaser shall occur at the offices of Schiff Hardin LLP, 233 S. Wacker Drive, Suite 6600, Chicago, Illinois 60606, at 10:00 A.M. Chicago time, at a closing (the “Series B Closing”) on November 28, 2016 or on such other Business Day thereafter on or prior to February 22, 2017 as may be agreed by the Company and the Initial Purchasers (the day of the Series B Closing being the “Series B Closing Day”).  At the Series B Closing, the Company will deliver to each Initial Purchaser the Series B Notes to be purchased by such Initial Purchaser in the form of a single Series B Note (or such greater number of Series B Notes in denominations of at least $100,000 as such Initial Purchaser may request) dated the date of the Series B Closing and registered in such Initial Purchaser’s name (or in the name of its nominee), against delivery by such Initial Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company in accordance with the funding instructions delivered pursuant to Section 4.2(j).  If at the Series B Closing the Company shall fail to tender such Series B Notes to any Initial Purchaser as provided above in this Section 3.1, or any of the conditions specified in Section 4.2 shall not have been fulfilled to such Initial Purchaser’s satisfaction, such Initial Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Initial Purchaser may have by reason of such failure or such nonfulfillment.  The Series B Closing and each Shelf Closing are referred to as a “Closing.”

Section 3.2           Facility Closings.  Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, 180 North Stetson Street, Suite 5600, Chicago, Illinois 60601, Attention:  Law Department, or at such other place as Prudential may have directed, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes.

Section 3.3           Rescheduled Closings.  If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for any Accepted Notes as provided above in Section 3.1 or Section 3.2, as applicable, or any of the conditions specified in Section 4.2 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (a) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4.2 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.2(g)(3) or (b) such closing is to be canceled.  In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled.  Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

Section 4.	Conditions to Amendment and Restatement; Closing.

Section 4.1           Amendment and Restatement. The amendment and restatement of the Existing Note Agreement pursuant to this Agreement shall become effective on the date upon which the following conditions have been satisfied (to the extent any of the below conditions require that matters be reasonably satisfactory to Prudential, an Existing Holder or an Initial Purchaser, such reasonable satisfaction shall be evidenced by the execution and delivery of this Agreement by Prudential, such Existing Holder or such Initial Purchaser, as applicable) (the “Effective Date”):

(a)           Representations and Warranties.  The representations and warranties of the Company in this Agreement and in each of the Collateral Documents to which it is a party shall be correct when made and on the Effective Date.

(b)           Performance; No Default.  The Company shall have performed and complied with all agreements and conditions contained in this Agreement and in each Collateral Document to which it is a party required to be performed or complied with by it prior to or as of the Effective Date and no Default or Event of Default shall have occurred and be continuing.

(c)           Compliance Certificates.

(i)           Company Officer’s Certificate.  The Company shall have delivered to Prudential, each Existing Holder and each Initial Purchaser an Officer’s Certificate, dated the Effective Date, certifying that the conditions specified in Sections 4.1(a), 4.1(b) and 4.1(f) have been fulfilled.

(ii)          Company Secretary’s Certificate.  The Company shall have delivered to Prudential, each Existing Holder and each Initial Purchaser a certificate of its Secretary or Assistant Secretary, dated the Effective Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, this Agreement and the other Transaction Documents to which it is a party.

(d)          Opinions of Counsel.  Prudential, each Existing Holder and each Initial Purchaser shall have received opinions in form and substance reasonably satisfactory to Prudential, such Existing Holder and such Initial Purchaser, dated the Effective Date (i) from Foley & Lardner LLP, counsel for the Company, substantially in the form set forth in Exhibit 4.1(d) and covering such other matters incident to the transactions contemplated hereby as Prudential, such Existing Holder and such Initial Purchaser or their counsel may reasonably request (and the Company hereby instructs their counsel to deliver such opinion to Prudential, each Existing Holder and each Initial Purchaser) and (ii) from Schiff Hardin LLP, special counsel for Prudential and the Existing Holders in connection with such transactions, covering such matters incident to such transactions as Prudential, any Existing Holder or any Initial Purchaser may reasonably request.

(e)           Payment of Fees.  Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Effective Date the fees, charges and disbursements of special counsel to Prudential, the Existing Holders and the Initial Purchasers referred to in Section 4.1(d) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Effective Date.

(f)           Changes in Corporate Structure.  The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.5, in each case to the extent prohibited by the Existing Note Agreement.

(g)          Collateral Documents.  All Collateral Documents requested by Prudential, any Existing Holder, any Initial Purchaser or the Collateral Agent, in each case in form and substance reasonably satisfactory to Prudential, each Existing Holder and each Initial Purchaser and duly executed on behalf of all parties thereto, granting to the Collateral Agent for the benefit of the Secured Parties the Collateral and support intended to be provided pursuant to Section 9.9, shall be in full force and effect, together with such other agreements and documents, and the satisfaction of such other conditions as may be reasonably required by Prudential, any Existing Holder, any Initial Purchaser or the Collateral Agent in connection therewith.

(h)           Intercreditor Agreement.  The Second Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of the Effective Date, by and among the holders of the Notes, the Initial Purchasers, the Bank Agent, the Banks, and the Collateral Agent (as amended, amended and restated, supplemented or modified from time to time in accordance with the terms thereof, the “Intercreditor Agreement”), and acknowledged by the Company, shall have been duly executed by the parties thereto and shall be in full force and effect.

(i)            Credit Agreement.  Prudential, each Existing Holder and each Initial Purchaser shall have received a fully-executed copy of the Credit Agreement and all material instruments, documents and agreements related thereto, certified by an Officer’s Certificate, dated the Effective Date, as correct and complete.

(j)            Proceedings and Documents.  All corporate proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to Prudential, each Existing Holder, each Initial Purchaser and their special counsel, and Prudential, each Existing Holder, each Initial Purchaser and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.2           Conditions to Closing.  Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing for such Notes is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:

(a)           Representations and Warranties.

(i)           The representations and warranties of the Company in this Agreement and in each of the Collateral Documents to which it is a party shall be correct when made and at the time of such Closing.

(ii)           The representations and warranties of each Subsidiary Guarantor (if any) in the Subsidiary Guaranty and in each of the Collateral Documents to which it is a party shall be correct when made and at the time of such Closing.

(b)           Performance; No Default.

(i)           The Company shall have performed and complied with all agreements and conditions contained in this Agreement and in each Collateral Document to which it is a party required to be performed or complied with by it prior to or at such Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

(ii)           Each Subsidiary Guarantor (if any) shall have performed and complied with all agreements and conditions contained in the Subsidiary Guaranty and in each Collateral Document to which it is a party required to be performed and complied with by it prior to or at such Closing, and after giving effect to the issue and sale of Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

(c)           Compliance Certificates.

(i)           Company Officer’s Certificate.  The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.2(a)(i), 4.2(b)(i) and 4.2(i) have been fulfilled.

(ii)           Subsidiary Guarantor Officer’s Certificate.  Each Subsidiary Guarantor (if any) shall have delivered to such Purchaser a certificate of an authorized officer, dated the date of such Closing, certifying that the conditions set forth in Section 4.2(a)(ii), 4.2(b)(ii) and 4.2(i) have been fulfilled.

(iii)         Company Secretary’s Certificate.  The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of such Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, this Agreement and the other Transaction Documents to which it is a party.

(iv)         Subsidiary Guarantor Secretary’s Certificate.  Each Subsidiary Guarantor (if any) shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of such Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty and the other Transaction Documents to which it is a party.

(d)           Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of such Closing (i) from Foley & Lardner LLP, counsel for the Company and any Subsidiary Guarantors, substantially in the form set forth in Exhibit 4.2(d) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or their counsel may reasonably request (and the Company hereby instructs their counsel to deliver such opinion to the Purchasers) and (ii) from Schiff Hardin LLP, the Purchasers’ special counsel in connection with such transactions, covering such matters incident to such transactions as such Purchaser may reasonably request.

(e)           Purchase Permitted by Applicable Law, Etc.  On the date of such Closing such Purchaser’s purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

(f)            Sale of Other Notes.  Contemporaneously with such Closing, the Company shall sell to each other Purchaser, and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in Schedule A (in the case of the Series B Notes) or the applicable Confirmation of Acceptance (in the case of Shelf Notes).

(g)           Payment of Fees.

(i)           Without limiting the provisions of Section 15.1, the Company shall have paid to Prudential and such Purchaser on or before such Closing any fees due it pursuant to or in connection with this Agreement, including any Issuance Fee due pursuant to Section 2.2(g)(2) and any Delayed Delivery Fee due pursuant to Section 2.2(g)(3) and, on the Series B Closing Day, the Company shall have paid to each Initial Purchaser in immediately available funds, an issuance fee in an amount equal to 0.25% of the aggregate principal amount of Notes sold to such Initial Purchaser on the Series B Closing Day and any fees required by that certain Commitment Letter dated as of September 8, 2016 by and among Prudential and the Company.

(ii)           Without limiting the provisions of Section 15.1, the Company shall have paid on or before the date of such Closing the fees, charges and disbursements of special counsel to the Purchasers referred to in Section 4.2(d) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the date of such Closing.

(h)           Private Placement Numbers.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each Series of Notes.

(i)            Changes in Corporate Structure.  Neither the Company nor any Subsidiary Guarantor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.5, in each case, to the extent prohibited by the Existing Note Agreement prior to the Effective Date or by this Agreement from and after the Effective Date.

(j)            Funding Instructions.  With respect to the Series B Closing, at least three Business Days prior to the date of such Closing, such Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes to be purchased at such Closing is to be deposited.

(k)           Subsidiary Guaranty.  Each Subsidiary required under this Agreement to be a party to the Subsidiary Guaranty as of such Closing Day shall have executed and delivered the Subsidiary Guaranty, or a joinder thereto, in form and substance reasonably satisfactory to such Purchaser, and the Subsidiary Guaranty shall be in full force and effect with respect to such Subsidiary, and such Subsidiary shall have complied with all other applicable provisions of Section 9.8 and, with respect to any Closing Day after the date of the Subsidiary Guaranty each Subsidiary Guarantor shall have executed and delivered a Confirmation of Guaranty in the form attached as Exhibit 4.2(k) (each a “Confirmation of Guaranty”).

(l)            Collateral Documents.  All Collateral Documents requested by any Purchaser or the Collateral Agent, in each case in form and substance reasonably satisfactory to such Purchaser and duly executed on behalf of all parties thereto, granting to the Collateral Agent for the benefit of the Secured Parties the Collateral and support intended to be provided pursuant to Section 9.9, shall be in full force and effect, together with such other agreements and documents, and the satisfaction of such other conditions as may be reasonably required by such Purchaser or the Collateral Agent in connection therewith.

(m)          Credit Agreement.  With respect to the Series B Closing, all conditions precedent (other than the occurrence of the Series B Closing) to the making of at least the sum of (i) $175,000,000 and (ii) €91,332,542 aggregate principal amount of term loans under the Credit Agreement shall have been satisfied or waived and prior to, or concurrently with, the purchase of the Series B Notes, the Company shall have received the proceeds of such term loans thereunder.  With respect to the Series B Closing, such Purchaser shall have received an Officer’s Certificate, dated the date of the Series B Closing, certifying that there have been no amendments to the documents certified in the Officer’s Certificate delivered on the Effective Date pursuant to Section 4.1(i) hereof and that there have been no additional material instruments, documents or agreements (excluding promissory notes and customary closing documents) executed after such date.

(n)           Luvata Acquisition.  With respect to the Series B Closing:

(i)           The terms of the Luvata Acquisition Agreement and all related documents shall be reasonably satisfactory to such Purchaser (it being agreed that the executed copy of the Luvata Acquisition Agreement, Side Letter Agreement, Lock-Up Agreement, Trademark License Agreement and Transitional Services Agreement each with schedules attached thereto and in the form provided to Prudential on September 7, 2016 are reasonably satisfactory to such Purchaser) and no amendments, consents or waivers to or of the Luvata Acquisition Documents that are adverse to such Purchaser in any material manner shall have been made without the consent of such Purchaser (such consent not to be unreasonably withheld, delayed or conditions); it being understood that: (i) any increase in the purchase price that does not exceed 10% in the aggregate that is funded with equity of the Company (or other equity reasonably satisfactory to such Purchaser) and/or cash on hand of the Company and its Subsidiaries not required for working capital purposes (provided that after applying such cash to the purchase price the Company and its Subsidiaries on an aggregate basis would continue to have at least $30,000,000 of cash and Cash Equivalent Investments) and/or is pursuant to any purchase price or similar adjustment provisions set forth in Article 5 of the Luvata Acquisition Agreement as of the Effective Date, in each case, shall not be deemed to be adverse to the Purchasers in any material manner and shall not require the consent of such Purchaser; and (ii) any decrease in the purchase price that does not exceed 10% in the aggregate or is pursuant to any purchase price or similar adjustment provision set forth in the Luvata Acquisition Documents, in each case, shall not be deemed to be adverse to the Purchasers in any material manner and shall not require the consent of such Purchaser.

(ii)           Prudential and such Purchaser shall have received an Officer’s Certificate dated the Series B Closing Day:

a.          certifying that the Luvata Acquisition has been consummated, or will be consummated within two Business Days after the Series B Closing Day, in accordance with the Luvata Acquisition Documents (including the payment of all debt of Luvata and its subsidiaries and the release of all Liens on any assets of Luvata and its subsidiaries, in each case, that are not permitted post-acquisition and the satisfaction of all other conditions under the Luvata Acquisition Documents);

b.          attaching a copy of the Luvata Acquisition Documents and certifying such copy as accurate and complete; and

c.          certifying that the Luvata Acquisition Agreement Representations will be true and correct in all material respects upon consummation of the Luvata Acquisition.

(o)          Proceedings and Documents.  All corporate proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 5.	Representations and Warranties of the Company.

The Purchasers and the holders of the Notes recognize and acknowledge that the Company may supplement the following representations and warranties in this Section 5, including the Schedules related thereto, pursuant to a Request for Purchase; provided that no such supplement to any representation or warranty in any Request for Purchase shall change or otherwise modify or be deemed or construed to change or otherwise modify any representation or warranty given on any Closing Day other than the Closing Day to which such Request for Purchase relates or any determination of the falseness or inaccuracy thereof pursuant to Section 11(e).  The Company represents and warrants to each Purchaser that:

Section 5.1           Organization; Power and Authority.  The Company and each Subsidiary Guarantor is a corporation duly organized, validly existing and in good standing or equivalent status under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing or equivalent status in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company and each Subsidiary Guarantor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes and the other Transaction Documents to which it is a party and to perform the provisions hereof and thereof.

Section 5.2           Authorization, Etc.  This Agreement, the Notes and each of the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of the Company and each Subsidiary Guarantor, and this Agreement constitutes, and upon execution and delivery thereof each Note and each other Transaction Document to which the Company or such Subsidiary Guarantor is a party will constitute, a legal, valid and binding obligation of the Company or such Subsidiary Guarantor enforceable against the Company or such Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3           Disclosure.  This Agreement, and the documents, certificates or other writings identified in Schedule 5.3, and the financial statements described in Section 5.5 (this Agreement, and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to the time this representation is being made being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in any Disclosure Documents (i) in the case of the Effective Date and the Series B Closing Day, delivered prior to October 31, 2016 and (ii) in the case of any other Closing Day, delivered prior to the time Prudential provided the interest rate quote to the Company pursuant to Section 2.2(d) hereof, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect since the end of the most recent Fiscal Year for which such audited financial statements had been furnished to Prudential at the time of the execution of this Agreement by Prudential and the Initial Purchasers (in the case of the making of this representation at the time of the execution of this Agreement and the issuance of the Series B Notes), or, in the case of the making of this representation at the time of the issuance of a Series of Shelf Notes, since the end of the most recent Fiscal Year for which audited financial statements described in Section 5.5 have been provided to Prudential prior to the time Prudential provided the interest rate quote to the Company pursuant to Section 2.2(d) with respect to such Series of Shelf Notes.

Section 5.4          Organization and Ownership of Shares of Subsidiaries.  (a) Schedule 5.4 is (except as noted therein) a complete and correct list of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, in each case as of the Effective Date.

(b)           All of the outstanding shares of capital stock or similar equity interests of each Subsidiary have been (to the extent such concepts are relevant with respect to such equity interests) validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4, Liens created pursuant to the Collateral Documents and Liens permitted under Section 10.4 on Equity Interests not constituting Collateral).

(c)           Each Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

Section 5.5           Financial Statements; Material Liabilities.  The Company has delivered to each Purchaser copies of the following financial statements of the Company and its Subsidiaries, identified by a principal financial officer of the Company:  (i) a consolidated balance sheet of the Company and its Subsidiaries as at March 31 in each of the three Fiscal Years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than Fiscal Years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for each such Fiscal Year, all reported on by PricewaterhouseCoopers LLP or another nationally recognized accounting firm and (ii) consolidated balance sheet of the Company and its Subsidiaries as at the end of the Fiscal Quarter (if any) most recently completed prior to such date and after the end of such Fiscal Year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding Fiscal Year.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to the absence of footnotes and normal year-end adjustments).  The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6           Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than Liens created pursuant to the Collateral Documents) in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Domestic Subsidiary or, to the knowledge of the Company, any Foreign Subsidiary.

Section 5.7           Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, other than: (a) a filing of a Form 8-K with the SEC disclosing the Company’s entry into this Agreement and (b) such filings and other actions as may be required to perfect any lien or security interest which any Transaction Document purports to create.

Section 5.8           Litigation; Observance of Statutes and Orders.  (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.9           Taxes.  The Company and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate action and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.

Section 5.10         Title to Property; Leases.  The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business and/or as otherwise were permitted to be sold or otherwise disposed of (including via merger, consolidation, liquidation or dissolution) pursuant to (i) prior to the Effective Date, Section 10.5 of the Existing Note Agreement and (ii) from and after the Effective Date, Section 10.6 hereof), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect.  All Material leases are valid and subsisting and are in full force and effect in all material respects.

Section 5.11         Licenses, Permits, Etc.  (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

(b)           To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, which infringement would, individually or in the aggregate, have a Material Adverse Effect.

(c)           To the best knowledge of the Company, there is no violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries, which violation would, individually or in the aggregate, have a Material Adverse Effect.

Section 5.12        Compliance with ERISA.  (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code or Section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)           No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Each Plan complies in all material respects with all applicable requirements of law and regulations.

(c)           The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)           The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended Fiscal Year in accordance with Financial Accounting Standards Board Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)           The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.3 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f)            Each Foreign Subsidiary of the Company:  (i) has fulfilled its material funding obligations under any and all applicable laws, regulations and similar requirements of governmental authorities with respect to each employee benefit or pension plan; (ii) is in compliance in all material respects with the presently applicable provisions of such laws, regulations and requirements; and (iii) except as disclosed in the financial statements referred to in Section 5.5, has not, as of the date of such financial statements, incurred any material liability or indebtedness under or in connection with any employee benefit or pension plan.

Section 5.13        Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Notes, the Subsidiary Guaranty or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and other “accredited investors” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) each of which has been offered the Notes and the Subsidiary Guaranty at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or the issuance of the Subsidiary Guaranty to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction, to the extent, if any, that such laws are applicable.

Section 5.14        Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Series B Notes to pay a portion of the acquisition consideration for the Luvata Acquisition and will apply the proceeds of the sale of the Shelf Notes as set forth in the applicable Request for Purchase.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15        Existing Debt.

(a)           Neither the Company nor any Subsidiary has outstanding any Debt except as permitted hereunder.

(b)           Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on (i) any Debt for borrowed money or (ii) other Debt (other than Debt for borrowed money) the outstanding amount of which, in the case of this clause (ii), exceeds $5,000,000 and no event or condition exists with respect to any such Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.  For the purposes of this Section 5.15(b), Debt excludes Debt owing to the Company or any Subsidiary thereof.

Section 5.16        Foreign Assets Control Regulations, Etc.  (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)           Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)           No part of the proceeds from the sale of the Notes hereunder:

(i)           constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person other than as expressly disclosed in writing and referencing this Section 5.16 by the Company to Prudential prior to the Effective Date and which do not constitute a violation of U.S. Economic Sanctions Laws, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)           will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)          will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)           The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to promote and achieve compliance in all material respects by the Company and each Controlled Entity with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17         Status under Certain Statutes.  Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18         Notes Rank Pari Passu.  The Notes and all other obligations under this Agreement of the Company are and at all times shall rank at least pari passu in right of payment with all other present and future Secured Obligations.

Section 5.19         Environmental Matters.  (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)           Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d)           All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.20        Hostile Acquisitions. None of the proceeds of the sale of any Notes will be used by the Company or its Subsidiaries to finance a Hostile Acquisition.

Section 6.	Representations of the Purchasers.

Section 6.1           Purchase for Investment.  Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2           Accredited Investor.  Each Purchaser represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”).

Section 6.3           Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)           the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)           the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)           the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)           the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)            the Source is a governmental plan; or

(g)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)           the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.3, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7.	Information as to the Company.

Section 7.1           Financial and Business Information.  The Company shall deliver to Prudential and each holder of Notes that is an Institutional Investor:

(a)           Quarterly Statements - within 45 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each Fiscal Year of the Company (other than the last quarterly fiscal period of each such Fiscal Year), duplicate copies of:

(i)            a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)           consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the Fiscal Year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to the absence of footnotes and changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a); provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely become available on “EDGAR” (or any successor system thereto) (such availability being referred to as “Electronic Delivery”);

(b)           Annual Statements – within 90 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each Fiscal Year of the Company, duplicate copies of,

(i)            a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii)           consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based, provided that such report may include references regarding audits performed by other auditors as contemplated by AU Section 543, Part of Audit Performed By Other Independent Auditors (or any successor or similar standard under GAAP)) of PricewaterhouseCoopers LLP or another independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, provided that the delivery within the time period specified above of the Company’s Form 10-K for such Fiscal Year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b); provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c)           SEC and Other Reports – promptly upon their becoming available, one copy of (i) each financial statement, material report, material notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability or to its public securities holders generally) and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC; provided, further, that the Company shall be deemed to have made such delivery of such items referred to in this clause (c) if it shall have timely made Electronic Delivery thereof;

(d)           Notice of Default or Event of Default – promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)           ERISA Matters – promptly after becoming aware thereof, notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(f)            Amendments to Other Agreements - promptly upon the execution and delivery thereof, notice of any waiver, consent, modification or amendment of or to the Credit Agreement, together with a copy of the documentation evidencing the foregoing;

(g)           Reporting Items - simultaneously with their delivery to the Bank Agent or any Bank, such projections, financial information and other reporting items delivered to the Bank Agent or any Bank or their representatives pursuant to the Credit Agreement or any other Loan Document (as defined in the Credit Agreement) (excluding any routine or other matters not reasonably expected to have a Material Adverse Effect);

(h)           Notice of Default - promptly upon receipt thereof, any notice of default received from the Bank Agent, any Bank or other agent or trustee therefor;

(i)            Governmental Investigations - promptly upon receipt thereof, any notice that the Company or any of its Subsidiaries is subject to any investigation of any kind by any governmental entity or stock exchange (excluding any routine or other matters not reasonably expected to have a Material Adverse Effect);

(j)            Labor Matters - promptly after becoming aware thereof, notice of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Company or any of its Subsidiaries and reasonably likely to have a Material Adverse Effect; and

(k)           Other Information - with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

Notwithstanding the above, if any report or other information required under this Section 7.1 is due on a day that is not a Business Day, then such report or other information shall be required to be delivered on the first day that is a Business Day after such day.

Section 7.2          Officer’s Certificate.  Within 90 days after the close of each of its Fiscal Years and within 45 days after the close of the first three quarterly periods of each of its Fiscal Years, the Company shall deliver to Prudential and each holder of Notes that is an Institutional Investor a certificate of a Senior Financial Officer setting forth:

(a)           Covenant Compliance – the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1, the last paragraph of Section 10.2, Section 10.3 and the last paragraph of Section 10.4 and any Additional Covenants of the type contemplated in clause (ii) of the definition thereof during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)           Event of Default – a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, to the extent it would constitute a Default or Event of Default, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3           Visitation.  The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)           No Default – if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company, any Subsidiary Guarantor, any Significant Subsidiary and any other obligor under the Credit Agreement with the Company’s officers, and, with the consent of the Company (which consent will not be unreasonably withheld), to visit the other offices and properties of the Company, any Subsidiary Guarantor, any Significant Subsidiary and any other obligor under the Credit Agreement, all at such reasonable times, during normal business hours and on only one occasion during any Fiscal Year; and

(b)           Default –- if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company, any Subsidiary Guarantor, any Significant Subsidiary and any other obligor under the Credit Agreement, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and, in the presence of the Company if the Company shall so request independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company, any Subsidiary Guarantor, any Significant Subsidiary and any other obligor under the Credit Agreement, in the presence of the Company if the Company shall so request), all during normal business hours and at such times and as often as may be reasonably requested.

Section 8.	Prepayment of the Notes.

Section 8.1           Required Prepayments.

(a)           Scheduled Prepayment of the Series A Notes. On February 12, May 12, August 12 and November 12 of each year beginning with November 12, 2016 and ending with May 12, 2020, the Company will prepay $4,000,000.00 principal amount (or such lesser principal amount as shall then be outstanding) of the Series A Notes at par and without payment of the Make-Whole Amount or any premium, provided any partial prepayment of the Series A Notes pursuant to Section 8.1(d) or Section 8.2 shall be applied in satisfaction of the required payments of principal thereof (including the required payment of principal due upon the maturity thereof) becoming due under this Section 8.1(a) in the inverse order of their scheduled due dates and provided further that upon any prepayment or purchase of the Series A Notes pursuant to Section 8.5 or 8.7 the principal amount of each required prepayment of the Series A Notes becoming due under this Section 8.1(a) on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series A Notes is reduced as a result of such prepayment or purchase. The remaining outstanding principal amount of the Series A Notes, together with any accrued and unpaid interest thereon, shall become due on August 12, 2020, the maturity date of the Series A Notes.

(b)           Scheduled Prepayment of the Series B Notes. On the date of each anniversary of the Series B Closing Day beginning with the 5th anniversary thereof and ending with the 9th anniversary thereof, the Company will prepay $8,333,333.33 principal amount (or such lesser principal amount as shall then be outstanding) of the Series B Notes at par and without payment of the Make-Whole Amount or any premium, provided any partial prepayment of the Series B Notes pursuant to Section 8.1(d) or Section 8.2 shall be applied in satisfaction of the required payments of principal thereof (including the required payment of principal due upon the maturity thereof) becoming due under this Section 8.1(b) in the inverse order of their scheduled due dates and provided further that upon any prepayment or purchase of the Series B Notes pursuant to Section 8.5 or 8.7 the principal amount of each required prepayment of the Series B Notes becoming due under this Section 8.1(b) on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series B Notes is reduced as a result of such prepayment or purchase. The remaining outstanding principal amount of the Series B Notes, together with any accrued and unpaid interest thereon, shall become due on the Series B Maturity Date.

(c)           Scheduled Prepayment of the Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series; provided that any partial prepayment of the Shelf Notes of any Series pursuant to Section 8.2 shall be applied in satisfaction of required payments of principal thereof (including the required payment of principal due on the maturity thereof) in the inverse order of their scheduled due date.

(d)           Required Prepayment Pursuant to Intercreditor Agreement.  If any amounts are to be applied to the principal of the Notes on any date pursuant to the terms of the Intercreditor Agreement, such principal amount of the Notes, together with interest thereon to such date and together with the Make-Whole Amount, if any, with respect to each Note, shall be due and payable on such date.

Section 8.2           Optional Prepayments with Make-Whole Amount.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any Series, in integral multiples of $500,000 and in a minimum amount of $1,000,000 on any one occurrence, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of Notes of such Series written notice of each optional prepayment under this Section 8.2 not less than 10 Business Days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes of such Series a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3           Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes pursuant to Section 8.1(d), the principal amount of the Notes to be prepaid shall be allocated among each Series of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective aggregate unpaid principal amounts of all the Notes not theretofore called for prepayment.  In the case of each partial prepayment of the Notes of any Series pursuant to Section 8.1 or Section 8.2, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.  All partial prepayments made pursuant to Section 8.7 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.

Section 8.4           Maturity; Surrender, Etc.  In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5           Purchase of Notes.  The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes of a Series at the time outstanding upon the same terms and conditions, except that during the occurrence and continuance of a Default or Event of Default such offers shall be made pro rata to the holders of all Notes.  Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days.  If the holders of more than 25% of the principal amount of the Notes of such Series then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such Series of such offer shall be extended by the number of days necessary to give each such remaining holder at least 5 Business Days from its receipt of such notice to accept such offer.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6           Make-Whole Amount.  The term “Make-Whole Amount” means, with respect to any Note of any Series, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note of such Series over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note of any Series, the principal of such Note of such Series that is to be prepaid pursuant to Section 8.1(d) or Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% (50 basis points) over the yield to maturity implied by (i) the ask-side yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.1(d), Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.1(d) or Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7           Change in Control.

(a)           Conditions to Company Action.  The Company will, prior to or within five Business Days after any Responsible Officer has knowledge of the occurrence of a Change in Control, give to each holder of Notes written notice of such Change in Control.  Subject to Section 8.7(e), such notice shall constitute an offer to prepay such Notes as described in Section 8.7(b), and shall be accompanied by the certificate described in Section 8.7(f).

(b)           Offer to Prepay Notes.  The offer to prepay the Notes contemplated by paragraph (a) of this Section 8.7 shall be an offer to prepay by the Company, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”).  Such date shall not be less than 30 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

(c)           Acceptance; Rejection.  A holder of Notes may accept the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance to be delivered to the Company at least seven (7) Business Days prior to the Proposed Prepayment Date.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.

(d)           Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of the Notes together with unpaid interest thereon accrued to the date of prepayment, but without any Make-Whole Amount or other premium.  The prepayment shall be made on the Proposed Prepayment Date except as provided in Section 8.7(e).  The obligation of the Company to prepay the Notes pursuant to the offers required by subparagraph (b) and accepted in accordance with subparagraph (c) of this Section 8.7 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made.

(e)           Pending Change in Control.  Notwithstanding anything to the contrary herein, a Change in Control Offer may be made in advance of a Change in Control, conditional upon such Change in Control, if a definitive agreement is in place for the Change in Control at the time of making of the Change in Control Offer.  The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.7 in respect of such Change in Control shall be deemed rescinded).

(f)           Officer’s Certificate.  Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying:  (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of Section 8.7(a) have been fulfilled (or, as applicable, will be fulfilled on or prior to the date prepayment becomes due under this Section 8.7); and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

(g)           Certain Definitions.  “Change in Control” shall be deemed to have occurred if (a) any Person or group of Persons acting in concert acquires beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of 35% or more of the outstanding shares of voting stock of the Company; or (b) as of any date a majority of the Board of Directors of the Company consists of individuals who were not either (i) directors of the Company as of the corresponding date of the previous year, (ii) selected, nominated or approved to become directors by the Board of Directors of the Company of which a majority consisted of individuals described in clause (i), or (iii) selected, nominated or approved to become directors by the Board of Directors of the Company of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii).

Section 9.	Affirmative Covenants.

The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:

Section 9.1          Compliance with Law.  Without limiting Section 10.9, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 9.2           Insurance.  The Company will maintain, and will cause each Subsidiary to maintain, with financially sound and reputable independent insurers (except to the extent that any insurance company insuring the property of the Company and each Subsidiary ceases to be financially sound and reputable after the date hereof, in which case, the Company shall promptly replace such insurance company with a financially sound and reputable insurance company), insurance with respect to its property and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that the Company and its Subsidiaries may self-insure against such risks and in such amounts customary in the industry of the Company and its Subsidiaries.  With respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws, the Company or such Subsidiary (as applicable) (A) has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the property of the Company and each Subsidiary ceases to be financially sound and reputable after the Effective Date, in which case, the Company shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Collateral Agent may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) will deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent, including, without limitation, evidence of annual renewals of such insurance.

Section 9.3           Maintenance of Properties.  The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; except in each case to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4           Payment of Taxes.  The Company will, and will cause each of its Subsidiaries to, file all income or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent; provided that neither the Company nor any Subsidiary need so file such return or pay any such tax, assessment, governmental charge or levy if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and by appropriate action, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the failure to so file such returns and the nonpayment of all such taxes, assessments and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 9.5           Corporate Existence, Etc.  Subject to Section 10.6, the Company will at all times preserve and keep in full force and effect its corporate existence.  Subject to Sections 10.5 and 10.6, the Company will at all times preserve and keep in full force and effect the corporate or other legal existence of each of its Subsidiaries (unless merged into the Company or a Wholly-owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless the termination of or failure to preserve and keep in full force and effect such existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6           Notes to Rank Pari Passu.  The Notes and all other obligations under this Agreement of the Company are and at all times shall rank at least pari passu in right of payment with all other present and future Secured Obligations.

Section 9.7           Books and Records.  The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account sufficient to enable the preparation of financial statements in conformity with GAAP (or applicable accounting procedures with respect to Foreign Subsidiaries) and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company, or such Subsidiary, as the case may be.

Section 9.8           Guaranty by Subsidiaries.

(a)           The Company will cause (i) each Subsidiary that delivers a guarantee, or otherwise, directly or indirectly, incurs a Guaranty, in respect of obligations of the Company or any Domestic Subsidiary under the Credit Agreement or any other Loan Document (as defined in the Credit Agreement), or otherwise becomes liable as a borrower, co-borrower or other obligor under the Credit Agreement or any other Loan Document (as defined in the Credit Agreement) (other than (x) as a Foreign Subsidiary Borrower solely with respect to its direct obligations, (y) as an obligor solely with respect to its direct obligations under a Rate Management Transaction (as defined in the Credit Agreement) or (z) as a Foreign Subsidiary pledging collateral under a Collateral Document (as defined in the Credit Agreement) solely to secure the obligations of one or more Foreign Subsidiaries), to concurrently execute and deliver to Prudential and the holders of the Notes, a Subsidiary Guaranty, or a joinder in respect thereof, with respect to the Notes and (ii) each Material Domestic Subsidiary to execute and deliver to Prudential and the holders of the Notes, a Subsidiary Guaranty, or a joinder in respect thereof, with respect to the Notes within the timeframe contemplated by the last sentence of this Section 9.8(a).  If the foregoing clause (ii) requires the addition of one or more Domestic Subsidiaries as Subsidiary Guarantors based on assets as of the end of a fiscal quarter and/or revenues during the period of four fiscal quarters ended as of the end of a fiscal quarter, then the addition of such Domestic Subsidiary or Domestic Subsidiaries as a Subsidiary Guarantor or Subsidiary Guarantors shall be consummated on or prior to the date upon which the Company’s delivery of financial statements under Section 7.1 after the end of such fiscal quarter is due.

(b)           The Company will cause each Subsidiary required to deliver a Subsidiary Guaranty or a joinder agreement in respect thereof hereunder, to also deliver, together with the delivery of such Subsidiary Guaranty or such joinder, such other documents, opinions and information as the Required Holders may reasonably require regarding such Subsidiary and the enforceability of such Subsidiary Guaranty or such joinder.

(c)           Notwithstanding the foregoing, the Company shall not be obligated to cause certain Foreign Subsidiaries to deliver the Subsidiary Guaranties required under this Section 9.8 or cause the pledge of the Equity Interests of certain Foreign Subsidiaries to the extent that all such Subsidiaries (other than Excluded Subsidiaries) that have not delivered the Subsidiary Guaranties required under this Section 9.8 and all Foreign Subsidiaries (excluding all Foreign Subsidiaries organized under the laws of India or China) that do not have 65% or more of their Equity Interests pledged under Section 9.9(a)(i) would not constitute a Significant Subsidiary as of the end of any Fiscal Year if considered as one Subsidiary.

Section 9.9           Collateral Security; Further Assurances.

(a)           To secure the payment when due of the Secured Obligations (subject to the Intercreditor Agreement), the Company shall execute and deliver, or cause to be executed and delivered, to the Collateral  Agent, Collateral Documents granting or providing for the following:

(i)            Security Agreements granting a legal, valid and enforceable Lien, subject to the Liens permitted by this Agreement and subject to the Intercreditor Agreement, on all collateral under and as defined in the Collateral Documents, subject to any exclusions described in the Intercreditor Agreement or the applicable Collateral Documents or otherwise approved by the Required Holders.  Notwithstanding the foregoing, with respect to Liens granted by the Company or any Subsidiary Guarantor on the Equity Interests of any Foreign Subsidiary, such Lien (i) shall not exceed 65% (or such greater percentage that, due to a change in an applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's U.S. parent and (2) could not reasonably be expected to cause any adverse tax consequences) of the issued and outstanding shares of each class of Equity Interests in each Foreign Subsidiary directly owned by the Company or any Subsidiary Guarantor, (ii) shall be subject to the terms of Section 9.8(d), and (iii) shall not be required with respect to the Equity Interests of any Foreign Subsidiary organized under the laws of India or China.

(ii)           Mortgages (accompanied by Mortgage Instruments in respect thereof) granting a Lien on all present and future real property with a fair market value of $5,000,000 or more of the Company and of each Subsidiary Guarantor that is a Domestic Subsidiary to the extent such Liens are required by or on behalf of any holder of the Notes, the Collateral Agent, the Bank Agent or any Bank (it being understood and agreed, for the avoidance of doubt, that Mortgages in effect prior to the Effective Date shall not be released or terminated as a result of any real property encumbered by any such mortgage having a fair market value less than $5,000,000).

(iii)          Security interests in any other property or assets of the Company and its Domestic Subsidiaries required to be included in the “Collateral” under the Credit Agreement.

(b)           On or before the Effective Date (or, in the case of Collateral acquired in the Luvata Acquisition, on or within two Business Days after the Series B Closing Day) or such later date as agreed to by the Required Holders, provided that the Company shall use commercially reasonable efforts to complete such Collateral Documents as soon as practical, including without limitation such matters with respect to the existing pledge of 65% of the Equity Interests of Foreign Subsidiaries, but in any event subject to the Specified Collateral Limitation Provision, the Company shall cause all Collateral Documents as reasonably requested by the Required Holders to be, in each case, duly executed and delivered on behalf of the Company and the Subsidiary Guarantors, as the case may be, granting to the Collateral Agent for the benefit of the Secured Parties the support specified in this Section 9.9, together with: (u) such resolutions, certificates, Mortgage Instruments and opinions of counsel as are reasonably requested by the Required Holders; (v) the recordation, filing and other action (including payment of any applicable taxes or fees) in such jurisdictions as the Collateral Agent or the Required Holders may deem necessary or appropriate with respect to the Collateral Documents, including the filing of financing statements, Mortgages and other filings which the Collateral Agent or the Required Holders may deem necessary or appropriate to create, preserve or perfect the Liens granted to the Collateral Agent thereunder, together with Uniform Commercial Code record searches and other Lien searches in such offices as the Collateral Agent or the Required Holders may reasonably request; (w) evidence that the casualty and other insurance (including, without limitation, flood insurance) required pursuant to the Transaction Documents is in full force and effect; (x) originals of all instruments and certificates representing all of the outstanding shares of Equity Interests and other securities and instruments required to be pledged thereunder, with appropriate stock powers, endorsements and other powers duly executed in blank; (y) such other evidence that Liens, subject to the Intercreditor Agreement and Liens permitted under this Agreement, in the Collateral shall have been created and perfected as required; and (z) the satisfaction of all other conditions in connection with the Collateral and the Collateral Documents as reasonably requested by any holder of Notes, including without limitation all opinions of counsel, title work, surveys, environmental reports and other documents and requirements reasonably requested by any holder of the Notes, provided that it is acknowledged that no holder of Notes is requiring mortgagee title insurance, new surveys or new environmental reports in respect of any Mortgaged Property existing prior to the Effective Date.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, (i) no Mortgages (or any amendments or other modifications to any existing Mortgages) or Mortgage Instruments are required to be delivered hereunder until the date that is 120 days after the Effective Date (or, in the case of real property acquired in the Luvata Acquisition, on or within 120 days after the Series B Closing Day) or such later date as the Required Holders may agree in the exercise of their reasonable discretion with respect thereto, (ii) no pledge agreement in respect of the Equity Interests (or other security agreement in respect of any asset) of a Foreign Subsidiary (or any amendments or other modifications to any such existing pledge agreement) shall be required hereunder until the date that is 120 days after the Effective Date (or, in the case of Equity Interests acquired in the Luvata Acquisition, on or within 120 days after the Series B Closing Day) or such later date as the Required Holders may agree in the exercise of their reasonable discretion with respect thereto and (iii) the Collateral Agent may elect to not pursue Mortgages with respect to particular real estate where the Collateral Agent reasonably determines, in consultation with the Company, that obtaining such Mortgages cannot reasonably be accomplished without undue effort or expense or is otherwise impracticable in light of the value of such real estate or such real estate is located in a “special flood hazard area”.

(c)           The Company agrees that it will promptly notify the holders of the Notes of the formation, acquisition or existence of any Subsidiary that is required to be a Subsidiary Guarantor or the acquisition of any assets on which a Lien is required to be granted and that is not covered by existing Collateral Documents.  The Company agrees that it will execute and deliver, and cause each Subsidiary Guarantor to execute and deliver, promptly upon the request of the Collateral Agent or the Required Holders, such additional Collateral Documents, Subsidiary Guaranties and other agreements, documents and instruments, each in form and substance reasonably satisfactory to the Required Holders and the Collateral Agent (and in any event not inconsistent with this Agreement), sufficient to grant the Subsidiary Guaranties and Liens contemplated by this Agreement and the Collateral Documents.

(d)           Notwithstanding any provision hereof to the contrary, (i) in no event shall the Company or any of its Subsidiaries be required to pledge all or any portion of the Equity Interests of any Excluded Subsidiary as collateral in connection with the credit facilities contemplated by this Agreement (other than 65% of the voting Equity Interests of a FSHCO), and (ii) in no event shall any Foreign Subsidiary that is a CFC be required to pledge all or any portion of the Equity Interests of any other Foreign Subsidiary as collateral to secure any Secured Obligations of the Company or any Domestic Subsidiary unless such Equity Interests shall have been pledged to secure the obligations of the Company or any Domestic Subsidiary under the Credit Agreement.

Section 9.10         Most Favored Lender Status.  If the Company enters into, assumes or otherwise is or becomes bound or obligated under, or amends, restates or otherwise modifies, any agreement creating or evidencing any Material Indebtedness of the Company, or any refinancing or extension of all or any portion thereof (including, without limitation, the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) in existence on the Effective Date and as amended, restated, supplemented, modified or replaced from time to time), to include one or more Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically and immediately to include each Additional Covenant and each Additional Default contained in such agreement and including such notice, grace or cure periods as are applicable to such Additional Covenant or Additional Default under such agreements; provided that such Additional Covenants and Additional Defaults shall automatically and immediately be deemed to be modified or cease to apply, as applicable, as and when the applicable provisions of such Material Indebtedness originally giving rise to such Additional Covenants or Additional Defaults, as applicable, are modified or cease to apply (including, without limitation, as a result of the repayment in full and irrevocable termination of such Debt), it being understood that any Default or Event of Default existing hereunder in respect of such an Additional Covenant or Additional Default at the time of such modification or cessation shall survive such modification or cessation until cured or waived in accordance with the provisions of this Agreement.  The Company further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of one counsel for the holders of the Notes) an amendment to this Agreement in form and substance reasonably satisfactory to the Required Holders evidencing the amendment of this Agreement to include or exclude (as the case may be) such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 9.10, but shall merely be for the convenience of the parties hereto.

Section 9.11         Excess Leverage Fee.

(a)           For any Fiscal Quarter for which an election by the Company pursuant to the proviso in Section 10.1 is in effect with respect to the Luvata Acquisition, during the applicable Specified Quarter (as defined in Section 10.1 below) and each succeeding Fiscal Quarter for which the Luvata Leverage Holiday (as defined in Section 10.1 below) is in effect (including the Fiscal Quarter in which the Company has provided a notice of termination of the Luvata Leverage Holiday pursuant to Section 10.1), in addition to the interest accruing on the Series A Notes, the Company agrees to pay to each holder of a Series A Note a fee (a “Luvata Excess Leverage Fee”) on the daily average outstanding principal amount of such Series A Note during such Fiscal Quarter at a rate of 0.50% per annum.  The Luvata Excess Leverage Fee with respect to each Series A Note for any Fiscal Quarter shall be calculated on the same basis as interest on such Series A Note is calculated and shall be paid in arrears within three Business Days after the last day of the applicable Fiscal Quarter.

(b)           Without limiting the provisions of Section 9.11(a), for any Fiscal Quarter for which an election by the Company pursuant to the proviso in Section 10.1 is in effect (including any election relating to the Luvata Acquisition) and if the Leverage Ratio is greater than 3.25 to 1.00 as of the last day of such Fiscal Quarter, in addition to the interest accruing on the Notes, the Company agrees to pay to each holder of a Note (including but not limited to the holders of the Series A Notes) a fee (an “Additional Excess Leverage Fee”; the Additional Excess Leverage Fee and the Luvata Excess Leverage Fee are collectively referred to as the “Excess Leverage Fee”) on the daily average outstanding principal amount of such Note during such Fiscal Quarter at a rate of 0.50% per annum.  The Additional Excess Leverage Fee with respect to each Note for any Fiscal Quarter shall be calculated on the same basis as interest on such Note is calculated and, subject to the last sentence of this Section 9.11(b), shall be paid in arrears within three Business Days after the date the Company provides the financial statements for such Fiscal Quarter or Fiscal Year, with respect to the last quarterly fiscal period of a Fiscal Year, as required by Section 7.1(a) or 7.1(b) hereof, as applicable, and the related compliance certificate required by Section 7.2(b).  The payment of any Additional Excess Leverage Fee shall not constitute a waiver of any Default or Event of Default.  If for any reason the Company fails to deliver the financial statements required by Section 7.1(a) or (b) hereof or the related compliance certificate required by Section 7.2(b) hereof for a Fiscal Quarter or Fiscal Year as to which an election pursuant to the proviso in Section 10.1 is in effect within 30 days after the date such financial statements and compliance certificate are required to be delivered, then the Company shall be deemed to have a Leverage Ratio as of the end of such Fiscal Quarter of greater than 3.25 to 1.00 for the purposes of this Section 9.11(b), and an Additional Excess Leverage Fee shall become immediately due with respect to the related Fiscal Quarter.

Section 9.12         Prepayment with Net Proceeds.

(a)           In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any of its Subsidiaries in respect of any Prepayment Event, the Company will, and will cause each of its Subsidiaries to, within five Business Days after such Net Proceeds are received, prepay the Term Loans (as defined in the Credit Agreement) pursuant to Section 2.11(f) of the Credit Agreement in an aggregate amount equal to 100% of such Net Proceeds provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Company or its relevant Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Proceeds, to acquire, replace, rebuild, maintain, develop, construct, improve, upgrade or repair real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Company and/or its Subsidiaries, to make Permitted Acquisitions and/or other permitted Investments (excluding cash and Cash Equivalent Investments and Investments in the Company and its Subsidiaries), to reimburse the cost of any of the foregoing and/or, in the case of any Net Proceeds received by a Foreign Subsidiary, to make a repayment under any local credit facility constituting Debt for borrowed money, and no Default or Event of Default has occurred and is continuing, then no prepayment of such Term Loans shall be required in respect of the Net Proceeds; provided further that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 365-day period (or within a period of 180 days thereafter if by the end of such initial 365 day period the Company or one or more Subsidiaries shall have entered into an agreement with an unaffiliated third party to acquire such assets with such Net Proceeds), at which time the Company shall prepay the Term Loans in an amount equal to the Net Proceeds that have not been so applied; provided further that, no such prepayment shall be required as to a Prepayment Event unless the sum of the Net Proceeds received in respect of such Prepayment Event, plus the sum of Net Proceeds received in respect of other Prepayment Events during the same Fiscal Year, in each case excluding Net Proceeds not subject to prepayment as a result of the foregoing re-investment exception, exceeds $5,000,000.  Notwithstanding the foregoing, no such prepayment of the Term Loans shall be required to the extent waived in accordance with the Credit Agreement.

(b)           Notwithstanding any other provisions of this Section 9.12 to the contrary, (i) to the extent that any or all of the Net Proceeds of any Prepayment Event by a Foreign Subsidiary that would be subject to Section 9.12(a) (a “Foreign Subsidiary Asset Sale Recovery Event”) are prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Proceeds so affected will not be required to be paid by the Company in respect of the Term Loans at the times provided in Section 9.12(a) so long as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds would be permitted under the applicable local law, the Company will promptly (and in any event not later than five Business Days after the date that such repatriation would be permitted under applicable local law) prepay the Term Loans in an amount equal to such Net Proceeds, which amount shall be applied to the prepayment of the Term Loans pursuant to Section 2.11 of the Credit Agreement or (ii) to the extent that the Company has determined in good faith that repatriation of any of or all Net Proceeds from such Foreign Subsidiary Asset Sale Recovery Event could reasonably be expected to result in a material adverse tax consequence to the Company or its Subsidiaries with respect to such Net Proceeds, the Company shall have no obligation to prepay an amount equal to such Net Proceeds so affected until such time that such amounts could be repatriated without incurring such material adverse tax consequence, and once any of such affected Net Proceeds is able to be repatriated to the United States without such material adverse tax consequence, the Company will promptly (and in any event not later than five Business Days after such repatriation would cease to incur such material adverse tax consequence) prepay the Term Loans in an amount equal to such Net Proceeds, which amount shall be applied to the prepayment of the Term Loans pursuant to Section 2.11 of the Credit Agreement.  Nothing in this Section 9.12 shall be construed as a covenant by any Foreign Subsidiary to distribute any amounts to the Company or any Subsidiary Guarantor or a covenant by the Company or any Subsidiary Guarantor to cause any Foreign Subsidiary to distribute any amounts to the Company or any Subsidiary Guarantor (it being understood that this Section 9.12 requires only that the Company prepay the Term Loans in certain amounts calculated by reference to certain Foreign Subsidiary Asset Sale Recovery Events).

Section 10.	Negative Covenants.

The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:

Section 10.1         Limitations on Consolidated Total Debt.  The Company will not permit the Leverage Ratio to be greater than 3.25 to 1.00 as of the end of any Fiscal Quarter, provided that, upon the written election by the Company delivered to the holders of the Notes not later than the last day of the Fiscal Quarter in which (A) the Luvata Acquisition or (B) a Permitted Acquisition with a cash purchase price exceeding $50,000,000 (any such Permitted Acquisition described in the foregoing clause (B), a “Specified Acquisition”) is consummated (any such Fiscal Quarter, a “Specified Quarter”), and subject to the compliance by the Company with the provisions of Section 9.11, the Leverage Ratio may be greater than 3.25 to 1.00 but not greater than (i) in the case of the Luvata Acquisition (such election relating to the Luvata Acquisition, the “Luvata Leverage Holiday”) (x) 3.75 to 1.00 for the applicable Specified Quarter and the three Fiscal Quarters immediately following such Specified Quarter, (y) 3.50 to 1.00 for the fourth, fifth and sixth Fiscal Quarters immediately following such Specified Quarter and (z) 3.25 to 1.00 on the last day of any Fiscal Quarter thereafter (provided that the Company may elect to terminate the Luvata Leverage Holiday by giving written notice to Prudential and each holder of Notes and upon such termination, the Company will not permit, subject to clause (ii) below, the Leverage Ratio to be greater than 3.25 to 1.00 for the Fiscal Quarter immediately following the Fiscal Quarter in which such notice of termination is given and each Fiscal Quarter thereafter) and (ii) in the case of any Specified Acquisition (x) 3.75 to 1.00 for the applicable Specified Quarter and the Fiscal Quarter immediately following such Specified Quarter, (y) 3.50 to 1.00 for the second and third Fiscal Quarters immediately following such Specified Quarter and (z) 3.25 to 1.00 on the last day of any Fiscal Quarter thereafter.  After any such election is made by the Company, the Company shall be prohibited from making any additional election until after the maximum Leverage Ratio returns to 3.25 to 1.00 for at least two consecutive Fiscal Quarters.  Once the Company makes such an election permitted under this Section 10.1, it shall be in effect for the periods described in the foregoing clause (i) or (ii), as applicable.

Section 10.2         Limitations on Debt.  The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Debt, except:

(a)           the Notes;

(b)           [reserved];

(c)           the Obligations (as defined in the Credit Agreement as in effect on the Effective Date); provided that the aggregate principal amount of the Debt thereunder in respect of Loans and Letters of Credit (in each case as defined in the Credit Agreement) shall not at any time exceed (i) the sum of $350,000,000 and €91,332,542 plus (ii) additional Debt in respect of Loans and Letters of Credit under the Credit Agreement, whether pursuant to an increase in the commitments under Section 2.20 of the Credit Agreement or otherwise; provided that with respect to any increase under this clause (ii) (1) the aggregate principal amount of such additional Debt shall not at any time exceed $250,000,000 and (2) the holders of the Notes shall have received copies of the material documents evidencing such increase;

(d)           intercompany Debt among the Company and its Subsidiaries to the extent permitted under Section 10.12, provided that any such Debt owing by the Company or any Subsidiary Guarantor to any Subsidiary (other than to a Subsidiary Guarantor or, in the case of Debt owing by a Foreign Subsidiary, to any Foreign Subsidiary Borrower in respect of which it is a Foreign Guarantor or to any other Foreign Subsidiary that is a Foreign Guarantor in respect of such Foreign Subsidiary Borrower) are subordinated to the Notes on customary terms;

(e)           Receivables/Factoring/SCF Indebtedness not to exceed $100,000,000 in aggregate principal amount outstanding at any time, if no Default or Event of Default exists at the time of, or would be caused by, the incurrence of any such Debt;

(f)            Subordinated Debt, if no Default or Event of Default exists at the time of, or would be caused by, the incurrence of any such Subordinated Debt;

(g)           Debt assumed in connection with a Permitted Acquisition;

(h)           Debt of Foreign Subsidiaries, provided that (i) the aggregate outstanding amount of all Debt of all Foreign Subsidiaries (excluding any Debt permitted under any other subsection of this Section 10.2, Debt under Swap Contracts, and Banking Services Obligations (as such term is defined in the Credit Agreement as in effect on the Effective Date)) shall not at any time exceed $125,000,000, and (ii) no Default or Event of Default exists at the time of, or would be caused by, the incurrence of any such Debt;

(i)            Debt consisting of Debt under Swap Contracts permitted under Section 10.12(d) hereof and Debt arising in connection with Banking Services Obligations (as such term is defined in the Credit Agreement as in effect on the Effective Date);

(j)            Debt consisting of Guaranties of the Company with respect to Debt of its Subsidiaries permitted under this Section 10.2, provided that the aggregate maximum amount of such Guaranties with respect to Debt of its Subsidiaries (other than Subsidiary Guarantors that are Domestic Subsidiaries) permitted under this Section 10.2(j) at any time outstanding (based on the maximum amount of such Guaranties, net of any cash collateral or letter of credit provided with respect to such Guaranties or the related Debt) shall not exceed $150,000,000;

(k)           Debt under the following Sale and Leaseback Transactions:  (i) Sale and Leaseback Transactions existing as of the Effective Date, (ii) the Sale and Leaseback Transaction with respect to the Company’s facility located in Kottingbrunn, Austria and (iii) other Sale and Leaseback Transactions entered into after the Effective Date, in each case, to the extent the incurrence of such Debt pursuant to this clause (k) (with the amount thereof determined by aggregating the present value, applying an appropriate discount rate, as reasonably determined by the Company, from the date on which each fixed lease payment is due under such lease to such date of determination) would be permitted by the last paragraph of this Section 10.2;

(l)            Debt (including obligations relating to build-to-suit leases) existing or committed or anticipated in the future to be outstanding on the Effective Date (provided, that any Debt incurred pursuant to this clause (l) in respect of any Debt with an aggregate principal amount outstanding and/or committed thereunder that exceeds $5,000,000 or any Debt that is anticipated on the Effective Date to be outstanding in the future shall, in each such case, be set forth on Schedule 10.2); provided, that any Debt outstanding pursuant to this clause (l) which is owed by the Company or a Subsidiary Guarantor to any Subsidiary that is neither a Bank Borrower nor a Subsidiary Guarantor shall be subordinated in right of payment to the Notes on customary terms;

(m)          Debt owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(n)           Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, performance guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(o)           Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;

(p)           [intentionally omitted];

(q)           Capitalized Lease Obligations (including obligations relating to build-to-suit leases), mortgage financings and other Debt and obligations relating to conditional sale and/or title retention agreements, in each case, incurred by the Company or any Subsidiary prior to or within 180 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (whether through the direct purchase of the property or the Equity Interests of any Person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in each case, to the extent the incurrence of such Debt pursuant to this clause (q) would be permitted by the last paragraph of this Section 10.2;

(r)            guarantees (i) by the Company or any Subsidiary Guarantor of any Debt of the Company or any Subsidiary Guarantor permitted to be incurred under this Agreement, (ii) by the Company or any Subsidiary Guarantor of Debt otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Guarantor to the extent such guarantees are permitted by Section 10.12; (iii) by any Subsidiary that is not a Subsidiary Guarantor of Debt of any other Subsidiary that is not a Subsidiary Guarantor or (iv) by any Foreign Subsidiary Borrower or Foreign Guarantor of any Debt of any Foreign Subsidiary Borrower or Foreign Guarantor that is permitted to be incurred under this Agreement; provided, that guarantees by the Company, any Subsidiary Guarantor, any Foreign Subsidiary Borrower or any Foreign Guarantor under this clause (r) of any other Debt of a Person that is subordinated in right of payment to other Debt of such Person shall be expressly subordinated in right of payment to the Notes to at least the same extent as such underlying Debt is subordinated in right of payment;

(s)           Debt arising from agreements of the Company or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Luvata Acquisition or any Permitted Acquisition, other Investments or the disposition of any business, assets or any Subsidiary not prohibited by this Agreement;

(t)            Debt in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Debt for borrowed money;

(u)           Debt incurred in the ordinary course of business in respect of obligations of the Company or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money;

(v)           Debt representing deferred compensation to employees, consultants or independent contractors of the Company or any Subsidiary incurred in the ordinary course of business;

(w)          obligations in respect of (i) Banking Services Agreements (as such term is defined in the Credit Agreement as in effect on the Effective Date) (or similar agreements provided by Persons other than Banks or their Affiliates) or (ii) agreements to provide to the Company or any Subsidiary letters of credit, guarantees or other credit support provided in respect of trade payables of the Company or any Subsidiary, in each case issued for the benefit of any bank, financial institution or other Person that has acquired such trade payables pursuant to “supply chain” or other similar financing for vendors and suppliers of the Company or any Subsidiaries, so long as (A) such Debt is unsecured, except as otherwise permitted in this Section 10.2, (B) the terms of such trade payables shall not have been extended in connection with such “supply chain” or other similar financing, and (C) such Debt represents amounts not in excess of those which the Company or any Subsidiary would otherwise have been obligated to pay to its vendor or supplier in respect of the applicable trade payables;

(x)            Debt issued by the Company or any Subsidiary to current or former directors, officers, employees or consultants or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company permitted by Section 10.10;

(y)           Debt under tax-favored or government-sponsored financing transactions, provided that the net proceeds of such Debt shall be used to (i) prepay Term Loans (as defined in the Credit Agreement) in accordance with the Credit Agreement or (ii) prepay, repay or refinance other Debt incurred under other tax-favored or government-sponsored financing transactions, in each case, to the extent the incurrence of such Debt pursuant to this clause (y) would be permitted by the last paragraph of this Section 10.2;

(z)            Debt consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements or (iii) surety bonds and similar instruments, in each case, incurred in the ordinary course of business;

(aa)         [intentionally omitted];

(bb)        Debt constituting Luvata Transactions;

(cc)         other Debt to the extent the incurrence of such Debt pursuant to this clause (cc) would be permitted by the last paragraph of this Section 10.2;

(dd)        other unsecured Debt issued by the Company upon customary terms as reasonably determined by the Required Holders if no Default or Event of Default exists at the time of, or would be caused by, the incurrence of any such Debt;

(ee)         Permitted Refinancing Indebtedness in respect of any of the Debt permitted under the foregoing clauses (c), (g), (k)(i), (k)(ii), (l) and/or this clause (ee) (including extensions, renewals or replacements of the guarantees in respect of the Debt replaced by such Permitted Refinancing Indebtedness); and

(ff)          refinancings, extensions or renewals of any of the foregoing Debt (other than any Debt permitted under the foregoing clauses (c), (g), (k)(i), (k)(ii), (l) and/or (ee)) or any Debt under this clause (ff) to the extent the principal amount thereof is not increased (including extensions, renewals or replacements of guarantees in respect of such Debt as so refinanced, extended or renewed) and so long as the material terms applicable to such refinanced Debt are no less favorable to the Company or any Subsidiary, as applicable, taken as a whole, than the material terms in effect immediately prior to such refinancing

For purposes of determining compliance with this Section 10.2, (A) Debt need not be permitted solely by reference to one category of permitted Debt (or any portion thereof), but may be permitted in part under any relevant combination thereof, and (B) in the event that an item of Debt (or any portion thereof) meets the criteria of one or more of the categories of permitted Debt (or any portion thereof), the Company may, in its sole discretion, classify or divide such item of Debt (or any portion thereof) in any manner that complies with this Section 10.2 and will be entitled to only include the amount and type of such item of Debt (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Debt (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof).  In addition, with respect to any Debt that was permitted to be incurred hereunder on the date of such incurrence, any increases to such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt or in the form of common stock of the Company, the accretion of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies shall also be permitted hereunder after the date of such incurrence.

For the avoidance of doubt, this Agreement will not treat (1) unsecured Debt as subordinated or junior in right of payment to secured Debt merely because it is unsecured or (2) senior Debt as subordinated or junior in right of payment to any other senior Debt merely because it has a junior priority with respect to the same collateral.

Notwithstanding anything herein to the contrary, the Company will not permit the aggregate principal amount of the Debt of all Foreign Subsidiaries under clause (c) of this Section 10.2 to exceed at any time $75,000,000.

Notwithstanding anything herein to the contrary, the Company will not permit the aggregate principal amount of the Debt permitted pursuant to clauses (k), (q), (y) and (cc) of this Section 10.2 (and, in each case, extensions, refinancings, renewals, substitutions or replacements thereof pursuant to clauses (ee) and (ff) of this Section 10.2) immediately after giving effect to the incurrence, creation or assumption of such Debt and the use of proceeds thereof, together with the aggregate principal amount of any other Debt outstanding pursuant to such clauses, to exceed the greater of (i) $150,000,000 or (ii) 15% of Consolidated Tangible Assets (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 7.1(a) or Section 7.1(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the financial statements referred to in Section 5.5) when incurred, created or assumed.

Section 10.3         Interest Expense Coverage Ratio.  The Company will not permit, at the end of any Fiscal Quarter, the ratio of (a) Consolidated EBITDA for the period of the four consecutive Fiscal Quarters ended with such Fiscal Quarter, to (b) Consolidated Interest Expense to the extent paid in cash, for the period of the four consecutive Fiscal Quarters ended with such Fiscal Quarter, to be less than 3.00 to 1.00.

Section 10.4         Limitation on Liens.  The Company will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any property or asset of the Company or any such Subsidiary, except:

(a)           Liens for taxes, assessments or governmental charges or levies on the Company’s or a Subsidiary’s property if the same shall not at the time be delinquent by more than 30 days or thereafter can be paid without penalty, or are being contested in good faith and by appropriate action and for which adequate reserves in accordance with GAAP shall have been set aside on the books of the Company or such Subsidiary;

(b)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or are being contested in good faith and by appropriate action and for which adequate reserves in accordance with GAAP shall have been set aside on the books of the Company or such Subsidiary;

(c)           Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations;

(d)          zoning, land use and building restrictions, regulations and ordinances, easements, survey exceptions, minor encroachments by and on any real property, railroad trackage rights, sidings and spur tracks, leases (other than Capitalized Lease Obligations), subleases, licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of any real property, reservations, restrictions and leases of or with respect to oil, gas, mineral, riparian and water rights and water usage, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

(e)           Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets as part of any Permitted Factoring, Qualified Receivables Transaction, Off-Balance Sheet Liability or a Supply Chain Finance Program permitted hereunder, provided that, in the case of Liens related to (x) Qualified Receivables Transactions (other than in respect of factoring or similar transactions) and (y) Off-Balance Sheet Liabilities with respect to any Sale and Leaseback Transaction or securitization, such Liens shall be permitted pursuant to this clause (e) solely to the extent they would be permitted by the last paragraph of this Section 10.4;

(f)            Liens securing obligations permitted by Section 10.2(q) with respect to assets described in such Section and products and proceeds thereof, in each case, to the extent such Liens pursuant to this clause (f) would be permitted by the last paragraph of this Section 10.4;

(g)           Liens that are contractual rights of set-off or similar rights (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Debt, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary, including, without limitation, with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Company or any Subsidiary in the ordinary course of business;

(h)          Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of funds received by the Company or any Subsidiary as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Company or one or more Subsidiaries to collect and remit those funds to such third parties, or (v) in favor of credit card companies pursuant to agreements therewith;

(i)            any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary;  provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and amendments, modifications, extensions, refinancings, renewals and replacements thereof to the extent they do not increase the outstanding principal amount thereof;

(j)            to the extent such transactions create a Lien thereunder, liens in favor of lessors securing Permitted Sale and Leaseback Transactions on the asset subject to such Permitted Sale and Leaseback Transactions, in each case, to the extent such Liens pursuant to this clause (j) would be permitted by the last paragraph of this Section 10.4;

(k)           any Lien on any property or asset of the Company or any Subsidiary (including Liens relating to build-to-suit leases) existing, or applicable to committed obligations, or anticipated to exist in the future, on the Effective Date and set forth in Schedule 10.4, provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary (other than after-acquired property that is affixed or incorporated into the property or asset covered by such Lien and proceeds and products thereof), and (ii) such Lien shall secure only those obligations which it secures (or is intended to secure) on the Effective Date and extensions, renewals and replacements thereof to the extent that they do not increase the outstanding principal amount thereof;

(l)            Liens in favor of the Collateral Agent securing the Secured Obligations and subject to the Intercreditor Agreement,

(m)          Liens in favor of the Bank Agent in property of Foreign Subsidiaries to secure the obligations permitted under Section 10.2 of Foreign Subsidiaries that are Bank Borrowers;

(n)           Liens on up to $20,000,000 of cash and/or Cash Equivalent Investments securing obligations of the Company and Subsidiaries under Swap Contracts;

(o)           pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary;

(p)           deposits and other Liens to secure the performance of bids, trade contracts (other than for Debt), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), in each case to the extent such deposits and other Liens are incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(q)           non-consensual Liens securing judgments that do not constitute an Event of Default under Section 11(i);

(r)           any interest or title of a ground lessor or any other lessor, sublessor or licensor under any ground leases or any other leases, subleases or licenses entered into by the Company or any Subsidiary in the ordinary course of business, and all Liens suffered or created by any such ground lessor or any other lessor, sublessor or licensor (or any predecessor in interest) with respect to any such interest or title in the real property which is subject thereof;

(s)           Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar obligations permitted under this Agreement and incurred in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Debt for borrowed money;

(t)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u)           Liens solely on any cash earnest money deposits made by the Company or any Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment or Acquisition permitted hereunder;

(v)           Liens with respect to property of any Subsidiary that is neither a Bank Borrower, a Foreign Guarantor or a Subsidiary Guarantor securing Debt of any such Subsidiary, which Debt is permitted under Section 10.2, in each case, to the extent such Liens pursuant to this clause (v) would be permitted by the last paragraph of this Section 10.4;

(w)          Liens on any amounts held by a trustee or other escrow agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(x)            Liens arising from precautionary UCC financing statements regarding operating leases or other obligations not constituting Debt;

(y)           Liens on Equity Interests in joint ventures that are not Subsidiaries (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement;

(z)            Liens on securities that are the subject of repurchase agreements constituting Investments permitted under Section 10.12;

(aa)         leases or subleases, and licenses or sublicenses (including with respect to any fixtures, furnishings, equipment, vehicles or other personal property, or any intellectual property rights), granted to others in the ordinary course of business not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole;

(bb)        subordination, non-disturbance and/or attornment agreements with any ground lessor, lessor or any mortgagor of any of the foregoing, with respect to any ground lease or other lease or sublease entered into by the Company or any Subsidiary;

(cc)         Liens securing insurance premium financing arrangements, provided that such Liens are limited to the applicable unearned insurance premiums;

(dd)        Liens securing Debt (i) of the Company or any Subsidiary in favor of the Company or any Subsidiary Guarantor that is a Domestic Subsidiary, (ii) of any Foreign Subsidiary Borrower to any Foreign Guarantor in respect of such Foreign Subsidiary Borrower, (iii) of any Foreign Subsidiary that is a Foreign Guarantor to the Foreign Subsidiary Borrower in respect of which it is a Foreign Guarantor or to any other Foreign Subsidiary that is a Foreign Guarantor in respect of such Foreign Subsidiary Borrower and (iv) of any Subsidiary that is not a Subsidiary Guarantor or a Bank Borrower in favor of any other Subsidiary that is not a Subsidiary Guarantor or a Bank Borrower;

(ee)         Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of the Company or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Company or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 10.2;

(ff)          Liens securing Debt under tax-favored or government-sponsored financing permitted under Section 10.2, provided that such Liens do not at any time encumber any Collateral unless approved by the Required Holders, in each case, to the extent such Liens pursuant to this clause (ff) would be permitted by the last paragraph of this Section 10.4;

(gg)        in addition to Liens otherwise described in the foregoing clauses, Liens securing any other Debt and/or other obligations to the extent such Liens pursuant to this clause (gg) would be permitted by the last paragraph of this Section 10.4; and

(hh)        any extensions, refinancings, renewals, substitutions or replacements of or for any of the foregoing Liens to the extent that the aggregate principal amount of the Debt or other obligations or liabilities secured by the applicable Lien shall not be increased; provided that the Lien securing such Debt or other obligation or liability shall not extend to or cover additional assets (it being understood that a Lien covering all assets of a particular type, such as “all inventory”, may cover additional assets of the relevant type).

Any Debt described in this Section 10.4 is not in addition to Debt permitted under Section 10.2, and any Debt of the Company or any of its Subsidiaries must be in compliance with Section 10.2.

For purposes of determining compliance with this Section 10.4, (A) a Lien securing an item of Debt need not be permitted solely by reference to one category of permitted Liens (or any portion thereof), but may be permitted in part under any combination thereof and (B) in the event that a Lien securing any obligation (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof), the Company may, in its sole discretion, classify or divide such Lien securing such obligation (or any portion thereof) in any manner that complies with this Section 10.4 and will be entitled to only include the amount and type of such Lien or such obligation secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such obligation (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

Any Lien permitted above on any property may extend to the identifiable proceeds thereof.

Notwithstanding anything herein to the contrary, the Company will not permit the aggregate principal amount of the obligations secured by Liens permitted pursuant to clauses (e) (only with respect to Qualified Receivables Transactions (other than factoring or similar transactions) and with respect to any Sale and Leaseback Transaction or securitization to the extent such Sale and Leaseback Transaction or such securitization constitutes an Off-Balance Sheet Liability), (f), (j), (v), (ff) and (gg) of this Section 10.4 (and, in each case, any extensions, refinancings, renewals, substitutions or replacements thereof pursuant to clause (hh) of this Section 10.4) immediately after giving effect to the incurrence, creation or assumption of such Liens, together with the aggregate principal amount of any other Liens outstanding pursuant to such clauses, would not exceed the greater of (i) $150,000,000 or (ii) 15% of Consolidated Tangible Assets (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 7.1(a) or Section 7.1(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the financial statements referred to in Section 5.5) when incurred, created or assumed.

Section 10.5         [Reserved].

Section 10.6         Consolidations, Mergers and Sales of Assets.  The Company will not, and will not permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any of its assets to, any other Person, or liquidate or dissolve except for the following:

(a)           any Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Subsidiary so long as in (i) any merger or consolidation involving the Company, the Company shall be the surviving or continuing entity and (ii) any merger or consolidation involving a Wholly-owned Subsidiary (and not the Company), a Wholly-owned Subsidiary shall be the surviving or continuing entity;

(b)           any Subsidiary may merge or consolidate with or into, or transfer all or substantially all of its assets to, the Company or any Subsidiary Guarantor (or a Person that, in connection with such transaction, becomes a Subsidiary Guarantor) in a transaction in which the Company or a Subsidiary Guarantor (or a Person that, in connection with such transaction, becomes a Subsidiary Guarantor) is the surviving, continuing or transferee entity;

(c)           (i) any Subsidiary that is not a Subsidiary Guarantor may merge or consolidate with or into, or transfer all or substantially all of its assets to, any other Subsidiary that is not a Subsidiary Guarantor, (ii) any Foreign Subsidiary Borrower may merge or consolidate with any Foreign Guarantor in respect of such Foreign Subsidiary Borrower in a transaction in which the Foreign Subsidiary Borrower is the surviving or continuing entity and (iii) any Foreign Subsidiary that is a Foreign Guarantor may merge or consolidate with or into, or transfer all or substantially all of its assets to, the Foreign Subsidiary Borrower in respect of which it is a Foreign Guarantor or any other Foreign Subsidiary that is a Foreign Guarantor in respect of such Foreign Subsidiary Borrower (or a Person that, in connection with such transaction, becomes a Foreign Guarantor in respect of such Foreign Subsidiary Borrower) in a transaction in which such Foreign Subsidiary Borrower or any Foreign Guarantor in respect of such Foreign Subsidiary Borrower (or a Person that, in connection with such transaction, becomes a Foreign Guarantor in respect of such Foreign Subsidiary Borrower) is the surviving, continuing or transferee entity;

(d)           any merger or consolidation involving a Subsidiary to effectuate an Investment permitted under Section 10.12 or any sale or other disposition of property otherwise permitted under this Section 10.6 so long as, in the case of such an Investment, the continuing or surviving Person shall also be a Subsidiary and shall also be a Subsidiary Guarantor if the merging or consolidating Subsidiary was a Subsidiary Guarantor and which together with each of its Subsidiaries shall have complied with the applicable requirements of Section 9.8 and Section 9.9;

(e)          any Permitted Acquisition (including any merger or consolidation to effectuate a Permitted Acquisition) and the Luvata Transactions;

(f)           any sale, lease or other transfer of assets (whether upon voluntary liquidation or otherwise) (i) to the Company or any Subsidiary Guarantor that is a Domestic Subsidiary, (ii) by any Foreign Subsidiary Borrower to any Foreign Guarantor in respect of such Foreign Subsidiary Borrower or (iii) by any Foreign Subsidiary that is a Foreign Guarantor to the Foreign Subsidiary Borrower in respect of which it is a Foreign Guarantor or to any other Foreign Subsidiary that is a Foreign Guarantor in respect of such Foreign Subsidiary Borrower;

(g)           [reserved];

(h)           sales of inventory in the ordinary course of business;

(i)            leases, sales or other dispositions of property that, together with all other property of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (i) during any Fiscal Year do not constitute a Substantial Portion of the property of the Company and its Subsidiaries, provided that, after giving effect to any such lease, sale or other disposition, no Default or Event of Default shall have occurred and be continuing;

(j)            any sale, conveyance, transfer or other disposition of any interest in accounts or notes receivable and related assets in respect of (a) the sale or assignment of accounts for collection purposes in the ordinary course of business or (b) the sale or assignment of trade notes receivable or accounts receivable in connection with any Permitted Factoring, any Qualified Receivables Transactions or any Supply Chain Finance Program to the extent the aggregate amount of Debt thereunder is permitted under Section 10.1;

(k)           (A) any sale, conveyance, transfer or other disposition of property pursuant to an Investment permitted under Section 10.12, and (B) any transfer of the ownership of the Equity Interests of any Domestic Subsidiary to the Company or to another Domestic Subsidiary that is a Wholly-owned Subsidiary and any transfer of the ownership of the Equity Interests of any Foreign Subsidiary to the Company or to any Subsidiary that is a Wholly-owned Subsidiary; provided that with respect to any such transfer ownership of Equity Interests, the Company shall comply with Section 9.9 hereof and no Default or Event of Default exists at the time thereof or would be caused thereby;

(l)            the dissolution or liquidation of any Subsidiary if its assets are transferred to the Company or to a Subsidiary Guarantor that is a Domestic Subsidiary or, in the case of any Foreign Subsidiary, if its assets are transferred to any Foreign Subsidiary Borrower in respect of which it is a Foreign Guarantor or any other Foreign Subsidiary that is a Foreign Guarantor in respect of such Foreign Subsidiary Borrower, and any other transfer of assets from any Subsidiary to the Company or to a Subsidiary Guarantor that is a Domestic Subsidiary or, in the case of any Foreign Subsidiary, to any Foreign Subsidiary Borrower in respect of which it is a Foreign Guarantor or any other Foreign Subsidiary that is a Foreign Guarantor in respect of such Foreign Subsidiary Borrower;

(m)          (l)  the dissolution or liquidation of any Subsidiary of Modine Netherlands Holding B.V. if its assets are transferred to any other Subsidiary, and any other transfer of assets from any Subsidiary of Modine Netherlands Holding B.V. to the Company or any Subsidiary;

(n)           any sale, conveyance, transfer or other disposition of property subject to a Permitted Sale and Leaseback Transaction;

(o)           the liquidation or dissolution of any Subsidiary, provided that (A) any liquidation or dissolution of any Subsidiary shall be subject to the limitation on the sale, lease or other transfer of assets described in clause (i) above and the other terms of this Agreement, and (B) upon giving effect to any such liquidation or dissolution, no Default or Event of Default shall have occurred and be continuing;

(p)           any exchange or swap of assets (other than cash and Cash Equivalent Investments) for other assets (other than cash and Cash Equivalent Investments) of comparable or greater value or usefulness to the business of the Company and its Subsidiaries as a whole, determined in good faith by the Company;

(q)           leases, licenses, subleases and sublicenses of any property of the Company and its Subsidiaries in the ordinary course of business;

(r)           dispositions, transfers or the abandonment of any intellectual property rights of the Company or any Subsidiary determined in good faith by the management of the Company to be no longer economically practicable to maintain or useful or necessary in the operation of the business of the Company or any Subsidiaries;

(s)           any sale by the Company of its treasury stock;

(t)            any transfer of cash, cash equivalents or marketable securities in the ordinary course of business;

(u)           any payment of cash or cash equivalents as consideration for, and in accordance with the requirements of, the Luvata Acquisition, any other Permitted Acquisition or any other transaction that does not conflict with this Agreement;

(v)           any issuance by a Person of its own Equity Interests;

(w)          any transfer for security purposes that is permitted under Section 10.4;

(x)            any Restricted Payment that is permitted under Section 10.10;

(y)           any casualty loss, governmental taking or other involuntary disposition;

(z)            the disposition of any Investment acquired by virtue of any Bail-in Action (as defined in the Credit Agreement) with respect to any Bank;

(aa)         the disposition of any assets acquired as part of the Luvata Acquisition or any other Permitted Acquisition that the Company or any Subsidiary disposes as part of its integration efforts relating to such Acquisition; and

(bb)        any sale, conveyance, transfer or other disposition of any interest in any bank acceptance draft or similar instrument delivered by a customer in the ordinary course of business.

Section 10.7        Transactions with Affiliates.  The Company will not and will not permit any Subsidiary to enter into any transaction (including without limitation the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate (other than any Wholly-owned Subsidiary, including any Person that becomes a Wholly-owned Subsidiary as a result of such transaction), except upon fair and reasonable terms no less favorable, when taken as a whole, to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction with a Person not an Affiliate of the Company or such Subsidiary except for the following:

(a)           transactions between the Company or any Subsidiary, on the one hand, and any Subsidiary or other special-purpose entity created to engage solely in a Qualified Receivables Transaction;

(b)           transactions among one or more of the Bank Borrowers (other than any Foreign Subsidiary Borrower), the Subsidiary Guarantors and any Wholly-owned Subsidiaries;

(c)           transactions among members of the Modine Netherlands Consolidated Group;

(d)           transactions specifically permitted under this Agreement, including, without limitation, any Restricted Payments permitted under Section 10.10, Investments permitted under Section 10.12 and any transactions permitted under Section 10.6;

(e)           transactions with Affiliates for the purchase, sale, or lease of goods in the ordinary course of business for less than fair market value, but for not less than cost;

(f)            any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the board of directors of the Company or any Subsidiary;

(g)           the payment of fees, advances, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Company and any Subsidiaries in the ordinary course of business;

(h)           the Company or any Subsidiary may make equity contributions, and/or intercompany loans that have below market interest rates, to any Subsidiary, so long as any such intercompany loan is payable upon demand and this Agreement does not otherwise prohibit any such equity contribution or intercompany loan;

(i)            (A) any employment agreements entered into by the Company or any Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(j)           transactions between the Company or any Subsidiaries and any Person, a director of which is also a director of the Company or any Subsidiary of the Company; provided, however, that (i) such director abstains from voting as a director of the Company or the applicable Subsidiary on any matter involving such other Person and (ii) such Person is not an Affiliate of the Company or any Subsidiary for any reason other than such director’s acting in such capacity;

(k)           transactions, agreements and arrangements in existence or committed, or anticipated to exist in the future, on the Effective Date and set forth on Schedule 10.7, and, in each case, any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the holders of Notes when taken as a whole in any material respect (as determined by the Company in good faith);

(l)            intercompany transactions undertaken in good faith  for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth herein; and

(m)          the Luvata Transactions.

Section 10.8        Line of Business.  Neither the Company nor any of its Subsidiaries shall engage to any material extent in any business substantially different from businesses of the type conducted by the Company and its Subsidiaries on the Effective Date and businesses reasonably related, ancillary, similar, complementary or synergistic thereto or reasonable extensions, development or expansion thereof.

Section 10.9        Terrorism Sanctions Regulations.  The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by sanctions under any U.S. Economic Sanctions Laws.

Section 10.10      Restricted Payments.  The Company will not issue any Disqualified Stock.  The Company will not, nor will it permit any Subsidiary to, declare or make any Restricted Payment, except:

(a)           the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock or in rights or options to acquire such common stock;

(b)          Subsidiaries may declare and make Restricted Payments to the Company and to Subsidiaries of the Company (including, without limitation, the Luvata Transactions that constitute Restricted Payments) (provided, that Restricted Payments made by a non-Wholly-owned Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the Company or the Subsidiary which is the parent of such Subsidiary) based on its ownership interests in such non-Wholly-owned Subsidiary);

(c)           Restricted Payments may be made to purchase or redeem the Equity Interests of the Company (including related stock appreciation rights or similar securities) held by present or former directors, consultants, officers or employees of the Company or any Subsidiaries upon any such Person’s death, disability, retirement or termination of employment or under the terms of any benefit plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (c) shall not exceed in any calendar year $2,500,000 (with unused amounts in any period permitted to be carried over to succeeding periods until used in full; provided, that the total amount of such purchases or redemptions under this clause (c) in any calendar year shall not exceed $5,000,000) plus (i) the amount of net proceeds contributed to the Company that were received by the Company during such calendar year from sales of the Company’s Equity Interests (but not including any Disqualified Stock) to directors, consultants, officers or employees of the Company or any Subsidiaries in connection with permitted compensation and incentive arrangements, and (ii) the amount of net proceeds of any key-man life insurance policies received during such calendar year, which, if not used in any year, may be carried forward to any subsequent calendar year; and provided, further, that cancellation of Debt owing to the Company or any Subsidiaries from present or former directors, consultants, officers or employees in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 10.10;

(d)           non-cash repurchases of Equity Interests deemed to occur upon the exercise or settlement of stock options, stock appreciation rights, restricted stock units, warrants or other convertible or exchangeable securities or other Equity Interests if such Equity Interests represents a portion of the exercise price of, or withholding obligation with respect to, such options, stock appreciation rights, restricted stock units, warrants or other convertible or exchangeable securities or other Equity Interests;

(e)           Restricted Payments to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person;

(f)            withholding tax payments made on behalf of present or former directors, consultants, officers or employees in connection with the exercise by such Persons of stock options or other rights to purchase Equity Interests or the vesting of restricted Equity Interests (including any repurchase of restricted Equity Interests representing the holder’s tax liability in connection with the vesting thereof);

(g)           the Company and its Subsidiaries may make any other Restricted Payment so long as (i) no Default or Event of Default has occurred and is continuing immediately prior to making such Restricted Payment or would arise upon giving effect (including pro forma effect) thereto and (ii) the aggregate amount of all Restricted Payments under this clause (g) during any Fiscal Year shall not exceed, in the aggregate, the following amounts:

If the Leverage Ratio	Aggregate Amount of Restricted Payments for such Fiscal Year
Is greater than or equal to 3.00 to 1.00	$20,000,000
Is less than 3.00 to 1.00	No Limit

In determining whether Restricted Payments may be made at any time, the Leverage Ratio shall be determined as of the most recently ended Fiscal Quarter of the Company (after giving pro forma effect to such Restricted Payments).  Notwithstanding the above, if the Leverage Ratio is greater than or equal to 3.00 to 1.00 as of the end of any Fiscal Year and the aggregate amount of Restricted Payments exceeded the limit set forth above for a Fiscal Year as to which the Leverage Ratio is greater than or equal to 3.00 to 1.00, then the amount of permitted Restricted Payments for the subsequent Fiscal Year (but not for any Fiscal Year after such subsequent Fiscal Year) shall be reduced by such excess, provided that such amount shall not be reduced to less than $1,000,000.

Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 10.10 will not prohibit any Restricted Payment within 60 days after the date of declaration thereof or the giving of notice with respect thereto, as applicable, if at the date of declaration or the giving of such notice such Restricted Payment would have complied with the provisions of this Section 10.10 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

Section 10.11      Loans or Advances. Neither the Company nor any of its Subsidiaries shall make loans or advances to any Person except:

(a)           deposits required by government agencies or public utilities;

(b)           (i) loans or advances from any Foreign Subsidiaries to the Company or any Subsidiary Guarantor, provided that such loans and advances are subordinated to the Notes on customary terms and (ii) loans and advances between a Foreign Subsidiary Borrower and the Foreign Subsidiaries that are Foreign Guarantors in respect of such Foreign Subsidiary Borrower;

(c)           loans and advances between and among the Company and the Subsidiary Guarantors that are Domestic Subsidiaries;

(d)           loans and advances between members of the Modine Netherlands Consolidated Group;

(e)           other loans and advances between Foreign Subsidiaries, provided that, if such loans and advances are owing by a Foreign Subsidiary Borrower or any Foreign Subsidiary guaranteeing the Secured Obligations of such Foreign Subsidiary Borrower, then such loans and advances are subordinated to all Secured Obligations owing by such Foreign Subsidiary Borrower on customary terms;

(f)            other loans and advances made in the ordinary course of business or otherwise to facilitate transactions permitted under this Agreement not exceeding $150,000,000 in the aggregate at any time outstanding, provided that (i) not more than $125,000,000 of such $150,000,000 may be owing by Foreign Subsidiaries that do not have 65% or more of their Equity Interests pledged under Section 9.9(a)(i), and (ii) after giving effect to the making of any such loans or advances no Default or Event of Default shall have occurred and be continuing.  For purposes hereof, Foreign Subsidiaries organized under the laws of India or China shall be deemed to be Foreign Subsidiaries that do not have 65% or more of their Equity Interests pledged under Section 9.9(a)(i);

(g)           Investments permitted by Section 10.12;

(h)           loans and advances to officers, directors, employees or consultants of the Company or any Subsidiaries (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $2,500,000, (ii) in respect of payroll payments and expenses in the ordinary course of business or (iii) in connection with any such Person’s purchase of Equity Interests of the Company;

(i)            accounts receivable, security deposits and prepayments, trade credit and bank acceptance drafts and similar instruments delivered by customers, in each case, in the ordinary course of business; and

(j)            loans and advances constituting Luvata Transactions.

For purposes of determining compliance with this Section 10.11, (A) any loan or advance need not be permitted solely by reference to one category of permitted loans and advances (or any portion thereof), but may be permitted in part under any relevant combination thereof, (B) in the event that any loan or advance (or any portion thereof) meets the criteria of one or more of the categories of permitted loans and advances (or any portion thereof), the Company may, in its sole discretion, classify or divide such loan or advance (or any portion thereof) in any manner that complies with this Section 10.11 and will be entitled to only include the amount and type of such loan or advance (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such loan or advance (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof) and (C) notwithstanding any re-characterization for tax purposes of any loan or advance as equity, such loan or advance shall continue to be treated as a loan or advance.

Section 10.12      Investments and Acquisitions.  The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or to make any Acquisition of any Person, except:

(a)           Cash Equivalent Investments and Investments that were Cash Equivalent Investments when made;

(b)           (i)(A) Investments by any Bank Borrower or any Subsidiary Guarantor in the Company or any other Subsidiary Guarantor, (B) Investments by any Foreign Subsidiary Borrower in any Foreign Guarantor in respect of such Foreign Subsidiary Borrower and (C) Investments by any Foreign Subsidiary that is a Foreign Guarantor in the Foreign Subsidiary Borrower with respect to which it is a Foreign Guarantor or in any other Foreign Subsidiary that is a Foreign Guarantor with respect to such Foreign Subsidiary Borrower, (ii) Investments by any Subsidiary that is neither a Bank Borrower nor a Subsidiary Guarantor in any Bank Borrower or any Subsidiary Guarantor or in any other Subsidiary that is neither a Bank Borrower nor a Subsidiary Guarantor, (iii) other intercompany liabilities amongst the Company and any Subsidiaries (or solely amongst the Subsidiaries) in the ordinary course of business in connection with the cash management operations of the Company and any Subsidiaries, and (iv) Investments by any Bank Borrower or any Subsidiary Guarantor in any Subsidiary that is neither a Bank Borrower nor a Subsidiary Guarantor consisting solely of (A) the contribution or other disposition of Equity Interests or Debt of any other Subsidiary that is not Bank Borrower or a Subsidiary Guarantor held directly by any Bank Borrower or a Subsidiary Guarantor in exchange for Debt, Equity Interests (or additional share premium or paid in capital in respect of Equity Interests) or a combination thereof of the Subsidiary to which such contribution or other disposition is made, (B) an exchange of Equity Interests of any other Subsidiary that is neither a Bank Borrower nor a Subsidiary Guarantor for Debt of such Subsidiary, or (C) Investments in the form of loans or other Debt of, advances to, purchases of Equity Interests in, or contributions of cash or Cash Equivalent Investments to, any Subsidiary that is neither a Bank Borrower nor a Subsidiary Guarantor; provided, that immediately following the consummation of an Investment pursuant to the preceding clauses (A) or (B), the Subsidiary whose Equity Interests or Debt are the subject of such Investment remains a Subsidiary of the Company;

(c)           Investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special-purpose entity created solely to engage in a Qualified Receivables Transaction and to the extent required in connection with such Qualified Receivables Transaction;

(d)           Swap Contracts and guaranties by the Company and its Subsidiaries of such Swap Contracts; provided, that any transaction under any Swap Contract complies with Section 10.18;

(e)           loans and advances permitted by Section 10.11;

(f)            the creation of any new Domestic Subsidiaries that become Subsidiary Guarantors and any Investments therein or in any other Domestic Subsidiary that is a Subsidiary Guarantor;

(g)           the creation of any new Subsidiaries of Modine Netherlands Holding B.V. and any Investments therein or in any other member of the Modine Netherlands Consolidated Group, provided that all such Investments are made solely by another member of the Modine Netherlands Consolidated Group;

(h)           the creation of any other new Foreign Subsidiaries not permitted above and that are not Subsidiaries of Modine Holding GmbH and any Investments therein, provided that all such Investments are otherwise permitted under the terms of Section 10.12(y);

(i)            the Luvata Acquisition and other Permitted Acquisitions and Investments constituting Luvata Transactions;

(j)            Investments in Foreign Subsidiaries organized under the laws of the People’s Republic of China (“PRC”) solely to the extent required under any guaranty permitted under Section 10.2 hereof as may be necessary to ensure that the difference between (i) such Subsidiary's registered capital and (ii) the total investment in such Subsidiary that is approved by the government of the PRC, as stated in the applicable Approval Certificate for Establishment of Enterprises with Foreign Investment in the PRC, is sufficient to cover all sums that the beneficiary of such guaranty is demanding or could demand under such guaranty if such Subsidiary were in default under any of the guaranteed obligations; provided that concurrently with, or from the proceeds of, such Investment, the Company shall cause such Subsidiary to repay in full such guaranteed obligations;

(k)           Investments arising out of the receipt of non-cash consideration for the disposition of any assets permitted under Section 10.6;

(l)            Investments that are existing or committed, or anticipated to exist in the future, as of the Effective Date (provided, that any such Investments in any Person that, in the aggregate as to such Person, exceed $5,000,000 and/or any such Investments in any Person that are anticipated as of the Effective Date to exist in the future, shall, in each such case, be set forth on Schedule 10.12 or otherwise disclosed in writing to Prudential prior to the Effective Date), and any extensions, renewals, replacements or reinvestments of Investments permitted by this clause (l), so long as the aggregate amount of all Investments pursuant to this clause (l) is not increased at any time above the amount of such Investment existing or committed as of the Effective Date (other than pursuant to an increase as required by the terms of any such Investment as in existence as of the Effective Date, or as otherwise permitted by this Section 10.12);

(m)          Investments resulting from pledges and deposits permitted under Section 10.4;

(n)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business, and Investments acquired by the Company or any Subsidiaries as a result of a foreclosure by the Company or any Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(o)           Investments of a Subsidiary acquired after the Effective Date or of a Person merged into the Company or merged into or consolidated with any Subsidiaries after the Effective Date, in each case, (i) to the extent such acquisition, merger, or consolidation is permitted under this Section 10.12 and Section 10.6 and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, or consolidation and were in existence on the date of such acquisition, merger, or consolidation;

(p)           acquisitions by the Company or any Subsidiaries of obligations of one or more directors, officers, employees or consultants of the Company or any Subsidiaries in connection with such director’s, officer’s, employee’s or consultant’s acquisition of Equity Interests of the Company or any Subsidiary, so long as no cash is actually advanced by the Company or any Subsidiaries to such directors, officers, employees or consultants in connection with the acquisition of any such obligations;

(q)           Guaranties permitted under Section 10.2;

(r)            guarantees by the Company or any Subsidiaries of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Debt, in each case entered into by the Company or any Subsidiaries in the ordinary course of business;

(s)           Investments to the extent that payment for such Investments is made with the Company’s Equity Interests (but not any Disqualified Stock);

(t)            Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;

(u)           Investments by the Company and any Subsidiaries, if the Company or any Subsidiaries would otherwise be permitted to make a Restricted Payment under Section 10.10(g) in such amount (provided, that the amount of any such Investment shall also be deemed to be a Restricted Payment under Section 10.10(g) for all purposes of this Agreement);

(v)           Investments consisting of the licensing or contribution of any intellectual property rights pursuant to joint marketing or other similar arrangements with other Persons;

(w)          to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of any intellectual property rights, in each case in the ordinary course of business;

(x)           any Investment acquired by virtue of any Bail-in Action (as defined in the Credit Agreement) with respect to any Bank; and

(y)           any other Investments, provided that:  (i) no Default or Event of Default exists at the time such Investment is made or would be caused thereby, and (ii) the aggregate amount of all such Investments plus the Acquisition Consideration paid or incurred in respect of Permitted Acquisitions (other than the Luvata Acquisition) in any Fiscal Year shall not exceed $50,000,000; provided that the foregoing dollar limitation shall not apply if the pro forma Leverage Ratio after giving effect (including pro forma effect) to such Investment or Acquisition is less than or equal to a ratio equal to 3.00 to 1.00.

For purposes of determining compliance with this Section 10.12, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof), but may be permitted in part under any relevant combination thereof, (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments, the Company may, in its sole discretion, classify or divide such Investment (or any portion thereof) in any manner that complies with this Section 10.12 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof), (C) the amount of any Investment by any Person outstanding at any time shall be the amount actually invested (measured at the time invested), net of any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto from time to time and (D) notwithstanding any re-characterization for tax purposes of any loan or advance as equity, such loan or advance shall continue to be treated as a loan or advance.

Section 10.13       [Intentionally Omitted].

Section 10.14      Optional Payments and Modifications of Debt. The Company will not, nor will it permit any Subsidiary to, make any optional payment, defeasance (whether a covenant defeasance, legal defeasance or other defeasance), optional prepayment, optional repurchase (including without limitation any optional offer to repurchase) or other optional redemption (collectively, “Optional Payments”) of any Material Indebtedness, provided that (a) the Company or any of its Subsidiaries may do any of the foregoing with respect to any Material Indebtedness (other than Subordinated Debt) if after giving effect to any of the foregoing on a pro forma basis each of the following conditions is satisfied: (i) no Default or Event of Default exists at such time or would be caused thereby and (ii) Liquidity is equal to or greater than $50,000,000, (b) any Foreign Subsidiary may do any of the foregoing with respect to any of its Material Indebtedness if (x) such amount paid is from its own cash on hand and (y) after giving effect to any of the foregoing on a pro forma basis, no Default or Event of Default exists, (c) the foregoing shall not apply to transactions owed to the Company or any Subsidiary Guarantor or, in the case of any Foreign Subsidiary, that are owed to any Foreign Subsidiary Borrower in respect of which it is a Foreign Guarantor or to any other Foreign Subsidiary that is a Foreign Guarantor in respect of such Foreign Subsidiary Borrower and (d) the foregoing shall not apply to Permitted Refinancing Indebtedness of any Material Indebtedness with the proceeds of Debt permitted under Section 10.2 or the proceeds of issuances of Equity Interests (excluding Disqualified Stock).

Section 10.15      Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of (i) any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Company or any Domestic Subsidiary or (ii) the Company or any Subsidiary to grant liens pursuant to the Collateral Documents (to the extent required by this Agreement); provided that the foregoing shall not apply to any prohibition, restriction or condition:

(a)           imposed on the Modine Netherlands Consolidated Group in connection with Debt permitted under Section 10.2;

(b)           imposed in connection with a material economic benefit provided to any Foreign Subsidiary by a Governmental Authority;

(c)           imposed under the Credit Agreement (or the Loan Documents as defined in the Credit Agreement) as in effect on the Effective Date or that constitutes a customary term (as determined in good faith by the Company) of unsecured Debt permitted to be incurred hereunder;

(d)           imposed by law;

(e)           imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests of a Subsidiary or the property of the Company or any Subsidiary pending the closing of such sale or disposition;

(f)            that is a customary provision in a joint venture agreement or other similar agreement applicable to a joint venture entered into in the ordinary course of business;

(g)           imposed by any agreement relating Debt permitted under Section 10.2, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (in each case, as determined in good faith by the Company);

(h)           imposed by any agreement relating to Debt permitted under Section 10.2 of a Subsidiary that is not a Subsidiary Guarantor that applies only to such Subsidiary and its Subsidiaries that are not Subsidiary Guarantors;

(i)            that constitutes a customary net worth or similar provision contained in a real property lease, so long as the Company has determined in good faith that such provision would not reasonably be expected to impair the ability of the Company and its Subsidiaries to meet their ongoing obligations under this Agreement;

(j)            imposed by any agreement in effect at the time such Person becomes a Subsidiary or assumed in connection with the Luvata Acquisition or any other Permitted Acquisition, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary or such Acquisition;

(k)           imposed by any agreement relating to any Qualified Receivables Transaction;

(l)            imposed by any agreement relating to secured Debt permitted by this Agreement to the extent that such restrictions apply only to the specific property or assets securing such Debt and proceeds thereof;

(m)          constituting a customary provision contained in a lease or license of intellectual property or other similar agreement entered into in the ordinary course of business;

(n)           constituting a customary provision restricting subletting or assignment of any lease governing a leasehold interest;

(o)           constituting a customary provision restricting assignment, mortgaging or hypothecation of any agreement entered into in the ordinary course of business;

(p)           constituting a Lien permitted hereunder and customary restrictions and conditions contained in the document relating thereto, so long as (1) such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 10.15;

(q)           constituting a customary restriction contained in a lease, sublease, license or Equity Interests or an asset sale agreement otherwise permitted hereby as long as such restriction relates to the Equity Interests and assets subject thereto;

(r)            constituting a restriction on cash or other deposits imposed by a customer under a contract entered into in the ordinary course of business; and

(s)           imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of or similar arrangements to the contracts, instruments or obligations referred to in the foregoing clauses; provided that (i) in the case of the refinancing of Debt, the new Debt constitutes Permitted Refinancing Indebtedness in respect of the refinanced Debt, and (ii) such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement is, in the good faith judgment of the Company, no more restrictive with respect to such prohibition, restriction or condition than those in effect immediately prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

Section 10.16      Environmental Matters. The Company will not, and will not permit any other Person to, conduct its operations or keep or maintain its property in non-compliance with any applicable Environmental Laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 10.17      Change in Fiscal Year.  The Company will not change its Fiscal Year (including any of its Fiscal Quarters) without (a) providing the holders of Notes with prior written notice of such change; and (b) executing and delivering to the holders of Notes, prior to such change, such amendments to this Agreement and the other Transaction Documents as the Required Holders may reasonably deem necessary and appropriate as a result of such change in Fiscal Year.

Section 10.18       Swap Contracts.  The Company will not, nor will it permit any Subsidiary to, enter into or remain liable under any Swap Contracts, except for Swap Contracts that are entered into in the ordinary course of business of the Company or such Subsidiary for the purpose of hedging a risk exposure of the Company or a Subsidiary and not for speculative purposes.

Section 11.	Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)           the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)           the Company defaults in the payment of any interest on any Note or any Excess Leverage Fee for more than five Business Days after the same becomes due and payable; or

(c)           (i) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 9.8, Sections 10.1 through Section 10.8, Sections 10.10 through 10.12, or Section 10.18 or any Additional Covenant (but only after giving effect to any notice, grace or cure period as may be applicable to such Additional Covenant) or (ii) the Company fails to consummate the Luvata Acquisition on or within two Business Days after the Series B Closing Day; or

(d)           the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or any Transaction Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)           any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in this Agreement, in the Subsidiary Guaranty, in any other Transaction Document or in any certificate, financial statement or other document delivered pursuant to any Transaction Document proves to have been false or incorrect in any material respect on the date as of which made; or

(f)            (i) the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Significant Obligations beyond any period of grace provided with respect thereto, or (ii) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Significant Obligations or of any mortgage, indenture or other agreement relative thereto or any other condition exists, and as a consequence of such default or condition such Significant Obligations have become, or have been declared (or one or more Persons are entitled to declare such Significant Obligations to be), due and payable before the stated maturity thereof or before the regularly scheduled dates of payment thereof, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of any holder of Significant Obligations to convert such Significant Obligations into equity interests), (x) the Company or any Significant Subsidiary has become obligated to purchase or repay any Significant Obligations before the regular maturity thereof or before the regularly scheduled dates of payment thereof, or (y) one or more  Persons have the right to require the Company or any Significant Subsidiary so to purchase or repay such Significant Obligations (provided that, notwithstanding the foregoing, none of the following events shall constitute an Event of Default under this this clause (f) unless such event results in the acceleration of other Significant Obligations of the Company or any Subsidiary:  (i) any secured Debt becoming due as a result of the voluntary sale or transfer of the property or assets securing such Debt, (ii) any change of control offer made within 60 days after an acquisition with respect to, and effectuated pursuant to, Debt of an acquired business, (iii) any default under Debt of an acquired business if such default is cured, or such Debt is repaid, within 60 days after the acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such Debt or (iv) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issues or excess cash flow, in each case pursuant to Debt of an acquired business); or

(g)           the Company or any Significant Subsidiary (i) shall fail generally to pay, or shall admit in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes a general assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action to authorize any of the foregoing; or

(h)           a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)            a final judgment or judgments for the payment of money aggregating in excess of $30,000,000 (to the extent not covered by indemnification or independent third-party insurance as to which the insurer does not dispute coverage) are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 45 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 45 days after the expiration of such stay; or

(j)            An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(k)           any Subsidiary Guaranty shall cease to be in full force and effect for any reason whatsoever (other than in accordance with the terms hereof or thereof), including, without limitation, a determination by any Governmental Authority that such Subsidiary Guaranty is invalid, void or unenforceable or any Subsidiary Guarantor which is a party to such Subsidiary Guaranty shall contest or deny in writing the validity or enforceability of any of its obligations under such Subsidiary Guaranty, but excluding any Subsidiary Guaranty which ceases to be in full force and effect in accordance with and by reason of the express provisions of Section 22.10; or

(l)            any Collateral Document shall for any reason (other than solely as the result of an act or omission of a holder of Notes) fail to create a valid and perfected Lien, subject to the Intercreditor Agreement, in any Collateral purported to be covered thereby, except as permitted by the terms of this Agreement or any Collateral Document.

Section 12.	Remedies on Default, Etc.

Section 12.1         Acceleration.  (a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable, and the Facility shall automatically terminate.

(b)           If any other Event of Default has occurred and is continuing, any holder or holders of not less than 51 % in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable, and Prudential may at its option, by notice in writing to the Company, terminate the Facility.

(c)           If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

(d)           Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2         Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, in any Note or in any other Transaction Document or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3         Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of more than 50% in principal amount of the Notes then outstanding (or, in the case of such a declaration under Section 12.1(c), more than 50% in principal amount of the accelerated Notes) , by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4         No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13.	Registration; Exchange; Substitution of Notes.

Section 13.1         Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof in accordance with Section 13.2 and the name and address of each transferee of one or more Notes in accordance with Section 13.2 of which the Company has knowledge shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2        Transfer and Exchange of Notes.  Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1(a), in the case of a Series A Note, in the form of Exhibit 1(b), in the case of a Series B Note or in the form of Exhibit 1(c), in the case of a Shelf Note.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $100,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a series, one Note of such series may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.  Notwithstanding the foregoing, at any time when no Event of Default is in existence no holder may transfer all or any portion of any Note to any Person that is, or that is owned by, controlled by, or for the direct or indirect benefit of, a Competitor without the Company’s prior written consent (and any such transfer without such consent shall be null and void).

Section 13.3         Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(i)            in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(ii)           in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.	Payments on Notes.

Section 14.1         Place of Payment.  Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes and any payments of an Excess Leverage Fee shall be made at the principal office of the Company in Racine, Wisconsin.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2         Home Office Payment.  So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest and any payments of an Excess Leverage Fee by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A (in the case of the Series A Notes and the Series B Notes) or as specified in such Purchaser’s Confirmation of Acceptance (in the case of any Shelf Note), or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  The Company will make such payments in immediately available funds, no later than 11:00 a.m. New York, New York time on the date due.  If for any reason whatsoever the Company does not make any such payment by such 11:00 a.m. transmittal time, such payment shall be deemed to have been made on the next following Business Day and such payment shall bear interest at the Default Rate set forth in the Note.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 15.	Expenses, Etc.

Section 15.1        Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (but limited to reasonable attorneys’ fees of one special counsel for all of the Purchasers and each other holder of a Note (unless there is a conflict preventing one counsel from representing all the Purchasers and such holders) and, if reasonably required by the Required Holders, local counsel in each relevant jurisdiction) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes, the Subsidiary Guaranty, the Intercreditor Agreement or any other Transaction Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation (but subject to the limitation on attorneys’ fees above): (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend or cause the Collateral Agent to enforce or defend) any rights under this Agreement, the Notes, the Subsidiary Guaranty, the Intercreditor Agreement or any other Transaction Document (including, without limitation, to protect, collect, lease, sell, take possession of, release or liquidate any of the Collateral) or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes, the Subsidiary Guaranty, the Intercreditor Agreement or any other Transaction Document, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and the Subsidiary Guaranty, (c) all costs and expenses, including without limitation reasonable attorneys’ fees, preparing, recording and filing all financing statements, instruments and other documents to create, perfect and fully preserve and protect the Liens granted in the Collateral Documents and the rights of the holders or of the Collateral Agent for the benefit of the holders, (d) the fees, costs and expenses of the Collateral Agent and (e) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO of the NAIC, provided, that such costs and expenses under this clause (e) shall not exceed $3,000 per series.  The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2         Survival.  The payment obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes, the Subsidiary Guaranty, the Intercreditor Agreement or any other Transaction Document, and the termination of this Agreement.

Section 16.	Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Notes and the Subsidiary Guaranty, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company or any Subsidiary Guarantor pursuant to this Agreement or the Subsidiary Guaranty shall be deemed, representations and warranties of the Company under this Agreement or the Subsidiary Guaranty, as the case may be.  Subject to the preceding sentence, this Agreement, the Notes, the Subsidiary Guaranty and the Commitment Letter dated as of September 8, 2016 by and among Prudential and the Company embody the entire agreement and understanding among each Purchaser, the Company and the Subsidiary Guarantors and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17.	Amendment and Waiver.

Section 17.1         Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, (b) (1) with the written consent of Prudential (and without the consent of any other holder of Notes), the provisions of Section 1.3 or 2.2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (2) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Section 2.2 and Section 4.2 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes and (c) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (1) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest (it being understood, however, that any waiver or amendment, approved by the holders of the requisite percentage of the Notes then outstanding in accordance with the terms of this Section 17.1, that waives or eliminates any Event of Default shall result in the Default Rate ceasing to apply from and after the effective date of such waiver or amendment but only with respect to the Event of Default eliminated by such waiver or amendment) or of the Make-Whole Amount on, the Notes, (2) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (3) amend any of Section 8, 11(a), 11(b), 12, 17 or 20.  The Subsidiary Guaranty and the Intercreditor Agreement may be amended, and the observance of any term thereof may be waived, in accordance with the terms thereof.

Section 17.2         Solicitation of Holders of Notes.

(a)           Solicitation.  The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or of any other Transaction Document, unless such proposed amendment, waiver or consent relates only to a specific Series of Accepted Notes which have not yet been purchased, in which case such information will only be required to be delivered to the Purchasers which shall have become obligated to purchase Accepted Notes of such Series.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)          Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof, of the Notes, the Subsidiary Guaranty, the Intercreditor Agreement or the other Transaction Documents unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

Section 17.3         Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4         Notes held by Company, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes, the Subsidiary Guaranty, the Intercreditor Agreement or any other Transaction Document, or have directed the taking of any action provided herein, in the Notes, the Subsidiary Guaranty, the Intercreditor Agreement or any other Transaction Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18.	Notices.

Except as otherwise provided herein, all notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)            if to Prudential or any Purchaser or its nominee, to Prudential or such Purchaser or nominee at the address specified for such communications in Schedule A hereto (in the case of Prudential or the Purchasers of the Series A Notes and the Series B Notes) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Purchaser of any Shelf Notes) or at such other address as such Purchaser or nominee shall have specified to the Company in writing in accordance with this Section 18;

(ii)          if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing in accordance with this Section 18, or

(iii)          if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, with a copy at the same address to the attention of the Company’s General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing in accordance with this Section 18.

Notices under this Section 18 will be deemed given only when actually received.

Notwithstanding anything to the contrary in this Section 18, any communication pursuant to Section 2.2 shall be made by the method specified for such communication in Section 2.2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

Section 19.	Reproduction of Documents.

This Agreement and the Subsidiary Guaranty and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20.	Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement; provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser; provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.  In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21.	Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21) shall be deemed to refer to such Affiliate in lieu of such original Purchaser.  In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21) shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22.	Miscellaneous.

Section 22.1        Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and permitted assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2        Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3         Accounting Terms.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the holders of Notes that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the holders of Notes notify the Company that Prudential or the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (A) such provision shall be interpreted on the basis of GAAP as in effect and applied without giving effect to such change and (B) the Company shall provide to the holders of Notes financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP, until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein (including computations in respect of compliance with Sections 10.1 and 10.3) shall be made (a) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (b) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof, provided, that, in the event the Company makes any such election or clause (b) would be applicable to the financing statements of the Company and its Subsidiaries in accordance with GAAP, the Company shall provide to the holders of the Notes financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such covenants made before and after giving effect to such election or application and (ii) other than for purposes of the preparation and delivery of financial statements as contemplated by this Agreement, any obligations relating to a lease that was accounted for by such Person as an Operating Lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person (or any subsidiary or Affiliate of such Person) shall be accounted for as obligations relating to an Operating Lease and not as Capitalized Lease Obligations.

Section 22.4        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5        Construction, Etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7        Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8        Jurisdiction and Process; Waiver of Jury Trial.  (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in New York, New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)           The Company consents to process being served by or on behalf of any holder of a Note in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section 18.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)           Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)           The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 22.9        Transaction References.  The Company agrees that Prudential and Prudential Capital Group may (a) refer to its role in establishing the Facility, as well as the identity of the Company, the Series A Notes and the Series B Notes and the maximum aggregate principal amount of the Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.

Section 22.10      Releases of Subsidiary Guarantors.

(a)           Subject to the terms of the Intercreditor Agreement, a Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty upon the consummation of any transaction permitted by this Agreement (including by virtue of any amendment, waiver or consent in accordance with this Agreement) as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Holders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.  In connection with any termination or release pursuant to this clause (a), the holders of the Notes shall execute and deliver to the applicable Subsidiary Guarantor, at such Subsidiary Guarantor’s expense, all documents that such Subsidiary Guarantor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the holders of the Notes.

(b)           Subject to the terms of the Intercreditor Agreement and so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the holders of the Notes shall, promptly upon the request of the Company, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Subsidiary Guarantor is no longer obligated to be a Subsidiary Guarantor pursuant to Section 9.8 hereof; provided, however, that in no event shall any Subsidiary Guarantor be released pursuant to this Section 22.10(b) unless and until such Subsidiary Guarantor is not any of the following (including as the result of any substantially contemporaneous release of such Subsidiary Guarantor as such):  (i) a guarantor (whether directly or indirectly) in respect of obligations of the Company or any Domestic Subsidiary under the Credit Agreement or any other Loan Document (as defined in the Credit Agreement) or (ii) liable as a borrower, co-borrower or other obligor under the Credit Agreement or any other Loan Document (as defined in the Credit Agreement) (other than (x) as a Foreign Subsidiary Borrower solely with respect to its direct obligations, (y) as an obligor solely with respect to its direct obligations under a Rate Management Transaction (as defined in the Credit Agreement) or (z) as a Foreign Subsidiary pledging collateral under a Collateral Document (as defined in the Credit Agreement) solely to secure the obligations of one or more Foreign Subsidiaries).

(c)           Subject to the terms of the Intercreditor Agreement and subject to any reinstatement provision contained in the applicable Subsidiary Guaranty, at such time as the principal and interest on the Notes and all fees, expenses and other amounts payable under the Transaction Documents (in each case, other than obligations expressly stated to survive such payment) shall have been paid in full in cash, the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d)           Subject to the terms of the Intercreditor Agreement, upon any sale or disposition by any Bank Borrower or Subsidiary Guarantor (other than to any Bank Borrower or Subsidiary Guarantor) of any Collateral in a transaction permitted under this Agreement (including by virtue of any merger or consolidation permitted under this Agreement) the security interests in such Collateral created by the Collateral Documents shall be automatically released.  In connection with any such termination or release pursuant to this Section, the holders of the Notes shall execute and deliver to the applicable Bank Borrower or Subsidiary Guarantor, at such Bank Borrower’s or Subsidiary Guarantor’s expense, all documents that such Bank Borrower or Subsidiary Guarantor shall reasonably request to evidence such termination or release; provided, however, that (i) the holders of the Notes shall not be required to execute any such document on terms which, in any holder’s reasonable opinion, would expose such holder to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of such sale or disposition, all of which shall continue to constitute part of the Collateral.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the holders of the Notes.

(e)           The Company agrees that it will not, nor will it permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor of the Company or of any Subsidiary as consideration for or as an inducement to entering into by any such creditor of any release, discharge or termination set forth in clauses (a) through (d) of this Section 22.10 unless a proportionate amount of such consideration or remuneration (in addition to the consideration or remuneration paid to such other creditors) is concurrently paid, on the same terms, to the holders of the Notes; provided, however that, for the avoidance of doubt, customary fees paid to one or more lenders and/or their affiliates in connection with a Permitted Refinancing shall not be considered consideration or remuneration under this clause (e).

(f)            Effective as of the Effective Date, the parties hereto agree that (i) each of the Subsidiary Guarantors (as defined in the Existing Note Agreement) is hereby released from its obligations under the Subsidiary Guaranty (as defined in the Existing Note Agreement) and (ii) the Subsidiary Guaranty (as defined in the Existing Note Agreement) is hereby terminated and of no further force or effect (other than any provisions thereof which expressly survive termination in accordance with the terms thereof).

*  *  *  *  *

When this Agreement is executed and delivered by the Company, Prudential, the Existing Holders and the Initial Purchasers, it shall become a binding agreement between the Company, on one hand, and Prudential, each Existing Holder and each Initial Purchaser, on the other hand.  This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

Very truly yours,

Modine Manufacturing Company

By:	/s/ Michael B. Lucareli
	Name:	Michael B. Lucareli
	Title:	Vice President, Finance and Chief Financial Officer

This Agreement is hereby accepted and agreed to as of the date thereof.

PGIM, INC.

By:	/s/David Quackenbush
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/David Quackenbush
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
PRUDENTIAL ARIZONA REINSURANCE TERM COMPANY

By:	PGIM, Inc. (as Investment Manager)

	By:	/s/David Quackenbush
Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
PRUCO LIFE INSURANCE COMPANY

By:	/s/David Quackenbush
Assistant Vice President

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptance” is defined in Section 2.2(e).

“Acceptance Day” is defined in Section 2.2(e).

“Acceptance Window” means, with respect to any interest rate quotes provided by Prudential pursuant to Section 2.2(d), the time period designated by Prudential as the time period during which the Company may elect to accept such interest rate quotes.  If no such time period is designated by Prudential with respect to any such interest rate quotes, then the Acceptance Window for such interest rate quotes will be 2 minutes after the time Prudential shall have provided such interest rate quotes to the Company.

“Accepted Note” is defined in Section 2.2(e).

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which the Company or any of its Subsidiaries (but excluding transactions solely among the Company and/or one or more of its Subsidiaries) (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of related transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

 “Acquisition Consideration” means the aggregate amount of all consideration paid or payable, including all direct payments, all Debt assumed, all earnouts and other contingent payments (other than customary indemnification obligations) and all other consideration paid or payable, by the Company and its Subsidiaries in respect of an Acquisition.

SCHEDULE B
 (to Note Purchase Agreement)

“Additional Covenant” means (i) any affirmative or negative covenant or similar restriction (including any financial covenant) binding on the Company or any Subsidiary under the terms of any Material Indebtedness (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which is similar to that of any covenant in Section 9 or 10 of this Agreement, or related definitions in Schedule B to this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the lender under any agreement with respect to any Material Indebtedness of the Company or such Subsidiary or any agreement for the refinancing or extension of all or a portion of the Material Indebtedness thereunder (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial), (ii) any covenant (or other provision having similar effect) the subject matter of which pertains to measurement of the Company’s consolidated financial condition or consolidated financial performance, including a measurement of the Company’s leverage, ability to cover expenses, earnings, net income, fixed charges, interest expense, net worth or other component of the Company’s consolidated financial position or results of operations (however expressed and whether stated as a ratio, a fixed amount, as an event of default or otherwise) and whether such covenant (or other provision) is similar to or different from the covenants contained in Section 9 or 10 of this Agreement, or related definitions in Schedule B to this Agreement or (iii) any requirement or restriction binding on the Company or any Subsidiary under the terms of the Credit Agreement that is labeled or otherwise characterized as an affirmative or negative covenant (or that, regardless of how so labeled or characterized, would customarily be labeled or otherwise characterized as an affirmative or negative covenant in a credit agreement similar to the Credit Agreement, as reasonably determined by the Required Holders) that is different from the subject matter of any covenants in Sections 9 or 10 of this Agreement, or related definitions in Schedule B to this Agreement; provided, that (i) “Additional Covenants” shall not include covenants (or other provisions having similar effect) in an agreement with respect to Material Indebtedness of a Foreign Subsidiary unless such Material Indebtedness constitutes Applicable Foreign Indebtedness and (ii) any covenant (or other provision having similar effect) contained in an agreement relating to any Applicable Foreign Indebtedness which constitutes an Additional Covenant hereunder shall only apply to the same Persons to which the covenant (or other provision having similar effect) contained in such Applicable Foreign Indebtedness applies.

“Additional Default” means (i) any provision contained in any agreement with respect to any Material Indebtedness of the Company or any Subsidiary or any agreement for the refinancing or extension of all or a portion of the Material Indebtedness thereunder which permits the holders of such Material Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase the Material Indebtedness thereunder or any agreement for the refinancing or extension of all or a portion of the Material Indebtedness thereunder prior to the stated maturity thereof and which is similar to any Event of Default contained in Section 11 of this Agreement, or related definitions in Schedule B to this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the lender under any agreement with respect to any Material Indebtedness of the Company or such Subsidiary or any agreement for the refinancing or extension of all or a portion of the Material Indebtedness thereunder (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) and (ii) any event or circumstance that is labeled or otherwise characterized as an event of default in the Credit Agreement (or that, regardless of how so labeled or characterized, would customarily be labeled or otherwise characterized as an event of default in a credit agreement similar to the Credit Agreement, as reasonably determined by the Required Holders) that is different from the subject matter of any Events of Default contained in Section 11 of this Agreement, or related definitions in Schedule B to this Agreement; provided, that (i) “Additional Defaults” shall not include defaults (or other provisions having similar effect) in an agreement with respect to Material Indebtedness of a Foreign Subsidiary unless such Material Indebtedness constitutes Applicable Foreign Indebtedness and (ii) any default (or other provision having similar effect) contained in an agreement relating to any Applicable Foreign Indebtedness which constitutes an Additional Default hereunder shall only apply to the same Persons to which the default (or other provision having similar effect) contained in such Applicable Foreign Indebtedness applies.

“Affiliate” means, at any time, and (i) with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and (ii) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential Financial, Inc. or any Affiliate of Prudential Financial, Inc. then acts as investment advisor or portfolio manager.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.  For the avoidance of doubt, no individual shall be deemed to be an Affiliate of a Person solely because such individual is a director (or the equivalent thereof) or a senior officer of such Person unless such Person otherwise constitutes an “Affiliate” pursuant to this definition.

“Additional Excess Leverage Fee” is defined in Section 9.11(b).

“Agreement” means this Amended and Restated Note Purchase and Private Shelf Agreement among the Company, Prudential, the Existing Holders, the Initial Purchasers and the Prudential Affiliates that may become party hereto dated November 15, 2016.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Applicable Foreign Indebtedness” means Material Indebtedness of a Foreign Subsidiary which the Company or a Domestic Subsidiary has guaranteed or as to which the Company or a Domestic Subsidiary is otherwise liable as borrower, co-borrower or other obligor.

“Authorized Officer” means (a) in the case of the Company, its chief executive officer, its chief financial officer, any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (b) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Information Schedule or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or a lawyer in its law department.  Any action taken under this Agreement on behalf of the Company by any individual who on or after the Effective Date shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the Effective Date shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

“Bank Agent” means JPMorgan Chase Bank, N.A., in its capacity as agent under the Credit Agreement, and its successors and assigns in that capacity.

“Bank Borrower” means the Company and any Subsidiary that is a “Borrower” as defined in the Credit Agreement.

“Banks” means JPMorgan Chase Bank, N.A., Bank of Montreal, U.S. Bank National Association, Wells Fargo Bank, National Association, Bank of America, N.A., PNC Bank, National Association, KeyBank National Association, Barclays Bank plc, Associated Bank, N.A., Comerica Bank and the other lending parties to the Credit Agreement from time to time, and their respective successors and assigns from time to time.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purpose of Section 2.2 only on a day on which Prudential is open for business and (c) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Chicago, Illinois or New York, New York are required or authorized to be closed.

“Cancellation Date” is defined in Section 2.2(g)(4).

“Cancellation Fee” is defined in Section 2.2(g)(4).

“Capital Lease” means, at any time, any lease of property by a Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capital Leases which would be shown as a liability on the balance sheet of such Person in accordance with GAAP.

“Cash Equivalent Investments” means:

(i)         direct obligations of the United States of America, Switzerland, the United Kingdom (and any nation thereof) or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, Switzerland, the United Kingdom (and any nation thereof) or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;

(ii)        with respect to Investments of a Foreign Subsidiary only, direct obligations of, or obligations guaranteed by, such Foreign Subsidiary’s Domestic National Government with maturities not exceeding two years from the date of acquisition thereof;

(iii)       commercial paper, maturing not more than one year after the date of acquisition, issued by entity (other than an Affiliate of the Company) with a rating at the time as of which any investment therein is made of A-1 or better by S&P or P-1 or better by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(iv)      time deposit accounts, eurodollar time deposits, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company (whether domestic or foreign) having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent company’s long-term debt, is rated at least A by S&P or A2 by Moody’s;

(v)        repurchase agreements or like investment vehicles, in each case rated A-1 or better by S&P or P-1 or better by Moody’s and having a maturity date not greater than 270 days;

(vi)       securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(vii)      shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of the foregoing clauses (i) through (vi);

(viii)     money market funds that (A) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, as amended from time to time, (B) are rated AAA by S&P or Aaa by Moody’s, and (C) have portfolio assets of at least $1,000,000,000;

(ix)        (A) preferred stocks rated A3 or better by Moody’s or A- or better by S&P, (B) adjustable rate preferred stock funds rated A3 or better by Moody’s or A- or better by S&P, and (C) municipal notes with credit support provided by, and putable (within a period not to exceed one year from date of acquisition) to, financial institutions rated A or better by Moody’s, S&P, or Fitch;

(x)         tax exempt variable rate demand notes rated AA or better by Moody’s or S&P, provided that such notes permit the Company or any Subsidiaries to require the issuer to repurchase such notes after a period of not more than one year from date of acquisition thereof; and

(xi)        in the case of any Foreign Subsidiary or, to the extent operating outside the United States of America, the Company or any of its other Subsidiaries, such local currencies held by it from time to time in the ordinary course of business.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalent Investments shall also include (a) investments of the types and maturities described above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments.

Notwithstanding the foregoing, Cash Equivalent Investments shall include amounts denominated in currencies other than those set forth above, provided that such amounts are converted into any currency contemplated above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and as it may be further amended from time to time, 42 U.S.C.§§9601 et seq.

“CFC”  means a “controlled foreign corporation” as defined in Section 957 of the Code.

“Change in Control” is defined in Section 8.7.

“Closing” is defined in Section 3.1.

“Closing Day” means, with respect to the Series B Notes, the Series B Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (a) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (b) if the closing of the purchase and sale of such Series B Note or Accepted Note is rescheduled pursuant to Section 3.3, the Closing Day for such Series B Note or Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2.2(g)(3), means the Rescheduled Closing Day with respect to such Series B Note or Accepted Note.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means all assets of the Company and each of its Subsidiaries in which a Lien is required to be granted to secure the Notes.

“Collateral Agent” means JPMorgan in its capacity as collateral agent under the Intercreditor Agreement and the Collateral Documents, and its successors and assigns in that capacity.

“Collateral Documents” means, collectively, the Security Agreements, the Intercreditor Agreement, the Mortgages and all other agreements or documents granting or perfecting a Lien in favor of the Collateral Agent for the benefit of the Secured Parties under the Intercreditor Agreement or otherwise providing support for the Secured Obligations at any time, as any of the foregoing may be amended, amended and restated or modified from time to time.

“Company” means Modine Manufacturing Company, a Wisconsin corporation.

“Competitors” means, at any time of determination, each competitor of the Company identified as such in the Company’s most recent report on Form 10-K filed with the SEC; provided, however, that in no event shall an Institutional Investor (excluding clause (b) of the definition thereof) be a Competitor.  Prudential and each Purchaser shall be entitled to rely in good faith on a certificate from a Person that it is not a “Competitor”.

“Confidential Information” is defined in Section 20.

“Confirmation of Acceptance” is defined in Section 2.2(e).

“Confirmation of Guaranty” is defined in Section 4.2(k).

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income of the Company (plus, to the extent not included in Consolidated Net Income, all cash dividends and cash distributions received by the Company or any Subsidiary from any Person in which the Company or any Subsidiary has made an Investment), adjusted to exclude the following items (a) through and including (k) (without duplication) to the extent taken into account in determining Consolidated Net Income and adjusted (without duplication) on a pro forma basis as contemplated by the following items (l) and (m), all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP:

(a)        Consolidated Interest Expense and Receivables Transaction Financing Costs,

(b)        expense for federal, state, local and foreign income and franchise taxes paid or accrued,

(c)        depreciation and amortization,

(d)        non-cash stock based compensation expense,

(e)        non-recurring and/or unusual gains or expenses, costs, losses and charges; provided that the aggregate cash amount added back pursuant to this clause (e) shall not, when aggregated with the Non-S-X Adjustment Amount defined in clause (l) below, exceed ten percent (10%) of Consolidated EBITDA for such period prior to giving effect to such cash amount and the Non-S-X Adjustment Amount for such period,

(f)         any other non-cash charges, losses, costs, expenses, income, gains or other non-cash items (excluding the accrual of revenue in the ordinary course, non-cash expenses in the ordinary course to the extent they represent an accrual or reserve for potential cash items in any future period, any non-cash gains or other items increasing Consolidated EBITDA which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period that reduced Consolidated EBITDA in an earlier period and any items for which cash was received in any prior period),

(g)        any net after-tax loss from disposed, abandoned, transferred, closed or discontinued operations (provided that the aggregate amount permitted to be added back for any such loss shall not exceed $5,000,000 during such period),

(h)        expenses with respect to liability or casualty events or business interruption, to the extent covered by insurance and actually reimbursed or with respect to which the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days (with a deduction for any amount so added back and then denied within such 180-day period) and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days),

(i)         the Transaction Costs and any other out of pocket fees, costs and expenses incurred during such period in connection with (A) any issuance of Debt permitted hereunder or equity, (B) any Permitted Acquisitions and (C) any divestiture permitted hereunder,

(j)         Restructuring Charges in an amount not to exceed (i) $15,000,000 in any Fiscal Year or (ii) $40,000,000 for all times after the Effective Date,

(k)        Make-Whole Amounts under this Agreement,

(l)         with respect to each Permitted Acquisition (other than the Luvata Acquisition), demonstrable cost savings and cost synergies (in each case, net of continued associated expenses) that, as of the date of calculation with respect to such period, are anticipated by the Company in good faith to be realized within 12 months following such Permitted Acquisition, net of the amount of any such cost savings and cost synergies otherwise included, or added back, pursuant to this definition, provided that (1) the amount of such cost savings and synergies under this clause (l) relating to any Permitted Acquisition may not exceed fifteen percent (15%) of the EBITDA (determined with respect to the target of such Permitted Acquisition, determined on a basis consistent with Consolidated EBITDA as defined herein) for such period (as calculated without giving effect to this clause (l)) unless approved by the Required Holders, (2) the amount of such cost savings and cost synergies that do not comply with Article 11 of Regulation S-X (the “Non-S-X Adjustment Amount”), for any four quarter period added back under this clause (l) may not, when aggregated with the amount of any increase to Consolidated Net Income pursuant to clause (e) above, exceed ten percent (10%) of Consolidated EBITDA for such period (as calculated without giving effect to any increase pursuant to clause (e) above and the Non-S-X Adjustment Amount), (3) such cost savings and cost synergies have been reasonably detailed by the Company in the applicable compliance certificate required by Section 7.2(b), and (4) if any cost savings or cost synergies included in any pro forma calculations based on the anticipation that such cost synergies or cost savings will be achieved within such 12-month period shall at any time cease to be reasonably anticipated by the Company to be so achieved, then on and after such time any pro forma calculations required to be made under this Agreement shall not reflect such cost synergies or cost savings, all determined in accordance with GAAP for such period, and

(m)       demonstrable cost savings and cost synergies (in each case, net of continued associated expenses) relating to the Luvata Transaction that, as of the date of calculation with respect to such period, are anticipated by the Company in good faith to be realized by no later than December 31, 2017, net of the amount of any such cost savings and cost synergies otherwise included, or added back, pursuant to this definition, provided that (1) such cost savings and cost synergies have been reasonably detailed by the Company in the applicable compliance certificate required by Section 7.2(b), and (2) if any cost savings or cost synergies included in any pro forma calculations based on the anticipation that such cost synergies or cost savings will be achieved by such date shall at any time cease to be reasonably anticipated by the Company to be so achieved, then on and after such time pro forma calculations required to be made under this Agreement shall not reflect such cost synergies or cost savings, all determined in accordance with GAAP for such period; provided further that the aggregate cash amount added back pursuant to this clause (m) shall not exceed $10,000,000 during the term of this Agreement.

For purposes hereof, “Consolidated EBITDA” shall be adjusted to give effect to each Acquisition (including the Luvata Acquisition), and any related Debt and related interest expense, and each disposition of any Subsidiary or of all or substantially all of the assets of any Subsidiary or of greater than 50% of the Equity Interests of any Subsidiary (including any Debt repaid in connection therewith and related interest expense), in each case that occurred during the applicable period as if such Acquisition or disposition had occurred at the inception of such period.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Company and its Subsidiaries calculated on a consolidated basis for such period, including, without limitation, such interest expense as may be attributable to Capital Leases, Receivables Transaction Financing Costs, the discount or implied interest component of Off–Balance Sheet Liabilities (as reasonably determined by the Company in consultation with Prudential), all commissions, discounts and other fees and charges owed with respect to Letters of Credit, bankers acceptances and similar instruments and net payments (if any) pursuant to Swap Contracts, but excluding or net of, as applicable, (i) any Make-Whole Amounts under this Agreement, (ii) amortization of fees in respect of any issuance, amendment to or modification of Debt and (iii) net receipts (if any) pursuant to Swap Contracts).

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period in conformity with GAAP.

“Consolidated Tangible Assets” means, as of any date of determination thereof, consolidated total assets minus the Intangible Assets of the Company and its Subsidiaries on such date.

“Consolidated Total Debt” means, at any time, the principal amount of all Debt of the Company and its Subsidiaries that would be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP at such time.

“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.  As used in this definition, “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of the Effective Date, among the Company, the Foreign Subsidiaries named therein, the Bank Agent and the Banks, and as further amended, restated, supplemented, otherwise modified, refinanced or replaced from time to time.

“Debt” of any Person means, without duplication, such Person’s (i) obligations for borrowed money and all mandatory obligations under any Disqualified Stock, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable and accrued expenses, in each case, arising in the ordinary course of such Person’s business), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments (other than with respect to accounts payable arising in the ordinary course of such Person’s business), (v) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (vi) Capitalized Lease Obligations, (vii) obligations in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money), (viii) Guaranties in respect of Debt of any other Person, (ix) Off-Balance Sheet Liabilities, (x) Receivables Transaction Attributed Indebtedness, (xi) Supply Chain Finance Outstanding Obligations and (xii) obligations under Swap Contracts.  In the event any of the foregoing Debt is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Debt shall be equal to the lesser of the amount of such Debt and the fair market value of such asset or assets at the date of determination of the amount of such Debt.  Notwithstanding the foregoing, the term “Debt” shall exclude (1) purchase price adjustments, earnouts, holdbacks or deferred payments of a similar nature (including deferred compensation representing consideration or other contingent obligations incurred in connection with an Acquisition), except in each case to the extent that such amount payable is, or becomes, reasonably determinable and contingencies have been resolved, (2) Debt that has been defeased and/or discharged in accordance with its terms, provided that funds in an amount equal to all such Debt (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance and/or discharge) have been irrevocably deposited with a trustee for the benefit of the relevant holders of such Debt, (3) accrued pension cost, employee benefits and postretirement health care obligations arising in the ordinary course of business and (4) obligations in respect of customer advances received and held in the ordinary course of business.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2.0% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate.

“Delayed Delivery Fee” is defined in Section 2.2(h)(3).

“Disclosure Documents” is defined in Section 5.3.

“Disqualified Stock” means any Equity Interests that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part prior to a date one year after the latest Maturity Date (as defined in the Credit Agreement) at the time such Equity Interests are issued.

“Domestic National Government” means, with respect to a Foreign Subsidiary, the national government of the country in which the Foreign Subsidiary’s principal place of business is located.

“Domestic Subsidiary” means each Subsidiary of the Company that is organized under the laws of the United States of America or any state, territory or possession thereof.

“Effective Date” is defined in Section 4.1.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof, including, without limitation, CERCLA.

“Equity Interests” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure with respect to any Plan to pay the “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA) and the continuance of such failure for more than 10 Business Days after a Responsible Officer becomes aware of such failure, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” is defined in Section 11.

“Excess Leverage Fee” is defined in Section 9.11(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Subsidiary” means (a) any Subsidiary that is a captive insurance company, (b) any Subsidiary that is a special purpose entity for asset securitization or other off balance sheet purposes and with respect to which becoming a Subsidiary Guarantor would violate requirements set forth in its organizational documents, debt agreements or applicable law, (c) any Subsidiary prohibited by law from becoming a Subsidiary Guarantor, (d) any joint venture Subsidiaries formed after the Effective Date to the extent the organizational documents of any such joint venture Subsidiary prohibit it from becoming a Subsidiary Guarantor and (e) any FSHCO or Domestic Subsidiary of any Foreign Subsidiary that is a CFC.

“Existing Note Agreement” is defined in the Introduction hereto.

“Facility” is defined in Section 2.2(a).

“Fiscal Quarter” means each of the four fiscal quarters of the Company ending each March 31, June 30, September 30 and December 31 of each calendar year.

“Fiscal Year” means each one year fiscal period of the Company.

“Fitch” means Fitch, Inc. or any successor thereto.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) or any successor statute thereto, as in effect from time to time, (ii) the Flood Insurance Reform Act of 2004 or any successor statute thereto, as in effect from time to time and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 or any successor statute thereto, as in effect from time to time.

“Foreign Guarantor” means any Foreign Subsidiary that is a guarantor under the Credit Agreement.

“Foreign Subsidiary” means each Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means any Foreign Subsidiary that is a Bank Borrower.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“FSHCO” means any Domestic Subsidiary that owns (directly or through its Subsidiaries) no material assets other than the Equity Interests of or Debt issued by any Subsidiary (or Subsidiaries) of the Company that is a CFC.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)           the government of The United States of America or any State or other political subdivision thereof, or

(b)           any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(c)           any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” or “Guarantee” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, to the extent the foregoing are contained therein, any comfort letter, operating agreement, take‑or‑pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership, but excluding contingent liabilities arising with respect to (i) customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions, purchasers in connection with dispositions permitted under Section 10.6, and (ii) warranties and other similar undertakings arising in the ordinary course of business, whether under contracts or by operation of law, to buyers in connection with the sale of goods and/or services.

“Hazardous Material” means (i) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, or in any applicable state or local law or regulation, (ii) hazardous substances, as defined in CERCLA, or in any applicable state or local law or regulation, (iii) gasoline, or any other petroleum product or by-product, (iv) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation or (v) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such act, statute or regulation may be amended from time to time.

“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Hostile Acquisition” means (a) the Acquisition of a Person through a tender offer or similar solicitation of the owners of its Equity Interests which has not been approved (prior to such Acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such Acquisition as to which such approval has been withdrawn.

“INHAM Exemption” is defined in Section 6.3(e).

“Initial Purchasers” shall have the meaning given in the address block of this Agreement.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intangible Assets” means the aggregate amount, for the Company and its Subsidiaries on a consolidated basis, of all assets classified as intangible assets under GAAP, including, without limitation, customer lists, acquired technology, goodwill, computer software, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, unamortized debt discount and capitalized research and development costs.

“Intercreditor Agreement” is defined in Section 4.1(h).

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable, debit and credit card receivables and advances to customers and distributors arising in the ordinary course of business) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“Issuance Fee” is defined in Section 2.2(g)(2).

“Issuance Period” is defined in Section 2.2(b).

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means, as of any date of calculation, the ratio of:

(i)            the Company’s Consolidated Total Debt outstanding on such date, minus:

(a)        the amount of any Cash Collateral (as defined in the Credit Agreement as in effect on the Effective Date) provided for any of the Secured Obligations;

(b)        the amount by which the sum of 100% of the unrestricted cash of the Company and its Domestic Subsidiaries at such time that is not subject to any Lien other than in favor of the Collateral Agent or Permitted Encumbrances plus 70% of the unrestricted cash of the Foreign Subsidiaries at such time that is not subject to any Lien other than in favor of the Collateral Agent or Permitted Encumbrances, exceeds $15,000,000,

(c)        any Off-Balance Sheet Liabilities arising from Permitted Sale and Leaseback Transactions, and

(d)        up to $5,000,000, in the aggregate, of (i) Supply Chain Finance Outstanding Obligations, (ii) Off-Balance Sheet Liabilities relating to Permitted Factoring transactions and/or (iii) Receivables Transaction Attributed Indebtedness relating to the factoring of accounts receivable and related rights and property to any Person other than the Company or any Subsidiary in the ordinary course of business, to

(ii)           the Company’s Consolidated EBITDA for the then most recently ended four Fiscal Quarters.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment for security purposes, deposit arrangement, encumbrance or other security interest or similar collateral arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capital Lease or other title retention agreement, but excluding the interest of a lessor under an Operating Lease).

“Liquidity” means, at any time, the sum of (a) the amount of the Available Aggregate Revolving Commitment (as defined in the Credit Agreement) at such time, plus (b) 100% of the unrestricted cash and Cash Equivalent Investments of the Company and its Domestic Subsidiaries at such time that is not subject to any Lien other than in favor of the Collateral Agent or Permitted Encumbrances.

“Luvata” means, collectively, Luvata Heat Transfer Solutions, Inc.,  Luvata Italy Srl, Luvata SRB d.o.o. Sremska Mitrovica, Luvata HTS do Brasil Participações Ltda, Luvata Austria GmbH and Luvata Heat Transfer Solutions Asia Holding AB, together with the subsidiaries of each such entity.

“Luvata Acquisition” means the acquisition of all of the outstanding Equity Interests of Luvata by the Company pursuant to the Luvata Acquisition Agreement.

“Luvata Acquisition Agreement” means the Share Sale and Purchase Agreement, dated as of September 6, 2016, by and between the Company and Luvata Heat Transfer Solutions II AB, as amended, restated, supplemented or otherwise modified from time to time, provided, however, that any amendment, consent or waiver to or of the Luvata Acquisition Agreement or any other Luvata Acquisition Document that is adverse to the holders of the Notes or the Collateral Agent in any material manner shall require the consent of the Required Holders (such consent not to be unreasonably withheld, delayed or conditioned); it being understood that:  (i) any increase in the purchase price that does not exceed 10% in the aggregate that is funded with equity of the Company (or other equity reasonably satisfactory to the Required Holders) and/or cash on hand of the Company and its Subsidiaries not required for working capital purposes (provided that after applying such cash to the purchase price the Company and its Subsidiaries on an aggregate basis would continue to have at least $30,000,000 of cash and Cash Equivalent Investments) and/or is pursuant to any purchase price or similar adjustment provisions set forth in Article 5 of the Luvata Acquisition Agreement as of the Effective Date, in each case, shall not be deemed to be adverse to the holders of the Notes or the Collateral Agent in any material manner and shall not require the consent of the Required Holders; and (ii) any decrease in the purchase price that does not exceed 10% in the aggregate or is pursuant to any purchase price or similar adjustment provision set forth in the Luvata Acquisition Documents, in each case, shall not be deemed to be adverse to the holders of the Notes or the Collateral Agent in any material manner and shall not require the consent of the Required Holders.

“Luvata Acquisition Agreement Representations” means the representations and warranties made by or with respect to Luvata, its subsidiaries, their respective businesses or the Luvata Acquisition in the Luvata Acquisition Documents as are material to the interests of Prudential, the Existing Holders or the Initial Purchasers, but only to the extent that the Company or its Subsidiaries have the right to terminate its or their obligations under the Luvata Acquisition Documents or to decline to consummate the Luvata Acquisition pursuant to the Luvata Acquisition Documents as a result of such representations or warranties being inaccurate.

“Luvata Acquisition Documents” means the Luvata Acquisition Agreement and all related material documents for the Luvata Acquisition.

“Luvata Excess Leverage Fee” is defined in Section 9.11(a).

“Luvata Transactions” means the Luvata Acquisition and, in each case as determined in good faith by the Company to be reasonably necessary or advisable to consummate the Luvata Acquisition, the following transactions in anticipation thereof and/or substantially contemporaneously therewith:

(a)        one or more loans and/or advances by the Company in an aggregate principal amount of up to $200,000,000 to one or more Foreign Subsidiaries;

(b)        the merger of Modine Holding GmbH into Modine Europe GmbH and the change of the name of Modine Holding GmbH to “Modine Europe GmbH”;

(c)        the formation and capitalization of one or more holding company Subsidiaries that would own equity interests in one or more Foreign Subsidiaries;

(d)        the sale, contribution and/or other transfer by one or more Foreign Subsidiaries of assets to, and/or the merger of one or more Foreign Subsidiaries with, one or more other Foreign Subsidiaries;

(e)        the sale, contribution and/or other transfer of the equity interests of one or more Foreign Subsidiaries to one or more other Subsidiaries;

(f)         the sale, contribution and/or other transfer of the equity interests of one or more Domestic Subsidiaries of Foreign Subsidiaries to the Company and/or one or more other Subsidiaries; and

(g)        loans and/or advances by one or more Foreign Subsidiaries to other Foreign Subsidiaries (including the formation and capitalization by one or more Foreign Subsidiaries of one or more other Foreign Subsidiaries for the purpose of making such loans and/or advances).

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, condition (financial or otherwise), assets, or properties of the Company and its Subsidiaries taken as a whole, excluding changes or effects in connection with specific events (and not general economic or industry conditions) applicable to the Company and/or its Subsidiaries as disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with or furnished to the SEC, in each case prior to the Effective Date), or (b) the ability of the Company or any Subsidiary Guarantor to perform its obligations under this Agreement, the Notes or any other Transaction Document to which it is a party, or (c) the validity or enforceability of this Agreement, the Notes, the Subsidiary Guaranty or any other Transaction Document against the Company or any Subsidiary Guarantor or the rights and remedies against the Company or any Subsidiary Guarantor thereunder.

“Material Domestic Subsidiary” means each Domestic Subsidiary (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 7.1 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 7.1(a) or 7.1(b), the most recent financial statements referred to in Section 5.5), after the elimination of intercompany revenues, contributed ten percent (10%) or more of the Company’s domestic consolidated total revenues (i.e., excluding consolidated revenues attributable to Foreign Subsidiaries) for such period or (ii) which, after the elimination of intercompany assets, contributed ten percent (10%) or more of the Company’s domestic consolidated total assets (excluding assets of Foreign Subsidiaries) as of such date, in each case other than any Excluded Subsidiary; provided that, if at any time the aggregate amount of domestic consolidated total revenues, after the elimination of intercompany revenues, or domestic consolidated total assets, after the elimination of intercompany assets, attributable to all Domestic Subsidiaries (other than Excluded Subsidiaries) that are not Material Domestic Subsidiaries exceeds twenty percent (20%) of domestic consolidated total revenues for any such period or twenty percent (20%) of domestic consolidated total assets (in each case after giving effect to such exclusions) as of the end of any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten (10) days, the Required Holders) shall designate sufficient Domestic Subsidiaries (other than Excluded Subsidiaries) as “Material Domestic Subsidiaries” on or prior to the date upon which the Company’s delivery of financial statements with respect to such period is due under Section 7.1 to eliminate such excess, and such designated Domestic Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries for so long as is necessary to eliminate such excess.

“Material Indebtedness” means (a) Debt under the Credit Agreement and (b) any other Debt (other than the Notes and intercompany indebtedness owing by and among the Company and/or its Subsidiaries) of the Company or any of its Subsidiaries in respect of any credit or loan facility or publicly issued or privately placed debt issuance if the aggregate principal amount outstanding and/or committed in respect of such credit or loan facility or debt issuance exceeds $30,000,000.

“Modine Holding GmbH” means Modine Holding GmbH (or, from and after the merger of Modine Holding GmbH into Modine Europe GmbH in connection with the Luvata Transactions, Modine Europe GmbH), a Wholly-owned Subsidiary of the Company.

“Modine Netherlands Consolidated Group” means Modine Netherlands Holding B.V. and its Subsidiaries existing as of the Effective Date, and any other Foreign Subsidiary permitted under this Agreement to be a Subsidiary of Modine Netherlands Holdings B.V.

“Moody’s” means Moody's Investors Service, Inc., including the NCO/Moody's Commercial Division, or any successor Person.

“Mortgage Instruments” means such title reports, ALTA title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood certifications and flood insurance (and, if applicable FEMA form acknowledgements of insurance), opinions of counsel, ALTA surveys, appraisals, environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications as are reasonably requested by, and in form and substance reasonably acceptable to, the Collateral Agent from time to time.

“Mortgaged Properties” means the real, personal and mixed properties subject to any Mortgage.

“Mortgages” means each mortgage, deed of trust and similar agreement and any other agreement from any Bank Borrower or any Subsidiary Guarantor granting a Lien on any of its real property, each in form and substance reasonably acceptable to the Required Holders and as amended or modified from time to time, entered into by any Bank Borrower or any Subsidiary Guarantor at any time for the benefit of the Collateral Agent and the Secured Parties pursuant to this Agreement or the Intercreditor Agreement.

“Multiemployer Plan” means any Plan, as defined in section 4001(a)(3) of ERISA and applicable guidance, that is maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any other ERISA Affiliate is a party to which more than one employer is obligated to make contributions.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Contracts.  “Unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Contracts as of the date of determination (assuming the Swap Contracts were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Contracts as of the date of determination (assuming such Swap Contracts were to be terminated as of that date).

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event (other than from the Company or any of its Subsidiaries), including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale and Leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Debt (other than Notes), including penalties and breakage, secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next two succeeding years and that are directly attributable to such event (as determined reasonably and in good faith by a Responsible Officer), (iv) any repatriation costs associated with the receipt by the applicable taxpayer of such proceeds, (v) any costs associated with unwinding any related Swap Contract in connection with such event and (vi) any customer deposits required to be returned as a result of such transaction; provided, however, that the amount determined pursuant to the foregoing shall be reduced, in the case of any Net Proceeds received by a joint venture Subsidiary, by the amount attributable to (and not available for distribution to, or for the account of, the Company or a Wholly-owned Subsidiary) noncontrolling interests in such joint venture Subsidiary owned by any Person other than the Company or any of its Subsidiaries.

“Notes” is defined in Section 1.3.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resourcecenter/sanctions/Programs/Pages/Programs.aspx.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation of, or credit recourse against, such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction that is not a Capital Lease or Synthetic Lease, (iii) any liability under any Synthetic Lease entered into by such Person, and (iv) any liability with respect to any factoring of, or similar arrangements with respect to, receivables or similar obligations sold by or pursuant to factoring or similar agreements (excluding, for the avoidance of doubt, any factoring or similar arrangement that constitutes a Qualified Receivables Transaction); provided, however, that “Off-Balance Sheet Liability” shall not include any liability relating to any sale, conveyance, transfer or other disposition of any interest in any bank acceptance draft or similar instrument delivered by a customer to the Company or any Subsidiary in the ordinary course of business in China.  The amount of any Off-Balance Sheet Liability  will be determined based on the amount of obligations outstanding under the legal documents entered into as part of transaction that would be characterized as principal if such transaction were structured as a secured lending transaction.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Operating Leases” of a Person means any lease of property other than a Capital Lease.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Acquisition” means an Acquisition by the Company or any Subsidiary in a transaction that satisfies each of the following requirements:

(a)           such Acquisition is not a Hostile Acquisition;

(b)          both immediately before and upon giving effect to such Acquisition and the Shelf Notes (if any) requested to be issued in connection therewith and any other Debt incurred to finance such Acquisition, no Default or Event of Default exists or would be caused thereby and the Company is in pro forma compliance with Sections 10.1 and 10.3;

(c)           both immediately before and upon giving effect to such Acquisition, the Available Aggregate Revolving Commitment (as defined in the Credit Agreement) was and will be at least $25,000,000;

(d)           the aggregate amount of the Acquisition Consideration shall not exceed the amount permitted under Section 10.12;

(e)           prior to the closing of any such Acquisition as to which the aggregate purchase consideration exceeds $50,000,000, the Company shall provide such pro forma financial statements and certificates and copies of such documents being executed or delivered in connection with such Acquisition as may be reasonably requested by Prudential or the Required Holders; and

(f)            if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U.

“Permitted Encumbrances” means the Liens permitted under Sections 10.4(a), (b), (c), (d), (g) and (h).

“Permitted Factoring” means a factoring or similar sale of accounts receivable and related rights and property in the ordinary course of business which is not entered into in connection with or as part of a Qualified Receivables Transaction or Supply Chain Finance Program.

“Permitted Refinancing Indebtedness” means any Debt issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), other Debt (including previous re-financings that constituted Permitted Refinancing Indebtedness), to the extent that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Debt so refinanced (plus unpaid accrued interest and premium (including tender premium and any make-whole amount) thereon, any committed or undrawn amounts associated with, original issue discount on, and underwriting discounts, defeasance costs, fees, commissions and expenses incurred in connection with, such Permitted Refinancing Indebtedness), (b) the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the earlier of the final maturity date of the Debt being refinanced (it being understood that, in each case, any provision requiring an offer to purchase such Debt as a result of a change of control, fundamental change, delisting, asset sale or similar provision shall not violate the foregoing restriction), (c) if the Debt (including any guarantee thereof) being Refinanced is by its terms subordinated in right of payment to the Secured Obligations, such Permitted Refinancing Indebtedness (including any guarantee thereof) shall be subordinated in right of payment to the Secured Obligations on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Debt being Refinanced, taken as a whole (as determined in good faith by the Board of Directors of the Company), (d) no Permitted Refinancing Indebtedness shall have direct obligors or contingent obligors that were not the direct obligors or contingent obligors (or that would not have been required to become direct obligors or contingent obligors) in respect of the Debt being Refinanced except that (x) the Company or any Subsidiary Guarantor may be added as additional obligors and (y) any Foreign Subsidiary Borrower may be added as an additional obligor so long as if such Permitted Refinancing Indebtedness is Debt of the Company or any Domestic Subsidiary, then such Foreign Subsidiary Borrower shall have delivered a Guaranty of the Notes pursuant to Section 9.8 hereof, and (e) if the Debt being Refinanced is secured, such Permitted Refinancing Indebtedness may only be secured on terms no less favorable, taken as a whole, to the holders of Notes than those contained in the documentation (including any intercreditor agreement) governing the Debt being Refinanced (as determined in good faith by the Board of Directors of the Company).

“Permitted Sale and Leaseback Transactions” means all Sale and Leaseback Transactions as permitted under Section 10.2(k).

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Prepayment Event” means:

(a)           any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Company or any Subsidiary pursuant to Section 10.6(i) resulting in Net Proceeds equal to or greater than $5,000,000;

(b)          any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary with a fair market value immediately prior to such event equal to or greater than $5,000,000; or

(c)           the incurrence by the Company or any Subsidiary of any Debt, other than Debt permitted under Section 10.2 or permitted by the Required Holders pursuant to Section 17.1.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Prepayment Date” is defined in Section 8.7.

“Prudential” shall have the meaning given in the address block of this Agreement.

“Prudential Affiliate” means any Affiliate of Prudential.

“Purchasers” means, with respect to the Series B Notes, the Initial Purchasers and, with respect to any Accepted Notes, the Prudential Affiliate(s) which are purchasing such Accepted Notes.

“QPAM Exemption” is defined in Section 6.3(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Subsidiary pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts, notes receivable or other financial assets and, in each case, rights related thereto on a limited recourse basis, provided that such sale, conveyance or transfer qualifies as a sale under GAAP.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination which (i) if a Qualified Receivables Transaction is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Debt or (ii) if a Qualified Receivables Transaction is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Qualified Receivables Transaction if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement; provided, however, that “Receivables Transaction Attributed Indebtedness” (a) shall not include any liability relating to any sale, conveyance, transfer or other disposition of any interest in any bank acceptance draft or similar instrument delivered by a customer to the Company or any Subsidiary in the ordinary course of business in China, and (b) in the case of any factoring or similar sale of accounts receivable and related rights and property to any Person other than the Company or any Subsidiary that constitutes a Qualified Receivables Transaction, shall be limited to the amount of credit recourse against the Company and/or its Subsidiaries in respect of such accounts receivable.

“Receivables Transaction Financing Cost” means such portion of the fees, service charges, and other costs, as well as all collections or other amounts retained by purchasers of accounts or notes receivable and rights related thereto pursuant to a Qualified Receivables Transaction, which are in excess of amounts paid to the Company and its Subsidiaries under any Qualified Receivables Transaction for the purchase of accounts or notes receivable and rights related thereto pursuant to such Qualified Receivables Transaction and are the equivalent of the interest component of the financing if the transaction were characterized as a secured lending transaction rather than as a purchase.

“Receivables/Factoring/SCF Indebtedness” means (i) all Receivables Transaction Attributed Indebtedness, and (ii) Supply Chain Finance Outstanding Obligations.

“Regulation S-X” means Regulation S-X under the Securities Exchange Act of 1934, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and any successor or other regulation or official interpretation of such Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Request for Purchase” is defined in Section 2.2(c).

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Rescheduled Closing Date” is defined in Section 3.3.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of such Person or any option, warrant or other right to acquire any such Equity Interests of such Person.

“Restructuring Charges” means cash charges related to any restructuring with respect to the Company and/or any of its Subsidiaries, including such charges specifically related to the following categories of expense incurred in connection with any such restructuring:  severance and related benefits; contractual salary continuation with respect to terminated employees; retained restructuring consulting; equipment transfer (including shipping and related expense, product validation incurred to validate receiving plant capability, and receiving plant physical modifications required to accept transferred product); expenses related to facility sale preparation; employee outplacement; environmental services; employee insurance and benefits continuation; and any other cash charges treated as restructuring or repositioning expense under GAAP.

“S&P” means S&P Global Ratings, a division of S&P Global Inc. and its successors.

“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease such property as lessee.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Secured Obligations” means the “Secured Obligations”, as defined in the Intercreditor Agreement.

“Secured Parties” means the “Secured Parties” as defined in the Intercreditor Agreement.

“Securities” or Security” shall have the same meaning as in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Agreement” means that certain Amended and Restated Security Agreement by and among the Company, the Subsidiary Guarantors party thereto and the Collateral Agent, and each other security agreement, pledge agreement, pledge and security agreement and similar agreement and any other agreement from any Bank Borrower or Subsidiary Guarantor granting a Lien on any of its personal property (including without limitation any Equity Interests owned by such Bank Borrower or such Subsidiary Guarantor) entered into by such Bank Borrower or such Subsidiary Guarantor at any time for the benefit of the Collateral Agent and the Secured Parties pursuant to this Agreement or the Intercreditor Agreement, each in form and substance reasonably acceptable to the Required Holders and as amended or modified from time to time.

“Senior Financial Officer” means the chief financial officer, treasurer or controller of the Company.

“Series” is defined in Section 1.3.

“Series A Note” is defined in Section 1.1.

“Series B Closing” is defined in Section 3.1.

“Series B Closing Day” is defined in Section 3.1.

“Series B Maturity Date” means the date that is the 10 year anniversary of the Series B Closing Day.

“Series B Note” is defined in Section 1.2.

“Shelf Closing” means, with respect to any Series of Shelf Notes, the closing of the sale and purchase of such Series of Shelf Notes.

“Shelf Notes” is defined in Section 1.3.

“Significant Obligations” means Debt (other than the Notes and intercompany Debt owing by and among the Company and/or its Subsidiaries) of any one or more of the Company and its Subsidiaries in an aggregate outstanding principal amount exceeding $30,000,000.  For purposes of determining Significant Obligations, the “principal amount” of the Swap Contracts at any time shall be determined based on the Net Mark-to-Market Exposure of the Company or any Subsidiary.

“Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X, as in effect on the Effective Date.

“Specified Collateral Limitation Provision” means that, to the extent any Collateral (other than (x) assets of the Company and any Subsidiary Guarantors with respect to which a Lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code or (y) Equity Interests in Domestic Subsidiaries with respect to which a Lien may be perfected by the delivery of stock certificates and certificated limited liability company interests (to the extent received by the Company after its use of commercially reasonable efforts to obtain them)) is not or cannot be perfected on the Effective Date (or, in the case of Collateral acquired by virtue of the Luvata Acquisition, on or within two Business Days after the Series B Closing Day) after the Company’s use of commercially reasonable efforts to do so or without undue burden or expense, the perfection of such Collateral shall not constitute a condition precedent to the Series B Closing and, notwithstanding any provisions set forth in Section 9.9 to the contrary, such Collateral shall not be required to be perfected until the 60th day following the Effective Date (or the Series B Closing Day as the case may be), or such later date as may be agreed upon by the Required Holders in their reasonable discretion.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subordinated Debt” of a Person means any Debt of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Required Holders and which is on terms (including without limitation maturities, covenants and defaults) reasonably satisfactory to the Required Holders.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary which is required to become a Subsidiary Guarantor pursuant to the requirements of Section 9.8 that has not ceased to be a Subsidiary Guarantor in accordance with this Agreement.

“Subsidiary Guaranty” means each Guaranty in substantially the form of Exhibit 9.8 attached hereto made by each Subsidiary Guarantor party thereto, in favor of the holders, together with any joinders thereto, as amended, restated, supplemented or modified from time to time in accordance with the terms thereof.

“Substantial Portion” means, with respect to the property of the Company and its Subsidiaries, property (excluding intercompany items) which represents more than 10% of the consolidated total assets of the Company and its Subsidiaries or property (excluding intercompany items) which is responsible for more than 10% of the consolidated total revenues of the Company and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Supply Chain Finance Outstanding Obligations” means, at any time, the greater of (a) zero and (b)(i) the aggregate amount of all trade receivables (excluding trade receivables sold to a Person other than the Company or any Subsidiary in a transaction that qualifies as a sale under GAAP) that would then be owing to the Company and/or its Subsidiaries by customers in respect of Supply Chain Finance Programs if the Company and its Subsidiaries were not participating in such Supply Chain Finance Programs, minus (ii) the aggregate amount of all trade receivables then owing to the Company and/or its Subsidiaries by such customers that have not been transferred under such Supply Chain Financing Programs; provided, however, that “Supply Chain Finance Outstanding Obligations” shall not include any liability relating to any sale, conveyance, transfer or other disposition of any interest in any bank acceptance draft or similar instrument delivered by a customer to the Company or any Subsidiary in the ordinary course of business in China.

“Supply Chain Finance Program” means each supply chain financing or similar program established by customers of the Company and its Subsidiaries, pursuant to which the Company and its Subsidiaries may sell trade receivables and the rights directly related thereto (or sell negotiable instruments or other rights created to represent the obligations owing pursuant to a trade receivable or enter into any other form of transaction with the intent of improving liquidity with respect to trade receivables) owing by such customer to the Company and its Subsidiaries, in the ordinary course of business.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP (as in effect on the Effective Date) and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Transaction Costs” means any fees or expenses incurred or paid by the Company or any Subsidiary in connection with this Agreement and the other Transaction Documents, the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) and the transactions contemplated hereby or thereby, including, without limitation, the consummation of the Luvata Acquisition and the other transactions contemplated by the Luvata Acquisition Agreement.

“Transaction Documents” means this Agreement, the Notes, the Subsidiary Guaranties, each Confirmation of Guaranty, the Collateral Documents, the Intercreditor Agreement and any other agreements or instruments executed in connection herewith at any time.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Wholly-owned Subsidiary” means any Subsidiary in which (other than, in the case of a corporation, directors’ qualifying shares required by law) 100% of the capital stock, partnership interests, membership interests or other equity interests is, at the time as of which any determination is being made, owned, beneficially and of record, by the Company, or by one or more of the other Wholly-owned Subsidiaries, or both.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SCHEDULE 5.3
DISCLOSURE MATERIALS

None.

Schedule 5.3
 (to Note Purchase Agreement)

SCHEDULE 5.4
SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK

Subsidiary	State or Country of incorporation or organization	% of voting securities	Owned by
Modine, Inc.	Delaware	100%	Company
Modine Acquisition, Inc.	Wisconsin	100%	Company
Modine ECD, Inc.	Pennsylvania	100%	Company
Modine Holding GmbH	Germany	100%	Company
Modine Jackson, Inc.	Delaware	100%	Company
Modine Japan K.K.	Japan	100%	Company
Modine Thermal Systems Korea, LLC	Korea	100%	Company
Modine Manufacturing Company Foundation, Inc.	Wisconsin	100%	Company
Modine Thermal Systems (Changzhou) Company Ltd.	China	100%	Company
Modine Thermal Systems (Shanghai) Company Ltd.	China	100%	Company
Modine Manufacturing (Canada) LTD	British Columbia	100%	Company
Modine Thermal Systems Private Limited	India	99%	Company (1)
Modine UK Dollar Limited	UK	100%	Company
Airedale International Air Conditioning Limited	UK	100%	Modine UK Dollar Limited
Barkell Limited	UK	100%	Airedale International Air Conditioning Limited
Airedale Group Limited	UK	100%	Airedale International Air Conditioning Limited
Airedale Sheet Metal Limited	UK	100%	Airedale International Air Conditioning Limited
Airedale Compact Systems Limited	UK	100%	Airedale International Air Conditioning Limited
AIAC Air Conditioning SA (Pty) Limited	South Africa	100%	Airedale International Air Conditioning Limited
Modine LLC	Delaware	100%	Modine, Inc.
Modine do Brasil Sistemas Termicos Ltda.	Brazil	99.9%	Modine, Inc. (2)

Schedule 5.4
 (to Note Purchase Agreement)

Modine Transferencia de Calor, S.A. de C.V.	Mexico	99.6%	Modine, Inc. (2)
Modine Austria Holding GmbH	Austria	100%	Modine Holding GmbH
Modine Austria Ges.m.b.H.	Austria	100%	Modine Austria Holding GmbH
Modine Austria Immobilien GmbH	Austria	100%	Modine Austria Ges.m.b.H.
Modine Pliezhausen GmbH	Germany	100%	Modine Holding GmbH
Modine Europe GmbH	Germany	100%	Modine Holding GmbH
Modine RUS Limited Liability Company	Russia	99%	Modine Holding GmbH (3)
Modine Grundstucksverwaltungs GmbH	Germany	100%	Modine Holding GmbH
Modine Wackersdorf GmbH	Germany	100%	Modine Holding GmbH
Modine Neuenkirchen GmbH	Germany	100%	Modine Holding GmbH
Modine Hungaria Gep. Kft.	Hungary	99%	Modine Holding GmbH (3)
Modine Pontevico S.r.l.	Italy	100%	Modine Holding GmbH
Modine Uden B.V.	Netherlands	100%	Modine Holding GmbH
Modine Puxin Thermal System (Jiangsu) Co., Ltd.	China	67%	Modine Thermal Systems (Shanghai) Company Ltd. (4)
Modine Netherlands Holding B.V.	Netherlands	100%	Enidom Dutch Holding C.V.
Enidom Dutch Holding C.V.	Netherlands	0.001% 99.999%	Company (General Partner) Modine Acquisition, Inc. (Limited Partner)

(1)	Balance of voting securities held by Modine, Inc.
(2)	Balance of voting securities held by the Company
(3)	Balance of voting securities held by Modine Europe GmbH
(4)	Balance of voting securities held by a third party.

5.4-2

SCHEDULE 10.2
EXISTING DEBT

Debt in a principal amount of up to €7,500,000 under that certain Credit Facility Agreement as amended, dated April 28, 2015 among Modine Holding GmbH, Modine Europe GmbH and Deutsche Bank AG.

Debt in a principal amount of up to €7,500,000 under that certain Credit Facility Agreement as amended, dated April 28, 2015 among Modine Holding GmbH, Modine Europe GmbH and CommerzBank AG.

Debt in a principal amount of up to RMB122,000,000 under that certain Credit Facility Agreement as amended, dated August 31, 2016 among Modine Thermal Systems (Shanghai) Company Ltd, Modine Thermal Systems (Changzhou) Company Ltd and JPMorgan Chase Bank (China) Company Limited, Shanghai Branch.

Debt in a principal amount of up to $15,000,000 under that certain Credit Facility Agreement as amended, dated December 1, 2015 among Modine Thermal Systems (Shanghai) Company Ltd, Modine Thermal Systems (Changzhou) Company Ltd and Bank of Montreal (China) Co. LTD, Shanghai Branch

Schedule 10.2
 (to Note Purchase Agreement)

SCHEDULE 10.4
EXISTING LIENS

MODINE MANUFACTURING COMPANY
Jurisdiction and Index Searched	Secured Party	Initial File No. and File Date	Amendments	Collateral Description
Wisconsin DFI – UCC	NMHG Financial Services, Inc.	060000670821 01/12/06	Continuation: 100013600818 11/16/10 Continuation: 150010865020 08/26/15 Amendment: 150010864423 08/26/15 Secured Party address change	Certain leased equipment.
Wisconsin DFI – UCC	Air Liquide Industrial US LP	060012605317 08/22/06
Amendment:
090004450821
04/10/09

Continuation:
110009636630
08/05/11

Amendment:
110016030010
12/30/11

Amendment:
120006260216
05/07/12

Amendment:
130001889127
02/08/13

Amendment:
140004987129
04/17/14

Continuation:
160010344113
08/03/16
Certain equipment.

Schedule 10.4
 (to Note Purchase Agreement)

Wisconsin DFI – UCC	Viking Asset Purchaser No. 7IC (Registration No. 92607), an Incorporated Cell of Viking Global Finance ICC	080013508118 09/26/08	Amendment: 080013946427 10/06/08 Continuation: 130012669226 09/25/13
(a) Purchased Receivables;
(b) all present and future accounts, instruments, documents, chattel paper and general intangibles relating to Purchased Receivables;
(c) all reserves, balances, deposits and property owing to the credit of Debtor with regard to Purchased Receivables.

Wisconsin DFI – UCC	Air Liquide Industrial U.S. LP	090001093013 01/26/09	Amendment: 130002579528 02/26/13 Continuation: 140000755724 01/15/14	Certain Argon vessel.
Wisconsin DFI – UCC	JPMorgan Chase Bank, National Association	100013078625 11/03/10	Continuation: 150006538325 5/21/15	All accounts receivables which arise out of sale of goods and services to Caterpillar, Inc.
Wisconsin DFI – UCC	Bank of the West; Austin Hardware & Supply, Inc.	110011275925 09/14/11	Continuation: 160011318620 08/25/16	Consigned inventory.
Wisconsin DFI – UCC	Air Liquide Industrial U.S. LP	120010040510 07/27/12		Certain equipment.
Wisconsin DFI – UCC	Wells Fargo Bank, N.A.	140006709022 05/22/14		Certain equipment.
Wisconsin DFI – UCC	Wells Fargo Bank, N.A.	150015633422 12/15/15		Certain equipment.

FOREIGN LIENS
ASIA

Type	Description of Lien	Entity Pledging Asset	Asset Pledged To
Letter of Credit	Margin money on deposit	Modine Thermal Systems Private Limited	CitiBank
Supply Chain Financing	Asset pledge of sold receivables for Caterpillar (Xuzhou) Ltd	Modine Thermal Systems (Changzhou) Company Ltd.	J.P. Morgan
Rate Management Obligation	Currency Hedging	Modine Thermal Systems (Shanghai) Company Ltd.	J.P. Morgan
Rate Management Obligation	Currency Hedging	Modine Thermal Systems (Changzhou) Company Ltd.	J.P. Morgan

10.4-2

EUROPE

Type	Description of Lien	Entity Pledging Asset	Asset Pledged To
Loan / Line of Credit	Asset pledge of the Bonlanden building	Modine Grundstucksverwaltung GmbH	Commerzbank Stuttgart
Letter of credit	Asset pledge of the Mezokovesd building	Modine Hungaria Gep. Kft	Raiffeisen Bank
Loan / Line of Credit	Asset pledge of the Pliezhausen building	Modine Pliezhausen GmbH	Deutsche Bank
Capital Lease	Asset pledge of the Gyongyos building	Modine Hungaria Gep. Kft	Raiffeisen Bank
Capital Lease	Asset pledge of Network equipment in Bonlanden	Modine Europe GmbH	De Lage Landen Leasing GmbH
Capital Lease	Asset pledge of Telephone equipment in Bonlanden	Modine Europe GmbH	De Lage Landen Leasing GmbH
Rate Management Obligation	Currency and Commodity Hedging	Modine Holding GmbH	Deutsche Bank
Rate Management Obligation	Currency and Commodity Hedging	Modine Holding GmbH	Commerzbank Stuttgart
Supply Chain Financing	Asset pledge of sold receivables for Volvo Construction Equipment AB	Modine Europe GmbH	Viking Global Finance ICC

MEXICO

Type	Description of Lien	Entity Pledging Asset	Asset Pledged To
Property (Capital) Lease	Build-to-suit lease	Modine Transferencia de Calor, S.A. de C.V.	Grupo Jauregui, S.A. de C.V.

10.4-3

SCHEDULE 10.7
TRANSACTIONS WITH AFFILIATES

None.

Schedule 10.7
 (to Note Purchase Agreement)

Exhibit 1(a)

[Form Of Series A Note]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, UNLESS SO REGISTERED, MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT OR IF SAID ACT DOES NOT APPLY.

MODINE MANUFACTURING COMPANY

6.83% Secured Senior Note, Series A due August 12, 2020

No. RA-	[__________________]	[Date]
$	[_______________]	PPN 607828 D#4

FOR VALUE RECEIVED, the undersigned, MODINE MANUFACTURING COMPANY, a corporation organized and existing under the laws of the State of Wisconsin  (herein called the “Company”), hereby promises to pay to ______________________, or registered assigns, the principal sum of _______________ DOLLARS on August 12, 2020, with interest (computed on the basis of a 360-day year-30-day month) (a) on the unpaid balance thereof at the rate of 6.83% per annum (or during any period when an Event of Default shall be in existence, at the election of the Required Holders of the Series A Notes, at the Default Rate (as defined below)) from the date hereof, payable quarterly on the 12th day of February, May, August and November in each year, commencing with the February 12, May 12, August 12 or November 12 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Make-Whole Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.  The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 8.83% or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.

Payments of principal of, interest on and any Make-Whole Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to an Amended and Restated Note Purchase and Private Shelf Agreement, dated as of November 15, 2016 (herein called the “Agreement”), between the Company, on the one hand, and PGIM, Inc., the Existing Holders named therein, the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

Exhibit 1(a)
 (to Note Purchase Agreement)

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

The Company agrees to make required prepayments of principal on the dates and in the amounts specified in the Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

This Note is secured by, and entitled to the benefits of, the Collateral Documents and may from time to time be guaranteed pursuant to one or more Subsidiary Guaranties executed by certain guarantors.  Reference is made to the Collateral Documents for a statement concerning the terms and conditions governing the collateral security for the obligations of the Company hereunder and reference is made to such Subsidiary Guaranties for a statement concerning the terms and conditions governing such guarantee of the obligations of the Company hereunder.

The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except, in each case, to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

MODINE MANUFACTURING COMPANY

By:
Title:

Exhibit 1(a)
(to Note Purchase Agreement)

Exhibit 1(b)

[Form Of Series B Note]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, UNLESS SO REGISTERED, MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT OR IF SAID ACT DOES NOT APPLY.

MODINE MANUFACTURING COMPANY

5.75% Secured Senior Note, Series B, due _______ __, 20__1

No. RB-	[__________________]	[Date]
$	[_______________]	PPN 607828 E*7

FOR VALUE RECEIVED, the undersigned, MODINE MANUFACTURING COMPANY, a corporation organized and existing under the laws of the State of Wisconsin  (herein called the “Company”), hereby promises to pay to ______________________, or registered assigns, the principal sum of _______________ DOLLARS on _______ __, 20__, with interest (computed on the basis of a 360-day year-30-day month) (a) on the unpaid balance thereof at the rate of 5.75% per annum (or during any period when an Event of Default shall be in existence, at the election of the Required Holders of the Series B Notes, at the Default Rate (as defined below)) from the date hereof, payable quarterly on the ___ day of [_______],[_______],[_______] and [_______] in each year, commencing with the [_______],[_______],[_______] or [_______] next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Make-Whole Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.  The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 7.75% or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.

Payments of principal of, interest on and any Make-Whole Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to an Amended and Restated Note Purchase and Private Shelf Agreement, dated as of November 15, 2016 (herein called the “Agreement”), between the Company, on the one hand, and PGIM, Inc., the Existing Holders named therein, the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

[1]	To be the 10 year anniversary of the Series B Closing Day

Exhibit 1(b)
 (to Note Purchase Agreement)

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

The Company agrees to make required prepayments of principal on the dates and in the amounts specified in the Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

This Note is secured by, and entitled to the benefits of, the Collateral Documents and may from time to time be guaranteed pursuant to one or more Subsidiary Guaranties executed by certain guarantors.  Reference is made to the Collateral Documents for a statement concerning the terms and conditions governing the collateral security for the obligations of the Company hereunder and reference is made to such Subsidiary Guaranties for a statement concerning the terms and conditions governing such guarantee of the obligations of the Company hereunder.

The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except, in each case, to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

MODINE MANUFACTURING COMPANY

By:
Title:

Exhibit 1(b)
(to Note Purchase Agreement)

Exhibit 1(c)

Form of Shelf Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, UNLESS SO REGISTERED, MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT OR IF SAID ACT DOES NOT APPLY.
MODINE MANUFACTURING COMPANY

__.__% Secured Senior Note, Series ___, due __________ __, 20__

No. _____
PPN______________
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

FOR VALUE RECEIVED, the undersigned, Modine Manufacturing Company, a corporation organized and existing under the laws of the State of Wisconsin (herein called the “Company”), hereby promises to pay to ________________________, or registered assigns, the principal sum of ____________________ DOLLARS [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the Interest Rate per annum specified above (or, during any period when an Event of Default shall be in existence, at the election of the Required Holders of this Series of Notes at the Default Rate (as defined below)), from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Make-Whole Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.  The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 2.00% over the Interest Rate specified above or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.

Exhibit 1(c)
 (to Note Purchase Agreement)

Payments of principal of, interest on and any Make-Whole Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to an Amended and Restated Note Purchase and Private Shelf Agreement, dated as of November 15, 2016 (herein called the “Agreement”), between the Company, on the one hand, and PGIM, Inc., the Existing Holders named therein, the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.   Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

The Company agrees to make required prepayments of principal on the dates and in the amounts specified above or in the Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

This Note is secured by, and entitled to the benefits of, the Collateral Documents and may from time to time be guaranteed pursuant to one or more Subsidiary Guaranties executed by certain guarantors.  Reference is made to the Collateral Documents for a statement concerning the terms and conditions governing the collateral security for the obligations of the Company hereunder and reference is made to such Subsidiary Guaranties for a statement concerning the terms and conditions governing such guarantee of the obligations of the Company hereunder.

The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except, in each case, to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

MODINE MANUFACTURING COMPANY

By:
Title:

Exhibit 1(c)
(to Note Purchase Agreement)

Exhibit 2.2(c)

Form of Request For Purchase

Modine Manufacturing Company

REQUEST FOR PURCHASE

Reference is made to the Amended and Restated Note Purchase and Private Shelf Agreement (as the same may have been heretofore amended, the “Agreement”), dated as of November 15, 2016, between Modine Manufacturing Company (the “Company”), on the one hand, and PGIM, Inc. (“Prudential”), the Existing Holders names therein, the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand.  Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Pursuant to Section 2.2(c) of the Agreement, the Company hereby makes the following Request for Purchase:

1.            Aggregate principal amount of the Notes covered hereby (the “Notes”) $__________2

2.             Individual specifications of the Notes:

Principal Amount	Final Maturity Date	Principal Prepayment Dates and Amounts	Interest Payment Period[3]

3.             Use of proceeds of the Notes:

4.             Proposed day for the closing of the purchase and sale of the Notes:

5.             The purchase price of the Notes is to be transferred to:

Name, Address
and ABA Routing	Number of
Number of Bank	Account

6.            The Company certifies (a) [except as set forth on Exhibit A hereto] that the representations and warranties contained in Section 5 of the Agreement are true on and as of the date of this Request for Purchase, and (b) that there exists on the date of this Request for Purchase no Event of Default or Default.

[2]	Minimum principal amount of $5,000,000

[3]	Specify quarterly or semiannually in arrears

Exhibit 2.2(c)
 (to Note Purchase Agreement)

7.             The Issuance Fee to be paid pursuant to the Agreement will be paid by the Company on the closing date.

Dated:

MODINE MANUFACTURING COMPANY

By:
Authorized Officer

Exhibit 2.2(c)
(to Note Purchase Agreement)

Exhibit 2.2(e)

Form of Confirmation of Acceptance

MODINE MANUFACTURING COMPANY

CONFIRMATION OF ACCEPTANCE

Reference is made to the Amended and Restated Note Purchase and Private Shelf Agreement (as the same may have been heretofore amended, the “Agreement”), dated as of November 15, 2016, between Modine Manufacturing Company (the “Company”), on the one hand, and PGIM, Inc. (“Prudential”), the Existing Holders names therein, the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand.  Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Prudential or the Prudential Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in Section 6 of the Agreement, and agrees to be bound by the provisions of the Agreement relating to the purchase and sale of such Notes and by the provisions of applicable to the Purchasers or the holders of the Notes. By its execution hereof, the Company ratifies and confirms the grants of all Liens and security interests under all Collateral Documents to secure the obligations of the Company and its Subsidiaries under the Note Purchase Agreement and the Notes and the other Secured Obligations.

Pursuant to Section 2.2(e) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.	Accepted Notes: Aggregate principal amount $__________________

(A)	(a)	Name of Purchaser:
(b)	Principal amount:
(c)	Final maturity date:
(d)	Principal prepayment dates and amounts:
(e)	Interest rate:
(f)	Interest payment period:
(g)	Payment and notice instructions: As set forth on attached Purchaser Schedule

(B)	(a)	Name of Purchaser:
(b)	Principal amount:
(c)	Final maturity date:
(d)	Principal prepayment dates and amounts:
(e)	Interest rate:
(f)	Interest payment period:
(g)	Payment and notice instructions: As set forth on attached Purchaser Schedule

[(C), (D)          same information as above.]

Exhibit 2.2(e)
 (to Note Purchase Agreement)

II.	Closing Day:

III.	Issuance Fee:

Dated:

[_____________________________]

By:
Title:

[PRUDENTIAL AFFILIATE]

By:
Vice President

Exhibit 2.2(e)
 (to Note Purchase Agreement)

Form of Opinion of Special Counsel for the Company
(Amendment and Restatement)

Exhibit 4.1(d)
(to Note Purchase Agreement)

Form of Opinion of Special Counsel for the Company
(Closing Day)

Exhibit 4.2(d)
 (to Note Purchase Agreement)

Form of Confirmation of Guaranty

CONFIRMATION OF GUARANTY

THIS CONFIRMATION OF GUARANTY (this “Confirmation”) is entered into on a joint and several basis by each of the undersigned (which parties are hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”) in favor of the holders of the Notes (as defined below) from time to time (the “Noteholders”).

WHEREAS, each of the Guarantors (as defined in the Guaranty referred to below) is a direct or indirect Subsidiary of Modine Manufacturing Company, a Wisconsin corporation (the “Company”); and

WHEREAS, the Company has entered into that certain Amended and Restated Note Purchase and Private Shelf Agreement, dated as of November 15, 2016 (as amended, supplemented, restated or otherwise modified from time to time, and together with any agreement executed in replacement therefor or otherwise refinancing such note purchase agreement, the “Note Purchase Agreement”), between the Company, on the one hand, and PGIM, Inc. (“Prudential”), the Existing Holders named therein, the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes a party thereto, on the other hand, pursuant to which the Company has outstanding its $125,000,000 6.83% Secured Senior Notes, Series A, due August 12, 2020 (as amended, supplemented, restated or otherwise modified from time to time, the “Series A Notes”) and its $50,000,000 5.75% Secured Senior Notes, Series B, due [______ __, 20__] (the “Series B Notes”; together with the Series A Notes and any Shelf Notes that may be issued from time to time under the Note Purchase Agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Notes”); and

WHEREAS, the Guarantors have guarantied the obligations of the Company under the Note Purchase Agreement and the Notes pursuant to that certain Guaranty, dated as of [_______ __, 20__], made by [certain of] the undersigned[, and joined by certain of the undersigned pursuant to that certain Joinder Agreement dated as of ______________], in favor of each holder (as amended, supplemented or otherwise modified, the “Guaranty”).  Capitalized terms used herein and not otherwise defined shall have the meanings given in the Guaranty.

WHEREAS, pursuant to that certain Request for Purchase dated as of _____________ and that certain Confirmation of Acceptance dated as of _______________, the Company will issue and certain Prudential Affiliates (the “Series ___ Purchasers”) will purchase the Company’s ______% Series _____ Senior Notes Due _____ (the “Series _____ Notes”).

WHEREAS, each Guarantor will benefit from the proceeds of the issuance of the Series ____ Notes.

WHEREAS, the Noteholders have required as a condition to the effectiveness of the Series ___ Purchasers’ obligation to purchase the Series ____ Notes that each of the Guarantors execute and deliver this Confirmation and reaffirm that the Guaranty secures and guarantees the liabilities and obligations of the Companies under the Series ____ Notes.

Exhibit 4.2(k)
 (to Note Purchase Agreement)

NOW, THEREFORE, in order to induce, and in consideration of, the purchase of the Series ____ Notes by the Series ___ Purchasers, each Guarantor hereby, jointly and severally, covenants and agrees with, and represents and warrants to, each of the Series ___ Purchasers and each Noteholder from time to time of the Notes as follows:

1.             Confirmation. Each Guarantor, hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Guaranty, and confirms and agrees that each reference in the Guaranty to the Guaranteed Obligations (as defined in the Guaranty) is construed to hereafter include the Series ____ Notes.  Each Guarantor acknowledges that the Guaranty remains in full force and effect and is hereby ratified and confirmed.  Without limiting the generality of the foregoing, each Guarantor hereby acknowledges and confirms that it intends that the Guaranty will continue to secure, to the fullest extent provided thereby, the payment and performance of all Guarantied Obligations, including, without limitation, the payment and performance of the Series _____ Notes.  Each Guarantor confirms and agrees that, with respect to the Guaranty, each and every covenant, condition, obligation, representation (except those representations which relate only to a specific date, which are confirmed as of such date only), warranty and provision set forth therein is, and shall continue to be, in full force and effect and are hereby confirmed and ratified in all respects.  Each Guarantor further ratifies and confirms the grants of all Liens (as defined in the Note Purchase Agreement) and security interests under all Collateral Documents to secure the obligations of the Company and its Subsidiaries under the Note Purchase Agreement and the Notes and the other Secured Obligations (as defined in the Note Purchase Agreement).

2.             Successors and Assigns.  All covenants and other agreements contained in this Confirmation by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

3.             No Waiver.  The execution of this Confirmation shall not operate as a novation, waiver of any right, power or remedy of Prudential or any holder of Notes, nor constitute a waiver of any provision of the Note Purchase Agreement or any Note.

4.             Governing Law.  This Confirmation shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

5.             Severability.  Any provision of this Confirmation that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Exhibit 4.2(k)
 (to Note Purchase Agreement)

6.             Counterparts; Facsimile Signatures.  This Confirmation may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed counterpart of a signature page to this Confirmation by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Confirmation.

7.             Section Headings.  The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

8.             Authorization.  Each Guarantor is duly authorized to execute and deliver this Confirmation, and, is and will continue to be duly authorized to perform its obligations under the Guaranty.

9.             No Defenses.  Each Guarantor hereby represents and warrants to, and covenants that, as of the date hereof, (a) such Guarantor has no defenses, offsets or counterclaims of any kind or nature whatsoever against Prudential or any Noteholder with respect to the Guarantied Obligations, or any action previously taken or not taken by Prudential or any holder with respect thereto, and (b) that Prudential and each Noteholder has fully performed all obligations to such Guarantor which it may have had or has on and as of the date hereof.

[signature page follows]

Exhibit 4.2(k)
(to Note Purchase Agreement)

IN WITNESS WHEREOF, this Confirmation of Guaranty has been duly executed and delivered as of the date first above written.

[GUARANTORS]

By:

Its:

Exhibit 4.2(k)
(to Note Purchase Agreement)

Form of Guaranty Agreement

[See Attached]

Exhibit 9.8
 (to Note Purchase Agreement)

GUARANTY

PARTIES

THIS GUARANTY, dated as of [________ __], 20[__] (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”), is made by [________], a [________][________] (the “Guarantor”, and together with each other Person that joins or otherwise becomes a party hereto as a Guarantor, collectively, the “Guarantors”) in favor of PGIM, Inc. (“Prudential”) and the Noteholders (as defined below).

RECITALS

A.           Modine Manufacturing Company, a Wisconsin corporation (the “Company”), is a party to the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of November 15, 2016 (as amended, supplemented, restated or otherwise modified from time to time, and together with any agreement executed in replacement therefor or otherwise refinancing such note purchase agreement, the “Note Purchase Agreement”), between the Company, on the one hand, and Prudential, the Existing Holders, the Initial Purchasers and each Prudential Affiliate which becomes party thereto, on the other hand, under which the Company has outstanding its $125,000,000 6.83% Secured Senior Notes, Series A, due August 12, 2020 (as amended, supplemented, restated or otherwise modified from time to time, the “Series A Notes”) and its $50,000,000 5.75% Secured Senior Notes, Series B, due [________ __], 20[__] (as amended, supplemented, restated or otherwise modified from time to time, the “Series B Notes”), and the Company may issue additional senior promissory notes from time to time (as amended, supplemented, restated or otherwise modified from time to time, the “Shelf Notes”, and together with the Series A Notes and the Series B Notes, the “Notes”).

B.            The Company and the Guarantors are engaged in related businesses, and the Guarantors have derived or will derive substantial direct and indirect benefit from the issuance of the Notes pursuant to the Note Purchase Agreement.

C.            As a condition to the obligation of Prudential, the Existing Holders and the Initial Purchasers to enter into the Note Purchase Agreement and of each Purchaser to purchase the Notes to be purchased by it and the obligation of any Prudential Affiliate to purchase any Shelf Notes under the Note Purchase Agreement, each Purchaser and Prudential has required that each Guarantor execute and deliver this Guaranty for the benefit of Prudential and the Noteholders.

AGREEMENT

In consideration of the premises and to induce Prudential and each Existing Holder to enter into the Note Purchase Agreement and each Purchaser to purchase the Notes to be purchased by it under the Note Purchase Agreement, each Guarantor hereby agrees with and for the benefit of the Noteholders as follows:

Exhibit 9.8
 (to Note Purchase Agreement)

1.             Defined Terms.  As used in this Guaranty, terms defined in the first paragraph of this Guaranty and in the recital paragraphs are used herein as defined therein, and the following terms shall have the following meanings:

“Excluded Taxes” means, with respect to any Noteholder or any other recipient of any payment to be made by or on account of any obligation of the Company or any Guarantor under any Transaction Document, (a) taxes imposed on or measured by net income (however denominated), franchise taxes and branch profits taxes, in each case, (i) imposed by the jurisdiction under the laws of which such recipient is organized or in which it has a principal office or (ii) taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document), and (b) any U.S. federal withholding tax that is imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as of the date of this Guaranty (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code of 1986.

“Guaranteed Obligations” shall mean (i) all Secured Obligations (other than the obligations and liabilities under the Credit Agreement and related Loan Documents (as defined in the Credit Agreement)) and (ii) all reasonable out-of-pocket expenses incurred by any Noteholder, including the reasonable fees, charges and disbursements of counsel for the Noteholders (which shall be limited to one primary counsel and one local counsel in each applicable jurisdiction unless there is a conflict preventing one counsel from representing all Noteholders), in connection with the enforcement or protection of its rights in connection with this Guaranty at any time during a Default, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations during a Default in respect of this Guaranty.

“Noteholders” shall mean the “holders” as defined in the Note Purchase Agreement, and their successors and permitted assigns.

All other capitalized definitional terms used but not defined herein shall have the meanings ascribed thereto in the Note Purchase Agreement.

2.             Guarantee.  (a) Each Guarantor, jointly and severally with each other Guarantor, hereby guarantees to the Noteholders, irrevocably, absolutely and unconditionally, as primary obligor and not as surety only, the prompt and complete payment in United States currency when due (whether at maturity, a stated prepayment date or earlier by reason of acceleration or otherwise) and at all times thereafter, and the due and punctual performance, of the Guaranteed Obligations.

Exhibit 9.8
 (to Note Purchase Agreement)

(b)          All payments to be made under this Guaranty shall be made to each Noteholder pro rata in accordance with the unpaid amount of Guaranteed Obligations held by each Noteholder at the time of such payment.

(c)          The Guarantors agree to make payment, promptly after demand, of any and all Guaranteed Obligations.

3.            Consents to Renewals, Modifications and other Actions and Events.  Except for termination or release of a Guarantor’s obligations hereunder as provided in Section 20 and subject to the provisions of Section 14, this Guaranty and all of the obligations of the Guarantors hereunder shall remain in full force and effect without regard to and shall not be released, affected or impaired by:  (a) any amendment, assignment, transfer, modification of or addition or supplement to the Guaranteed Obligations or any Transaction Document (except, for the avoidance of doubt, that, in the case of an amendment, modification or supplement, this Guaranty shall apply to the Guaranteed Obligations as amended, modified or supplemented, as the case may be); (b) any extension, indulgence, increase in the Guaranteed Obligations or other action or inaction in respect of any of the Transaction Documents or otherwise with respect to the Guaranteed Obligations, or any acceptance of security for, or other guaranties of, any of the Guaranteed Obligations or Transaction Documents, or any surrender, release, exchange, impairment or alteration of any such security or guaranties including without limitation the failing to perfect a security interest in any such security or abstaining from taking advantage of or realizing upon any other guaranties or upon any security interest in any such security; (c) any default by the Company under, or any lack of due execution, invalidity or unenforceability against the Company or Guarantors of, any of the Transaction Documents; (d) any waiver by any Noteholder or any other person of any required performance or otherwise of any condition precedent or waiver of any requirement imposed by any of the Transaction Documents, any other guaranties or otherwise with respect to the Guaranteed Obligations in each case excluding any waiver of a Guarantor’s obligations under this Guaranty in accordance with Section 16 hereof, and it being understood that, in the event of any waiver in accordance with the terms of any Transaction Document, this Guaranty shall apply to the Guaranteed Obligations as modified thereby; (e) any exercise or non-exercise of any right, remedy, power or privilege in respect of this Guaranty, any other guaranty or any of the Transaction Documents; (f) any sale, lease, transfer or other disposition of the assets of the Company or any consolidation or merger of the Company with or into any other person, corporation, or entity, or any transfer or other disposition of any shares of capital stock of the Company; (g) any bankruptcy, insolvency, reorganization or similar proceedings involving or affecting the Company or any other guarantor of the Guaranteed Obligations; (h) the release or discharge of the Company from the performance or observance of any agreement, covenant, term or condition under any of the Guaranteed Obligations or contained in any of the Transaction Documents, of any Guarantor or of this Guaranty, by operation of law or otherwise; or (i) any other cause whether similar or dissimilar to the foregoing which, in the absence of this provision, would release, affect or impair the obligations, covenants, agreements or duties of any Guarantor hereunder or constitute a defense hereto, including without limitation any act or omission by any Noteholder or any other person which increases the scope of any Guarantor’s risk; and in each case described in this paragraph whether or not any Guarantor shall have notice or knowledge of any of the foregoing, each of which is specifically waived by each Guarantor.  Each Guarantor warrants to the Noteholders that it has adequate means to obtain from the Company on a continuing basis information concerning the financial condition and other matters with respect to the Company and that it is not relying on any Noteholder to provide such information either now or in the future.

Exhibit 9.8
 (to Note Purchase Agreement)

                4.            Waivers, Etc.  Each Guarantor unconditionally waives: (a) notice of any of the matters referred to in Section 3 above; (b) all notices which may be required by statute, rule of law or otherwise to preserve any rights of any Noteholder, including, without limitation, notice to the Guarantors of default, presentment to and demand of payment or performance from the Company and protest for non-payment or dishonor; (c) any right to the exercise by any Noteholder of any right, remedy, power or privilege in connection with any of the Transaction Documents; (d) any requirement of diligence or marshaling on the part of any Noteholder; (e) any requirement that any Noteholder, in the event of any default by the Company, first make demand upon or seek to enforce remedies against, the Company or any other Guarantor before demanding payment under or seeking to enforce this Guaranty; and (f) any right to notice of the disposition of any security which any Noteholder may hold from the Company or otherwise and any right to object to the commercial reasonableness of the disposition of any such security.  The obligations of each Guarantor hereunder shall be complete and binding forthwith upon the execution of this Guaranty by it and subject to no condition whatsoever, precedent or otherwise, and notice of acceptance hereof or action in reliance hereon shall not be required.

5.             Nature of Guaranty; Payments.  This Guaranty is an absolute, unconditional, irrevocable and continuing guaranty of payment and not a guaranty of collection, and is wholly independent of and in addition to other rights and remedies of any Noteholder with respect to the Company, any collateral, any Guarantor or otherwise, and it is not contingent upon the pursuit by any Noteholder of any such rights and remedies, such pursuit being hereby waived by each Guarantor.  Except for termination or release of a Guarantor’s obligations hereunder as provided in Section 20 and subject to the provisions of Section 14, nothing shall discharge or satisfy the liability of any Guarantor hereunder except the full and irrevocable payment and performance of all of the Guaranteed Obligations and the expiration or termination of the Note Purchase Agreement (other than those provisions of the Note Purchase Agreement that by their terms survive termination).  All payments to be made by the Guarantors hereunder shall be made without set-off or counterclaim, and each Guarantor hereby waives the assertion of any such set-off or counterclaim in any proceeding to enforce its obligations hereunder.  All payments to be made by each Guarantor hereunder shall also be made without deduction or withholding for, or on account of, any present or future taxes or other similar charges of whatsoever nature, excluding any Excluded Taxes; provided that if any Guarantor is nevertheless required by law to make any deduction or withholding for any such taxes or other similar charges (but excluding any deduction or withholding for, or on account of, any Excluded Taxes), such Guarantor shall pay to the Noteholders such additional amounts as may be necessary to ensure that the Noteholders shall receive a net sum equal to the sum which it would have received had no such deduction or withholding been made.  Each Guarantor agrees that, if at any time all or any part of any payment previously applied by any Noteholder to any of the Guaranteed Obligations must be returned by such Noteholder for any reason, whether by court order, administrative order, or settlement and whether as a “voidable preference”, “fraudulent conveyance” or  otherwise (except as a result of any overpayment by or on behalf of the Company of the amount purported to be owed), each Guarantor remains liable for the full amount returned as if such amount had never been received by such Noteholder, notwithstanding any termination of this Guaranty or any cancellation of any of the Transaction Documents and the Guaranteed Obligations and all obligations of each Guarantor hereunder shall be reinstated in such case.

Exhibit 9.8
 (to Note Purchase Agreement)

6.             [Intentionally Omitted].

7.             Subordination, Subrogation, Contribution, Etc.

(a)           Contribution and Subrogation.  Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 7(b)) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Guaranteed Obligation or assets of any other Guarantor shall be sold pursuant to any Collateral Document to satisfy any Guaranteed Obligation owed to any Noteholder and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Company, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto after the date hereof, the date of the supplement hereto executed and delivered by such Guarantor).  Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 7(a) shall be subrogated to the rights of such Claiming Guarantor in respect of and to the extent of such payment.  The provisions of this Section 7(a) shall in no respect limit the obligations and liabilities of any Guarantor to any Noteholder, and each Guarantor shall remain liable to the Noteholders for the full amount guaranteed by such Guarantor hereunder.

(b)           Subordination, etc. Notwithstanding any provision of this Guaranty to the contrary, all rights of the Guarantors under Section 7(a) and all other rights of indemnity, contribution or subrogation of any Guarantor under applicable law or otherwise with respect to payments made pursuant to this Guaranty shall be fully subordinated to the Guaranteed Obligations until the occurrence of the termination or release provided in Section 20 of this Guaranty.

8.            Assignment by Noteholders.  Each Noteholder shall have the right to assign and transfer this Guaranty to any permitted assignee under the Note Purchase Agreement. Each Noteholder’s successors and permitted assigns hereunder shall have the right to rely upon and enforce this Guaranty.

Exhibit 9.8
 (to Note Purchase Agreement)

9.             Joint and Several Obligations.  The obligations of the Guarantors hereunder shall be joint and several and each Guarantor shall be liable for all of the Guaranteed Obligations to the extent provided herein regardless of any other Guarantors, and each Noteholder shall have the right, in its sole discretion to pursue its remedies against any Guarantor without the need to pursue its remedies against any other Guarantor, whether now or hereafter in existence, or against any one or more Guarantors separately or against any two or more jointly, or against some separately and some jointly.

10.           Representations and Warranties.  Each Guarantor hereby represents and warrants to the Noteholders that:

(a)           the execution, delivery and performance by the Guarantor of this Guaranty (i) are within its corporate, company, partnership or other applicable powers, (ii) have been duly authorized by all necessary action and require no action by or on behalf of, or filing with, any governmental or public body or authority, or any subdivision thereof which has not been obtained or made, (iii) do not contravene or constitute a default under (A) any provision of applicable law or regulation, (B) the articles of incorporation, articles of organization, certificate of limited partnership or other charter documents or bylaws, operating agreement, partnership agreement or other organizational document of such Guarantor, or (C) any agreement, judgment, injunction, order, decree or other instrument binding upon such Guarantor, or (iv) result in the creation or imposition of any Lien on any asset of such Guarantor, except, in the case of subparts (iii)(C) or (iv), to the extent such contravention or default or Lien could not reasonably be expected to result in a Material Adverse Effect; and

(b)           this Guaranty constitutes a legal, valid and binding agreement of each Guarantor, enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other loss affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered a proceeding in equity or at law.

11.           Binding on Successors and Assigns.  This Guaranty shall be the valid, binding and enforceable obligation of the Guarantors and their successors and assigns.

12.           [Intentionally Omitted]

13.           Cumulative Rights and Remedies, Etc.  The obligations of each Guarantor under this Guaranty are continuing obligations and a new cause of action shall arise in respect of each default hereunder.  No course of dealing on the part of any Noteholder, nor any delay or failure on the part of any Noteholder in exercising any right, power or privilege hereunder, shall operate as a waiver of such right, power, or privilege or otherwise prejudice the Noteholders’ rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege.  No right or remedy conferred upon or reserved to any Noteholder under this Guaranty is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law.  Every right and remedy given by this Guaranty or by applicable law to the Noteholders may be exercised from time to time and as often as may be deemed expedient by any Noteholder.

Exhibit 9.8
 (to Note Purchase Agreement)

14.           Severability.  If any one or more provisions of this Guaranty should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired, prejudiced or disturbed thereby, and any provision  hereunder found partially unenforceable shall be interpreted to be enforceable to the fullest extent possible.  In any action or proceeding with respect to each Guarantor involving any state corporate law, the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.) or any other state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of each Guarantor under Section 2 hereof would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said Section 2, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by each Guarantor or any Noteholder, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

15.           Additional Guarantors.  Additional Guarantors can join this Guaranty at any time after the date hereof pursuant to a joinder in the form attached hereto as Exhibit A or such other form of agreement as may be reasonably satisfactory to the Required Holders.

16.           Merger; Amendments.  This Guaranty is intended as a final expression of the subject matter hereof and is also intended as a complete and exclusive statement of the terms hereof.  No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms hereof, nor are there any conditions to the full effectiveness of this Guaranty.  None of the terms and provisions of this Guaranty may be waived, altered, modified or amended in any way except by an instrument in writing executed by duly authorized officers of Required Holders and the Guarantors.

Exhibit 9.8
 (to Note Purchase Agreement)

17.           CONSENT TO JURISDICTION.  EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER TRANSACTION DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH GUARANTOR HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY OR ANY OTHER TRANSACTION DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY NOTEHOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER TRANSACTION DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

18.           Governing Law; Headings.  This Guaranty shall be construed in accordance with and governed by the law of the State of New York.  The headings of the various paragraphs hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

19.           Notices. (a) All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)  if to a Guarantor, to it at c/o Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552, Attention: Michael B. Lucareli (Telecopy No. 262-631-7720; Telephone No. 262-636-8446), with a copy to Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552, Attention: Geoff Schiveley (Email G.R.Schiveley@na.modine.com; Telephone No. 262-636-8434); and

(ii)  if to any Noteholder, to it at its address for notices determined under the Note Purchase Agreement.

(b)  Notices and other communications to the Noteholders hereunder may be delivered or furnished as provided in the Note Purchase Agreement.  Any Noteholder or any Guarantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Guaranty shall be deemed to have been given on the date of receipt.

Exhibit 9.8
 (to Note Purchase Agreement)

20.           Termination.

(a) Upon the payment in full in immediately available funds of all of the Guaranteed Obligations, the termination of all commitments to lend under the Note Purchase Agreement and the termination of the Facility, this Guaranty and all obligations (other than those expressly stated to survive such termination) of each Guarantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person, subject to reinstatement under Section 5 above.

(b)  A Guarantor shall automatically be released from its obligations hereunder in accordance with Section 22.10 of the Note Purchase Agreement.

(c)  In connection with any termination or release pursuant to this Section, the Noteholders shall, promptly upon request and at the sole cost and expense of the Guarantors, and without recourse or warranty, execute and deliver to the applicable Guarantor all documents that such Guarantor shall reasonably request to evidence such termination or release, subject to the terms of Section 22.10 of the Note Purchase Agreement.

21.          WAIVERS.

WAIVER OF JURY TRIAL.  THE NOTEHOLDERS, IN ACCEPTING THIS GUARANTY, AND THE GUARANTORS, EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  THE NOTEHOLDERS, IN ACCEPTING THIS GUARANTY, AND THE GUARANTORS, EACH (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

WAIVER OF IMMUNITY.  TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY BE ENTITLED TO CLAIM OR MAY ACQUIRE, FOR ITSELF OR ANY OF ITS ASSETS, ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT, OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE) AS TO ITSELF OR ITS PROPERTY, SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN REGARD TO ITS OBLIGATIONS UNDER THIS GUARANTY.

Exhibit 9.8
(to Note Purchase Agreement)

WAIVER OF SPECIAL DAMAGES. EACH GUARANTOR WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER FROM THE NOTEHOLDERS IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

[Signature Page Follows]

Exhibit 9.8
 (to Note Purchase Agreement)

EXECUTED and effective as of the day and year first above written.

[GUARANTOR]

By:

Its:

Exhibit 9.8
 (to Note Purchase Agreement)

Exhibit A
to the Guaranty

SUPPLEMENT NO. [__]
TO THE GUARANTY

SUPPLEMENT NO. [__], dated as of [___], [___] (as amended, restated, supplemented or otherwise modified from time to time, this “Supplement”), to the Guaranty, dated as of [___], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), from [________], and any other Guarantor (as defined in the Guaranty) that has become a party thereto after the date thereof (together, the “Existing Guarantors”) in favor of PGIM, Inc. (“Prudential”) and the Noteholders (as defined in the Guaranty).

A.           Reference is made to the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of November 15, 2016 (as amended, supplemented, restated or otherwise modified from time to time, and together with any agreement executed in replacement therefor or otherwise refinancing such note purchase agreement, the “Note Purchase Agreement”), between the Company, on the one hand, and Prudential, the Existing Holders, the Initial Purchasers and each Prudential Affiliate which becomes party thereto, on the other hand.

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Purchase Agreement.

C.            Each Existing Guarantor has entered into the Guaranty in order to induce Prudential, each Existing Holder and each Initial Purchaser to enter into the Note Purchase Agreement and each Purchaser to purchase the Notes to be purchased by it under the Note Purchase Agreement.  Section 15 of the Guaranty provides that additional parties may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement.  The undersigned person[s] (each a “New Guarantor Party”) [is][are] executing this Supplement in connection with the Note Purchase Agreement to become a Guarantor under the Guaranty in order to induce each Purchaser to purchase the Notes to be purchased by it under the Note Purchase Agreement, and as consideration for the Notes and other financial accommodations previously made by the Noteholders.

Accordingly, each New Guarantor Party agrees as follows:

SECTION 1. In accordance with Section 15 of the Guaranty, such New Guarantor Party by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor, and such New Guarantor Party hereby agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder.  In furtherance of the foregoing, such New Guarantor Party does hereby guarantee to the Noteholders the due and punctual payment of the Guaranteed Obligations (as defined in the Guaranty) as set forth in the Guaranty.  Each reference to a “Guarantor” in the Guaranty and in this Supplement shall be deemed to include such New Guarantor Party.  The Guaranty is hereby incorporated herein by reference.

Exhibit 9.8
 (to Note Purchase Agreement)

SECTION 2. Such New Guarantor Party represents and warrants (as to itself) to the Noteholders that each of the representations and warranties set forth in Section 10 of the Guaranty is true and correct in all respects as of the date hereof.

SECTION 3. This Supplement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract.  This Supplement shall become effective when the Noteholders shall have received a counterpart of this Supplement that bears the signature of such New Guarantor Party.  Delivery of an executed counterpart to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

SECTION 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, OR ARISING OUT OF OR RELATING TO, THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 19 of the Guaranty.

SECTION 8. Such New Guarantor Party agrees to reimburse each Noteholder for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, disbursements and other charges of one primary counsel for all of the Noteholders.

[remainder of page intentionally left blank; signature page follows]

Exhibit 9.8
 (to Note Purchase Agreement)

IN WITNESS WHEREOF, each New Guarantor Party has duly executed this Supplement to the Guaranty as of the day and year first above written.

[Name of New Guarantor Party]

By:
Name:
Title:

[Name of New Guarantor Party]

By:
Name:
Title:

Exhibit 9.8
(to Note Purchase Agreement)